UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Rule 14a-101)

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

MILLIPORE CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

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Dear Shareholder:

You are cordially invited to attend a special meeting of the shareholders of Millipore Corporation (“Millipore,” “we,” “us” or “our”) to be held at our headquarters located at 290 Concord Road, Billerica, Massachusetts 01821, on Thursday, June 3, 2010, beginning at 10:00 a.m., local time.

At the special meeting, you will be asked to approve the Agreement and Plan of Share Exchange, dated as of February 28, 2010 (the “exchange agreement”) by and among Millipore, Merck KGaA (“Merck”), and Concord Investments Corp. (“Sub”), an indirect wholly owned subsidiary of Merck. Under the exchange agreement, each of your shares of Millipore’s common stock will be transferred by operation of law to Sub in exchange for the right for you to receive $107.00 per share in cash, without interest (such transaction, the “exchange”).

After careful consideration, our Board of Directors has adopted the exchange agreement and declared that the exchange agreement and the transactions contemplated thereby are advisable, fair to, and in the best interests of, Millipore and our shareholders. Our Board of Directors recommends that you vote “FOR” approval of the exchange agreement and “FOR” approval of the adjournment or postponement of the special meeting to a later date or time, if necessary or appropriate.

The proxy statement attached to this letter gives you detailed information about the special meeting and the exchange, and includes the exchange agreement as Annex A. Please read the proxy statement and the exchange agreement carefully and in their entirety. You may also obtain more information about Millipore from documents we have filed with the Securities and Exchange Commission.

Your vote is important. We cannot complete the exchange unless the exchange agreement is approved by holders of at least 66-2/3% of our outstanding common stock. If you fail to vote on the exchange agreement, such failure to vote will have the same effect as voting against the approval of the exchange agreement.

Whether or not you plan to attend the special meeting, please complete, sign, date and return promptly the enclosed proxy card in the enclosed postage-paid return envelope. If you hold shares through a broker or other nominee, you should follow the procedures provided by your broker or nominee. These actions will not limit your right to vote in person if you wish to attend the special meeting and vote in person.

If you have any questions or need assistance voting your shares, please call D.F. King & Co., Inc. which is assisting us, toll-free at 1-800-628-8532.

Sincerely,

Dr. Martin D. Madaus

Chairman of the Board of Directors, President and

Chief Executive Officer

Thank you in advance for your continued support and your consideration of this matter.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the exchange or determined if the accompanying proxy statement is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated April 30, 2010, and is first being mailed to the shareholders of Millipore on or about May 4, 2010.

Millipore Corporation

290 Concord Road

Billerica, MA 01821

(978) 715-4321

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the Shareholders of Millipore Corporation

Date and Time	Thursday, June 3, 2010, beginning at 10:00 a.m., local time

Place	Millipore’s headquarters located at 290 Concord Road, Billerica, Massachusetts 01821.

Items of Business	The purpose of this special meeting of shareholders is for the shareholders of Millipore Corporation (“Millipore,” “we,” “us” or “our”) to consider and vote upon the following matters:

■

A proposal to approve the Agreement and Plan of Share Exchange, dated as of February 28, 2010 (the “exchange agreement”), by and among Millipore, Merck KGaA and Concord Investments Corp., pursuant to which each outstanding share of Millipore’s common stock, par value $1.00 per share (the “common stock”) will be transferred by operation of law to Concord Investments Corp. in exchange for the right to receive $107.00 per share in cash, without interest (such transaction, the “exchange”);

■

A proposal to approve the adjournment or postponement of the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in favor of the approval of the exchange agreement; and

■

Such other matters as may properly come before the special meeting or any adjournments or postponements of the special meeting, including procedural matters incident to the conduct of the special meeting.

Record Date	Our Board of Directors has fixed the close of business on April 29, 2010, as the record date for the determination of our shareholders entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting. Accordingly, only holders of record of our common stock as of that date will be entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting. As of the close of business on April 29, 2010, there were outstanding and entitled to vote approximately 56,226,020 shares of our common stock.

General

Holders of our common stock are entitled to appraisal rights under the Massachusetts Business Corporation Act (the “MBCA”) in connection with the exchange. Any shareholder seeking to assert appraisal rights should carefully follow the procedures described in the accompanying proxy statement. A copy of the applicable provisions of the MBCA is attached as Annex C to the accompanying proxy statement.

You are urged to read the accompanying proxy statement carefully as it sets forth details of the exchange and other important information related to the exchange. A list of the shareholders entitled to vote will be available for examination by any of our shareholders at the special meeting for the duration of the special meeting.

To assure you are represented at the special meeting, please either fill in your vote, sign and mail the enclosed proxy as soon as possible or vote by telephone or through the Internet by following the instructions on the accompanying proxy or voting instruction card. A return envelope, which requires no postage if mailed in the United States, is enclosed for your use. Your proxy is being solicited by our Board of Directors.

The Board of Directors recommends that you vote “FOR” approval of the exchange agreement and “FOR” approval of the adjournment or postponement of the special meeting to a later date or time, if necessary or appropriate.

By Order of the Board of Directors,

Jeffrey Rudin, Secretary

Billerica, Massachusetts

April 30, 2010

Whether or not you plan to attend the special meeting in person, it is important that you vote as soon as possible to assure your representation at the special meeting.

MILLIPORE PROXY STATEMENT	i

ii	MILLIPORE PROXY STATEMENT

Summary

This section summarizes the material information in this proxy statement, but does not contain all of the information that may be important to you. You should carefully read this entire proxy statement and the attached annexes and the other documents to which this proxy statement refers you for a more complete understanding of the matters being considered at the special meeting. In addition, this proxy statement incorporates by reference important business and financial information about Millipore. Page references have been included in parentheticals to direct you to a more complete description of the topics in this section included later on in this proxy statement.

All references in this proxy statement to the terms “Millipore,” “we,” “us” or “our” mean Millipore Corporation and its subsidiaries, unless the context otherwise indicates, and all references to the “exchange agreement” mean the Agreement and Plan of Share Exchange, dated as of February 28, 2010, by and among Millipore, Merck KGaA and Concord Investments Corp.

The Companies (See Page 14)

Millipore Corporation. Millipore (www.millipore.com), a New York Stock Exchange (“NYSE”) listed company, is a Life Science leader providing cutting-edge technologies, tools and services for bioscience research and biopharmaceutical manufacturing. From research to development to production, our scientific expertise and innovative solutions help customers tackle their most complex problems and achieve their goals. Millipore is an S&P 500 company with more than 6,000 employees worldwide and is incorporated in the Commonwealth of Massachusetts. Our principal executive offices are located at 290 Concord Road, Billerica, MA 01821, and our telephone number is 1-978-715-4321.

Merck KGaA. Merck KGaA (“Merck”) (www.merck.de) is a German corporation with general partners based in Darmstadt, Germany, but with significant operations in the U.S., including in Massachusetts. Merck is the world’s oldest pharmaceutical and chemical company with roots dating back to 1668. Merck & Co., the U.S. company, had been a subsidiary of Merck until 1917, and since that time has been an independent company unaffiliated with Merck. Approximately 30% of Merck’s total capital is publicly traded, while the Merck family holds an approximate 70% interest via Merck’s general partner, E. Merck KG. Merck’s shares are traded on the Frankfurt Stock Exchange under the symbol “MRK.DE”, and as of April 29, 2010, Merck had a market capitalization of approximately € 13.66 billion, including the equity interest held by the Merck family through Merck’s general partner E. Merck KG. Merck has approximately 33,000 employees worldwide. Merck’s principal executive offices are located at Frankfurter Strasse 250, 64293 Darmstadt, Germany and its telephone number is +49 6151 72-0.

Concord Investments Corp. Concord Investments Corp. (“Sub”), an indirect, wholly owned subsidiary of Merck, is a Massachusetts corporation formed for the purpose of effecting the transactions contemplated by the exchange agreement with Millipore. Sub’s mailing address is c/o CT Corporation System, 155 Federal Street, Suite 700, Boston, MA 02110 and its telephone number is 1-617-757-6400.

The Exchange (See Page 20)

Millipore and Merck agreed to the acquisition of Millipore by Merck under the terms of the exchange agreement. Pursuant to the exchange agreement, each outstanding share of our common stock, par value $1.00 per share (our “common stock”), will be transferred by operation of law to Sub in exchange for the right for our shareholders to receive $107.00 per share in cash, without interest (such transaction, the “exchange”).

As a result of the exchange, Millipore will become a wholly owned subsidiary of Sub and will cease to be an independent, publicly traded company.

MILLIPORE PROXY STATEMENT	1

The Special Meeting (See Page 16)

Date, Time and Place of the Special Meeting. The special meeting of our shareholders is scheduled to be held as follows:

Date:	June 3, 2010
Time:	10:00 a.m. local time
Place:	Millipore Corporation Headquarters
290 Concord Road
Billerica, Massachusetts 01821

Proposals to Be Considered at the Special Meeting. At the special meeting, our shareholders will be asked to (1) approve the exchange agreement, (2) approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of approval of the exchange agreement, and (3) consider and vote upon such other matters as may properly come before the special meeting or any adjournments or postponements of the special meeting, including any procedural matters incident to the conduct of the special meeting.

Record Date. Our Board of Directors has fixed the close of business on April 29, 2010, as the record date for the special meeting and only holders of record of our common stock on the record date are entitled to notice of and to vote at the special meeting. As of the close of business on April 29, 2010, there were approximately 56,226,020 shares of our common stock outstanding and entitled to vote.

Voting Rights; Quorum. Each share of our common stock entitles its holder to one vote on all matters properly coming before the special meeting. A majority of the votes entitled to be cast on the exchange agreement, considered together, constitutes a quorum for the purpose of considering that matter. Abstentions and “broker non-votes” (as described below on page 16 of this proxy statement) will be treated as shares present and entitled to vote for purposes of determining a quorum at the special meeting. There must be a quorum for the vote on the exchange agreement to occur.

Required Vote. Under our restated articles of organization and Massachusetts law, the approval of the exchange agreement requires the affirmative vote of holders of at least 66-2/3% of our outstanding common stock. Abstentions and “broker non-votes” will have the same effect as a vote against the exchange agreement. The affirmative vote of a majority of the votes properly cast upon the question is required to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of approval of the exchange agreement.

Recommendation of our Board of Directors. After careful consideration, at a meeting held on February 28, 2010, our Board of Directors determined that the exchange and the exchange agreement are advisable, fair to, and in the best interests of, Millipore and our shareholders and approved and adopted the exchange and the exchange agreement. Our Board of Directors recommends that you vote “FOR” approval of the exchange agreement and “FOR” approval of the adjournment or postponement of the special meeting to a later date or time, if necessary or appropriate.

Reasons for the Exchange (See Page 24)

For a discussion of the material reasons considered by our Board of Directors in reaching its conclusions, see “The Exchange—Reasons for the Exchange.” Our Board of Directors did not assign relative weight to any of the reasons enumerated in this proxy. In addition, our Board of Directors did not reach any specific conclusion on each reason considered, but conducted an overall analysis of these reasons. Individual members of our Board of Directors may have given different weight to different reasons.

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Exchange Consideration (See Page 34)

Holders of shares of our common stock will be entitled to receive $107.00 per share in cash, without interest, in exchange for the transfer to Sub, by operation of law, of each share of our common stock that they own at the time of the completion of the exchange (the “exchange consideration”).

Treatment of Awards Outstanding Under Our Stock Plans (See Page 35)

Immediately prior to the exchange, each performance-based restricted stock unit award held by an employee other than an executive officer and each time-based vesting restricted stock unit award that remains outstanding as of such time will become fully vested. If the exchange is completed, each holder of such awards will be entitled to receive a cash payment equal to the product of (a) the number of shares of our common stock subject to such award that have vested immediately prior to the exchange and (b) the exchange consideration. Immediately prior to the exchange, each performance-based restricted stock unit award held by an executive officer that remains outstanding as of such time will vest as to either one-third or two-thirds of the target number of shares subject to such award depending on the date of grant. If the exchange is completed, the executive officer who holds such award will be entitled to receive a cash payment equal to the product of (i) the number of shares of our common stock subject to such award that have vested immediately prior to the exchange and (ii) the exchange consideration. If the exchange is completed, each non-qualified stock option that remains outstanding as of immediately prior to the exchange, whether or not vested, will be converted into the right to receive a cash payment equal to the product of (a) the number of shares of our common stock subject to such stock option and (b) the excess, if any, of (i) the exchange consideration over (ii) the exercise price per share of our common stock subject to such stock option.

If the exchange is completed, each stock equivalent under our Supplemental Savings and Retirement Plan for Key Salaried Employees that remains outstanding as of immediately prior to the exchange will cease to represent the right to the equivalent in value and rate of return to a share of our common stock and will instead be converted into the right to receive the exchange consideration, which cash amount will be reinvested and paid following the exchange in accordance with the terms of the plan. Each stock equivalent under directors’ fee agreements that remains outstanding as of immediately prior to the exchange will cease to represent the right to the equivalent in value and rate of return to a share of our common stock and will instead be converted into the right to receive the exchange consideration.

Opinion of Our Financial Advisor (See Page 26)

Goldman, Sachs & Co. (“Goldman Sachs”) rendered its opinion to our Board of Directors that, as of February 28, 2010 and based upon and subject to the factors and assumptions set forth in Goldman Sachs’ written opinion, the $107.00 per share in cash to be paid to the holders of shares of our common stock pursuant to the exchange agreement was fair from a financial point of view to those holders. The full text of the written opinion of Goldman Sachs, dated February 28, 2010, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. Goldman Sachs provided its opinion for the information and assistance of our Board of Directors in connection with its consideration of the transactions contemplated by the exchange agreement. Goldman Sachs’ opinion does not constitute a recommendation as to how any holder of common stock should vote with respect to the proposed transaction or any other matter. Pursuant to an engagement letter dated February 2, 2010 between Millipore and Goldman Sachs, for the services of Goldman Sachs in connection with the exchange, Goldman Sachs will be entitled to receive a fee of approximately $30 million and an additional fee of up to $3 million payable at our sole discretion, all of which is contingent upon completion of the exchange.

MILLIPORE PROXY STATEMENT	3

Financing of the Exchange (See Page 42)

The exchange is not conditioned upon any financing arrangements. Merck has signed a term loan facility agreement with BNP Paribas, Commerzbank Aktiengesellschaft and Merrill Lynch International, as mandated lead arrangers and BNP Paribas S.A. Niederlassung Frankfurt am Main, Commerzbank Aktiengesellschaft, Filiale Luxemburg and Bank of America, N.A., as original lenders. Merck replaced part of the term loan facility after the execution of the exchange agreement through the issuance of bonds in the amount of € 3.2 billion. Millipore believes the proceeds from the term loan facility and the issuance of the bonds, along with Merck’s other cash on hand, will be used by Merck to fund the exchange consideration.

Interests of Directors and Executive Officers in the Exchange (See Page 35)

Aside from their interests as Millipore shareholders and holders of vested Millipore stock options, our directors and executive officers have interests in the exchange that may be different from, or in addition to, those of other Millipore shareholders generally. In considering the recommendation of our Board of Directors that you vote to approve the exchange agreement, you should be aware of these interests. Examples of such interests include:

■

the accelerated vesting of Millipore restricted stock unit awards, performance-based restricted stock unit awards and non-qualified stock options, and the cancellation of such awards in exchange for cash, upon the completion of the exchange;

■

the receipt of certain payments and benefits under the executive officers’ executive termination agreements, including cash severance, prorated bonuses and continued health and welfare benefits, upon certain types of terminations of employment following the exchange;

■	the receipt of gross-up payments to make the executive officers whole for any excise tax imposed as a result of Section 280G of the Internal Revenue Code (the “Code”) on any compensation received;

■

the conversion of stock equivalents with respect to shares of our common stock outstanding under our supplemental retirement plan and our director fee agreements into rights to receive cash, which will be payable in accordance with the terms of the applicable plan and agreements;

■	the continuation of certain compensation and benefits until December 31, 2011, pursuant to the exchange agreement; and

■	Merck’s agreement to indemnify our directors and officers against certain claims and liabilities and to continue such indemnification for a period of six years from the completion of the exchange.

The members of our Board of Directors were aware of and considered these interests, among other matters, in evaluating and negotiating the exchange agreement and the exchange, and in recommending to our shareholders that the exchange agreement be approved.

Material U.S. Federal Income Tax Consequences of the Exchange (See Page 43)

The exchange will be a taxable transaction for U.S. holders of our common stock. As a result, the transfer of your shares of common stock for cash in the exchange will be subject to United States federal income tax and also may be taxed under applicable state, local and other tax laws. You should consult your own tax advisor as to the specific tax consequences to you of the exchange, including the applicable federal, state, local and foreign tax consequences of the exchange. For more information please see “The Exchange—Material U.S. Federal Income Tax Consequences of the Exchange.”

Litigation (See Page 44)

Two putative shareholder class actions challenging the exchange have been filed in Massachusetts naming Millipore, Merck, Sub and certain officers and directors of Millipore as defendants. The complaints, which are similar, seek to enjoin

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the exchange and allege claims for breach of fiduciary duty against the individual defendants and for aiding and abetting a breach of fiduciary duty against the corporate defendants. The complaints generally allege that the consideration offered in the proposed transaction is unfair and inadequate. Millipore and the other defendants served a motion to dismiss one of the cases on April 26, 2010.

Regulatory and Antitrust Approvals (See Page 42)

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules promulgated thereunder by the Federal Trade Commission (the “FTC”), the exchange may not be completed until notification and report forms have been filed with the FTC and the Antitrust Division of the Department of Justice and the applicable waiting period has expired. On March 18, 2010, Millipore and Merck each filed a notification and report form under the HSR Act with the FTC and the Antitrust Division of the Department of Justice. At 11:59 p.m. on April 19, 2010, the waiting period under the HSR Act expired without a request from the Department of Justice or the FTC for additional information or documentary material.

The exchange is also subject to review and clearance by the European Commission, and competition filings are also required under competition laws in other jurisdictions.

The exchange is subject to review under the Exon-Florio Amendment to the Defense Production Act of 1950 (“Exon-Florio”) by the Committee on Foreign Investment in the United States (“CFIUS”) because Sub is a wholly owned subsidiary of a foreign corporation. Under Exon-Florio, the President of the United States is authorized to prohibit or suspend acquisitions, mergers or takeovers by foreign persons of persons engaged in interstate commerce in the United States if the President determines, after investigation, that such foreign persons in exercising control of such acquired persons might take action that threatens to impair the national security of the United States and that other provisions of existing law do not provide adequate authority to protect national security. Millipore and Merck filed a joint voluntary notice with CFIUS on April 14, 2010 and have agreed to respond to any inquiries from CFIUS or any other interested governmental authority.

Restrictions on Solicitation of Other Offers (See Page 54)

The exchange agreement contains detailed provisions that restrict Millipore and our representatives from soliciting, initiating, encouraging or taking any other action intended to facilitate, the submission of any takeover proposal, except under certain limited circumstances. The exchange agreement also restricts Millipore and our representatives from participating in any discussions or negotiations regarding any other takeover proposal. The exchange agreement does not, however, prohibit our Board of Directors from considering and negotiating an alternative transaction with a third party if certain specified conditions are met, or terminating this agreement to accept an alternative transaction if certain specified conditions are met, including the payment of the termination fee required by the exchange agreement to Merck.

Conditions to the Exchange (See Page 52)

As more fully described in this proxy statement and in the exchange agreement, before the exchange can be completed, a number of conditions must be satisfied or waived. These conditions include, among others:

■	the receipt of the requisite approval of the exchange agreement by our shareholders;

■	the absence of any judgment or order issued by a governmental entity prohibiting the consummation of the transactions contemplated by the exchange agreement;

■	the expiration or early termination of the waiting period under the HSR Act;

MILLIPORE PROXY STATEMENT	5

■	the receipt of all other necessary regulatory approvals under antitrust laws (subject to a “material adverse effect” standard);

■	the accuracy of representations and warranties made by the parties in the exchange agreement (subject to certain “materiality” or “material adverse effect” standards); and

■	the performance in all material respects of all material obligations to be performed by Millipore, Merck or Sub under the exchange agreement.

Termination of Exchange Agreement (See Page 56)

Millipore and Merck may mutually agree in writing to terminate the exchange agreement at any time. The exchange agreement may also be terminated in certain other circumstances including:

■	by either Merck or Millipore if:

■

the exchange is not consummated on or before October 31, 2010 (or November 30, 2010, if certain conditions are met), so long as the principal cause of the failure to consummate the exchange is not due to the failure of the party seeking to terminate the exchange agreement to perform any of its obligations under the exchange agreement, to act in good faith or to use its reasonable best efforts to consummate the transactions contemplated by the exchange agreement;

■

there is a final and nonappealable judgment or order issued by any governmental entity prohibiting the consummation of the transactions under the exchange agreement, so long as the party seeking to terminate the exchange agreement used its reasonable best efforts to prevent the entry of, and to remove, such judgment or order; or

■	Millipore does not receive the requisite approval of the exchange agreement by our shareholders.

■	by Millipore if:

■

Millipore is not in material breach of the exchange agreement and Sub or Merck breaches any of their representations and warranties or fails to perform any of their covenants contained in the exchange agreement and such breach or failure to perform would rise to the level that Millipore would not have to complete the exchange, as described under “The Exchange Agreement—Conditions to the Exchange,” and is either incapable of being cured by October 31, 2010 (or November 30, 2010, if certain conditions are met) or is not cured by the earlier of (a) 30 days after our giving written notice to Merck and (b) October 31, 2010 (or November 30, 2010, if certain conditions are met); or

■

Millipore enters into an acquisition agreement in response to a superior proposal, provided that Millipore has complied with the provisions of the exchange agreement described under “The Exchange Agreement—Restrictions on Solicitations of Other Offers,” and provided that Millipore pays to Merck the $230 million termination fee.

■	by Merck if:

■

Merck and Sub are not in material breach of the exchange agreement and Millipore breaches any of our representations and warranties or fails to perform any of our covenants contained in the exchange agreement and such breach or failure to perform would rise to the level that Merck would not have to complete the exchange, as described under “The Exchange Agreement—Conditions to the Exchange,” and is either incapable of being cured by October 31, 2010 (or November 30, 2010, if certain conditions are met) or is not cured by the earlier of (a) 30 days after Merck giving written notice to us and (b) October 31, 2010 (or November 30, 2010, if certain conditions are met);

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■

our Board of Directors or any committee thereof withdraws or modifies in a manner adverse to Merck, or proposes publicly to withdraw or modify in a manner adverse to Merck, its declaration of advisability, adoption or recommendation of the exchange agreement and the exchange or approves, adopts or recommends the approval or adoption of, or publicly proposes to approve, adopt or recommend, any takeover proposal; or

■

our Board of Directors fails to reaffirm its recommendation of the exchange agreement and the exchange within 10 business days of Merck’s written request to do so (which request may be made only following the public disclosure of a takeover proposal).

Termination Fee (See Page 58)

If the exchange agreement is terminated under certain circumstances Millipore will be obligated to pay Merck a termination fee of $230 million.

Appraisal Rights in the Exchange (See Page 60)

Under the MBCA, holders of our common stock are entitled to appraisal rights in connection with the exchange. If you would like to exercise appraisal rights, you must do all of the following:

■	deliver to us, before the vote to approve the exchange agreement is taken, written notice of your intent to demand payment for your shares if the exchange is effectuated;

■	not vote any of your shares, or permit or cause any of your shares to be voted, in favor of the proposal to approve the exchange agreement; and

■	comply with the other procedures specified in Part 13 of the MBCA.

Because a submitted proxy not marked “against” or “abstain” will be voted “FOR” approval of the exchange agreement and “FOR” approval of the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of approval of the exchange agreement, the submission of a proxy card not marked “against” or “abstain” will result in the waiver of appraisal rights. If a broker, bank or other nominee holds your shares of our common stock and you want to attempt to assert appraisal rights, you must instruct your nominee to take the steps necessary to enable you to assert appraisal rights. If you or your nominee fail to follow all of the steps required by the statute, you will lose your right of appraisal. In order to exercise your appraisal rights, you must comply with the procedures required by Part 13 of the MBCA. A copy of Part 13 of the MBCA is attached to this proxy statement as Annex C. Please see “Appraisal Rights” for further information.

Market Price and Dividend Data (See Page 65)

Our common stock is listed on the NYSE under the symbol “MIL.” On February 19, 2010, the last full trading day prior to the date on which rumors of a possible offer or transaction to acquire Millipore were publicly reported, the closing price of our common stock was $71.34 per share. On February 26, 2010, the last full trading day prior to the public announcement of the exchange, the closing price for our common stock was $94.41 per share. On April 29, 2010, the last full trading day prior to the date of this proxy statement, the closing price for our common stock was $106.24 per share.

MILLIPORE PROXY STATEMENT	7

Questions and Answers About the Exchange

The following questions and answers are intended to address briefly some commonly asked questions about the special meeting of our shareholders and the exchange. These questions and answers may not address all questions that may be important to you as a shareholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement for additional or more detailed information.

Q1.	What is the proposed transaction?

A1.	Holders of our common stock are being asked to vote to approve the exchange agreement. Pursuant to the exchange agreement, each outstanding share of our common stock will be transferred by operation of law to Sub, an indirect wholly owned subsidiary of Merck, in exchange for the right to receive $107.00 per share in cash, without interest. Millipore will then be a wholly owned subsidiary of Sub.

Q2.	What will I receive in the exchange?

A2.	After completion of the exchange, our shareholders will receive $107.00 per share in cash, without interest, for each share of our common stock that they own, following surrender of their shares of common stock, regardless of whether they hold such shares in certificated or book-entry form.

As a result of the exchange and upon application by Millipore, our common stock will cease to be listed on the NYSE, will not be publicly traded and will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Q3.	How does our Board of Directors recommend I vote on the exchange agreement?

A3.	Our Board of Directors recommends that you vote “FOR” approval of the exchange agreement.

Q4.	Why is the Board of Directors recommending the approval of the exchange agreement?

A4.	After careful consideration, our Board of Directors believes that the exchange agreement is advisable, fair to, and in the best interests of, Millipore and our shareholders. To review the reasons of our Board of Directors for recommending approval of the exchange agreement, see “The Exchange—Reasons for the Exchange.”

Q5.	When is the exchange expected to be completed?

A5.	Millipore is working with Merck towards completing the exchange as quickly as possible. Millipore expects to complete the exchange promptly after receipt of approval by our shareholders at the special meeting and all necessary regulatory approvals under antitrust laws. Millipore currently anticipates that the exchange will be completed by the early part of the third quarter of 2010. However, because the exchange is subject to certain conditions beyond our control, the exact timing of the exchange and the likelihood of the consummation thereof cannot be predicted. If any of the conditions in the exchange agreement are not satisfied, the closing of the exchange may not occur. See “The Exchange Agreement—Conditions to the Exchange.”

Q6.	Who is entitled to vote at the special meeting?

A6.	Only our shareholders of record as of the close of business on April 29, 2010, are entitled to vote at the special meeting. Each of our shareholders is entitled to one vote for each share of our common stock that he, she or it owns.

8	MILLIPORE PROXY STATEMENT

Q7.	What vote is required by shareholders to approve the exchange agreement?

A7.	To approve the exchange agreement, holders of 66-2/3% of the outstanding shares of our common stock must vote “FOR” approval of the exchange agreement.

Q8.	Do I need to attend the special meeting in person in order to vote my shares?

A8.	No. It is not necessary for you to attend the special meeting in person in order to vote your shares.

Q9.	What do I need to do now?

A9.	After carefully reading and considering the information contained in this proxy statement and the annexes attached to this proxy statement, please vote your shares of common stock as soon as possible. Please vote your shares of common stock by returning the enclosed proxy card or by telephone or through the Internet, even if you plan to attend the special meeting, to ensure that your shares of common stock are voted. Your proxy card or voting instruction form includes detailed information on how to vote.

In order for your shares of common stock to be represented at the special meeting:

■	you may choose to attend the special meeting in person;

■

you may choose to vote by telephone by following the instructions provided on your proxy card or voting instruction form before 11:59 p.m., Eastern Time, on June 2, 2010, and then following the instructions provided over the phone;

■

you may choose to vote through the Internet by following the instructions provided on your proxy card or voting instruction form before 11:59 p.m., Eastern Time, on June 2, 2010, and then following the instructions to obtain your records and to create an electronic voting instruction form; or

■

you may choose to indicate on the enclosed proxy card how you would like to vote and either return the proxy card in the accompanying pre-addressed postage paid envelope, or return it to Millipore Corporation, c/o D.F. King & Co., Inc., 48 Wall Street, 22nd Floor, New York, NY 10005.

Your proxy card will instruct the persons named on the proxy card to vote your shares of our common stock at the special meeting as you direct. If you are a record holder of shares and you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be voted “FOR” approval of the exchange agreement and “FOR” approval of the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the approval of the exchange agreement. If you do not sign or send in your proxy card, or if you abstain, the effect will be a vote “AGAINST” approval of the exchange agreement. Your vote is very important, regardless of the number of shares that you own.

If you need assistance in voting your shares, please call D.F. King & Co., Inc., which is assisting Millipore with the solicitation of proxies, toll-free at 1-800-628-8532 or collect at 1-212-269-5550.

Q10.	If my shares are held for me by my broker, will my broker vote those shares for me with respect to the exchange agreement?

A10.	No. Your broker will not have the power to vote your shares of common stock with respect to the exchange agreement unless you provide instructions to your broker on how to vote. You should instruct your broker on how to vote your shares with respect to the exchange agreement using the instructions provided by your broker. If you fail to instruct your broker on how to vote, that will have the effect of a vote “AGAINST” approval of the exchange agreement.

MILLIPORE PROXY STATEMENT	9

Q11.	What if I hold shares in Millipore’s 401(k) Plan, known as the Millipore Corporation Employees’ Participation and Savings Plan?

A11.	If you are a participant in our 401(k) plan, known as the Millipore Corporation Employees’ Participation and Savings Plan, you are being sent a proxy card representing the number of shares of our common stock in your 401(k) plan account, as well as the number of shares of our common stock registered in your name as of the record date for the special meeting. Only the trustees of our 401(k) plan can vote shares in your 401(k) plan account on your behalf. Your proxy card permits you to instruct the trustees on how to vote the shares of our common stock allocated to your 401(k) plan account. If you fail to instruct the trustees on how to vote, that will have the same effect as a vote “AGAINST” approval of the exchange agreement. In order to instruct the trustees on how to vote your shares, you must return your instructions to the trustees so that they are received no later than 11:59 p.m. Eastern Time on June 1, 2010.

Q12.	May I vote in person?

A12.	If your shares of common stock are not held in “street name” through a broker or bank, you may attend the special meeting and vote your shares of common stock in person, rather than signing and returning your proxy card or voting by telephone or through the Internet.

If your shares of common stock are held in “street name,” you must obtain a properly executed form of proxy from your broker or bank in order to attend the special meeting and vote your shares of common stock in person.

If your shares of common stock are held in our 401(k) plan, you cannot vote those shares in person. Only the trustees of our 401(k) plan can vote those shares on your behalf.

Even if you plan to attend the special meeting in person, you should still submit your proxy as soon as possible, to make sure that your vote is counted in the event that your plans to attend the special meeting change. Even if you submit a proxy, you will still be able to vote your shares of common stock in person if you attend the special meeting in person.

Q13.	What happens if I abstain from voting my shares of common stock or do not return my proxy card?

A13.	If you abstain from voting your shares of common stock or do not vote (either in person or by proxy), those actions will have the same effect as a vote “AGAINST” approval of the exchange agreement. Brokers who hold shares of common stock in “street name” for customers who are the beneficial owners of those shares may not give a proxy to vote those shares without specific instructions from their customers.

Q14.	Can I change my vote after I have mailed my proxy card?

A14.

Yes. You can change your vote at any time before your proxy is voted at the special meeting. You may revoke your proxy by notifying us in writing, dated after the date of the proxy being revoked, no later than 11:59 p.m. Eastern Time on June 2, 2010 at Millipore Corporation, 290 Concord Road, Billerica, MA 01821, Attention: Secretary, or by submitting a new proxy, dated after the date of the proxy being revoked. In addition, your proxy may be revoked by attending the special meeting and voting in person. However, simply attending the special meeting without voting will not revoke your proxy. If you voted by telephone or through the Internet, you can also revoke your proxy and change your vote by any of these methods or you can revoke your proxy and change your vote by telephone or through the Internet if you do so no later than 11:59 p.m. Eastern Time on June 2, 2010. If you decide to vote by completing, signing, dating and returning the enclosed proxy card, you should retain a copy of the voter control number found on the proxy card in the event that you later decide to revoke your proxy and change your vote by telephone or through

10	MILLIPORE PROXY STATEMENT

the Internet. If you have instructed a broker to vote your shares, you must follow the instructions received from your broker to change your vote. All properly submitted proxies received before the special meeting that are not revoked prior to being voted at the special meeting will be voted at the special meeting in accordance with the instructions indicated on the proxies or, if no instructions are provided, will be voted “FOR” approval of the exchange agreement and “FOR” approval of the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the approval of the exchange agreement.

Q15.	What happens if I sell my shares of common stock before the special meeting?

A15.	The record date for the special meeting is earlier than the date of the special meeting. If you own shares of common stock on the record date, but transfer your shares after the record date but before the exchange, you will retain your right to vote such shares at the special meeting, but the right to receive the exchange consideration will pass to the person to whom you transferred your shares.

Q16.	Can I exercise appraisal rights in the exchange?

A16.	Yes. Holders of our common stock are entitled to appraisal rights under the Massachusetts Business Corporation Act (the “MBCA”) in connection with the exchange. If you would like to exercise appraisal rights, you must do each of the following:

■	deliver to us, before the vote to approve the exchange agreement is taken, written notice of your intent to demand payment for your shares if the exchange is effectuated;

■	not vote any of your shares, or permit or cause any of your shares to be voted, in favor of the proposal to approve the exchange agreement; and

■	comply with the other procedures specified in Part 13 of the MBCA.

Because a submitted proxy not marked “against” or “abstain” will be voted “FOR” approval of the exchange agreement and “FOR” approval of the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the approval of the exchange agreement, the submission of a proxy card not marked “against” or “abstain” will result in the waiver of appraisal rights. If a broker, bank or other nominee holds your shares of Millipore’s common stock and you want to attempt to assert appraisal rights, you must instruct your nominee to take the steps necessary to enable you to assert appraisal rights. If you or your nominee fail to follow all of the steps required by the statute, you will lose your right of appraisal. In order to exercise your appraisal rights, you must comply with the procedures required by Part 13 of the MBCA. A copy of Part 13 of the MBCA is attached to this proxy statement as Annex C. Please see “Appraisal Rights” for further information.

Q17.	If I hold my shares in certificated form, should I send in my share certificates now?

A17.	No. After the exchange is completed, you will be sent detailed written instructions for exchanging your share certificates. You must return your share certificates as described in those instructions to receive the exchange consideration. If you hold shares of our common stock in “street name” and you do not submit notice of your intent to exercise appraisal rights, you will automatically receive the exchange consideration in exchange for your shares following the completion of the exchange, and you will not receive instructions for exchanging your shares for the exchange consideration.

MILLIPORE PROXY STATEMENT	11

Q18.	What other matters will be voted on at the special meeting?

A18.	At the special meeting, in addition to voting on the approval of the exchange agreement, you may (1) vote to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of approval of the exchange agreement and (2) consider and vote upon such other matters as may properly come before the special meeting or any adjournments or postponements of the special meeting, including any procedural matters incident to the conduct of the special meeting.

Q19.	What happens if the exchange agreement is not approved or the exchange is not consummated?

A19.	If the exchange agreement is not approved by the requisite holders of our common stock or if the exchange is not completed for any other reason, holders of our common stock will not receive any payment for their shares. Instead, Millipore will remain an independent public company, and our common stock will continue to be listed and traded on the NYSE. Under specified circumstances, Millipore may be required to pay Merck a termination fee. For more information see “The Exchange Agreement—Termination Fee.”

Q20.	What are the U.S. federal income tax consequences of the exchange?

A20.	The transfer of shares of our common stock for cash will generally be a taxable event and, therefore, U.S. holders of our common stock will recognize gain or loss for U.S. federal income tax purposes as a result of the exchange. For more information see “The Exchange—Material U.S. Federal Income Tax Consequences of the Exchange.”

Q21.	Where can I find more information about Millipore?

A21.	Millipore files periodic reports and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy this information at the SEC’s public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available on the Internet site maintained by the SEC at www.sec.gov . For a more detailed description of the information available about Millipore, please refer to “Where You Can Find More Information” on page 70 of this proxy statement.

Q22.	Who can help answer my questions?

A22.	If you would like additional copies, without charge, of this proxy statement or have questions about the exchange after reading this proxy statement, including the procedures for voting your shares of common stock, please call our proxy solicitor, D.F. King & Co., Inc., toll-free at 1-800-628-8532 or collect at 1-212-269-5550. You may also contact us at Millipore Corporation, 290 Concord Road, Billerica, MA 01821, Attention: Joshua Young, Director, Investor Relations. Telephone: 1-978-715-1527.

12	MILLIPORE PROXY STATEMENT

Special Note Regarding Forward-Looking Statements

This proxy statement contains forward-looking statements about Millipore. These statements may be made directly in this proxy statement, and they may also be made a part of this proxy statement by reference to other documents filed by us with the SEC, which is known as “incorporation by reference.”

Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These statements often include the words “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook,” “objectives,” “strategies,” “goals” or similar expressions. These forward-looking statements cover, among other things, anticipated future plans and prospects of Millipore and words and terms of similar substance used in connection with any discussion of future operating or financial performance, or the acquisition of Millipore by Merck. Our forward-looking statements are based on our management’s current views about future events and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements including, among others:

■	the occurrence of any event, change or other circumstances that could give rise to the termination of the exchange agreement;

■	the outcome of any legal proceedings that may be instituted against Millipore and others relating to the exchange agreement;

■	the inability to complete the exchange due to the failure to obtain our shareholder approval or the failure to satisfy other conditions to the completion of the exchange;

■	the risk that the exchange may not be completed in a timely manner or at all, which may adversely affect our business and the price of our common stock;

■	the potential adverse effect on our business, properties and operations because of certain covenants Millipore agreed to in the exchange agreement;

■	risks that the proposed transaction disrupts current plans and operations and diverts management’s attention from ongoing business operations;

■	the effect of the announcement of the exchange on our customers, suppliers, key employees, operating results and business generally;

■	the inability to realize the benefits of the exchange;

■	the amount of the costs, fees, expenses and charges related to the exchange;

and other risks detailed in our current filings with the SEC, including our most recent filings on Form 10-K and Form 10-Q. See “Where You Can Find More Information.” Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at which, or by which, such performance or results will be achieved. Forward-looking information is based on information available at the time and/or management’s good faith belief with respect to future events, and is subject to risks and uncertainties that could cause our actual performance or results to differ materially from those expressed or implied in the statements.

Millipore cautions you not to place undue reliance on our forward-looking statements, which speak only as of the date of this proxy statement or the date of the documents incorporated by reference in this proxy statement. Except as required by law, Millipore is under no obligation, and expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

MILLIPORE PROXY STATEMENT	13

The Companies

Millipore Corporation

Millipore (www.millipore.com), a NYSE listed company, is a Life Science leader providing cutting-edge technologies, tools and services for bioscience research and biopharmaceutical manufacturing. As a strategic partner, Millipore collaborates with customers to confront the world’s challenging human health issues. From research to development to production, our scientific expertise and innovative solutions help customers tackle their most complex problems and achieve their goals. Millipore is an S&P 500 company with more than 6,000 employees worldwide and is incorporated in the Commonwealth of Massachusetts. Our principal executive offices are located at 290 Concord Road, Billerica, MA 01821, and our telephone number is 1-978-715-4321.

Together with our customers, Millipore helps to advance the research, development, and production of drugs. Our innovative products and services are used to support life science research, drug discovery, process development, drug manufacturing and quality assurance. Millipore helps customers improve laboratory productivity and workflows, prioritize potential drugs, optimize manufacturing productivity and support commercial scale manufacturing.

Millipore manages our business globally and is organized in two operating divisions. Our Bioscience Division provides products and technologies to support life science research and development activities. Our Bioprocess Division provides products and services to support pharmaceutical and biotechnology manufacturing.

The breadth of our product offering and our global scale make us a strategic supplier to the life science industry and provide us with access to many different segments of the market. Our products and services are primarily used by a diverse, global customer base including biotechnology and pharmaceutical companies, academic institutions and research laboratories. In addition, Millipore derives most of our revenues from consumable products.

Merck KGaA

Merck (www.Merck.de) is a German corporation with general partners based in Darmstadt, Germany, but with significant operations in the U.S., including in Massachusetts.

Merck is the world’s oldest pharmaceutical and chemical company with roots dating back to 1668. Merck & Co., Inc., the U.S. company, had been a subsidiary until 1917, and since that time has been an independent company unaffiliated with Merck.

Merck’s activities in its Pharmaceuticals business are organized in two divisions offering patented, mainly prescription drugs (Merck Serono) and over-the-counter products (Consumer Health Care). The Merck Serono division focuses on discovery, development and manufacturing of chemical and biological molecules in such areas as neurodegenerative diseases, oncology, fertility, as well as a broad portfolio of classic products, especially for cardiovascular diseases and metabolic disorders. The Consumer Health Care division offers a range of products, focusing on four health themes: Mobility, Everyday Health Protection, Women’s and Children’s Health, and Cough and Cold.

Merck’s Chemicals business offers a range of specialty chemicals for various technology applications. It operates through the Liquid Crystals division, which is engaged in the development and production of liquid crystals, and the Performance and Life Science Chemicals division that operates in the three business areas: Laboratory Business, Pigments and Life Science Solutions.

14	MILLIPORE PROXY STATEMENT

Approximately 30% of Merck’s total capital, which represents the limited partnership interest in Merck, is publicly traded, while the Merck family holds an approximate 70% interest via Merck’s general partner, E. Merck KG. Merck’s limited partnership shares are traded on the Frankfurt Stock Exchange under the symbol “MRK.DE”, and as of April 29, 2010, Merck had a market capitalization of approximately € 13.66 billion, including the equity interest held by the Merck family through Merck’s general partner E. Merck KG. Merck has approximately 33,000 employees worldwide.

Merck’s principal executive offices are located at Frankfurter Strasse 250, 64293 Darmstadt, Germany and its telephone number is +49 6151 72-0.

Concord Investments Corp.

Sub is a Massachusetts corporation formed for the purpose of effecting the transactions contemplated by the exchange agreement with Millipore, and is an indirect, wholly owned subsidiary of Merck. The mailing address of Sub is c/o CT Corporation System, 155 Federal Street, Suite 700, Boston, MA 02110 and its telephone number is 1-617-757-6400.

MILLIPORE PROXY STATEMENT	15

The Special Meeting

This proxy statement is being furnished to the shareholders of Millipore in connection with the solicitation of proxies by our Board of Directors in connection with a special meeting of holders of our common stock, which is referred to in this proxy statement as the special meeting.

Date, Time and Place of the Special Meeting

The special meeting is scheduled to be held as follows:

Date:	June 3, 2010
Time:	10:00 a.m. local time
Place:	Millipore Corporation Headquarters
290 Concord Road
Billerica, Massachusetts 01821

Proposals to be Considered at the Special Meeting

At the special meeting, Millipore will ask you to (1) approve the exchange agreement, (2) approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of approval of the exchange agreement and (3) consider and vote upon such other matters as may properly come before the special meeting or any adjournments or postponements of the special meeting, including any procedural matters incident to the conduct of the special meeting.

Record Date

Our Board of Directors has fixed the close of business on April 29, 2010, as the record date for the special meeting and only holders of record of our common stock on the record date are entitled to vote at the special meeting. As of the close of business on April 29, 2010, there were outstanding and entitled to vote approximately 56,226,020 shares of our common stock.

Voting Rights; Quorum

Each share of our common stock entitles its holder to one vote on all matters properly coming before the special meeting. The presence in person or representation by proxy of the holders of a majority of the outstanding shares entitled to vote on the exchange agreement, considered together, constitutes a quorum for the purpose of considering the exchange agreement. Shares of our common stock represented at the special meeting but not voted, including shares of our common stock for which proxies have been received but for which shareholders have abstained and “broker non-votes” (as described below), will be treated as shares present and entitled to vote for purposes of determining a quorum at the special meeting. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

If you hold your shares of common stock in an account in “street name” with a broker or bank, you must instruct the broker or bank on how to vote your shares. If an executed proxy card returned by a broker or bank holding shares indicates that the broker or bank does not have authority to vote on the exchange agreement, the shares will be considered present at the meeting for purposes of determining the presence of a quorum, but will not be voted on the exchange agreement. This is called a “broker non-vote.” Your broker or bank will vote your shares only if you provide instructions on how to vote by following the instructions provided to you by your broker or bank. If you do not provide your broker with instructions,

16	MILLIPORE PROXY STATEMENT

your shares of common stock will not be voted and that will have the same effect as a vote “AGAINST” approval of the exchange agreement. If you hold shares of our common stock in “street name,” you must request a legal proxy from your broker or bank in order to vote in person at the special meeting.

If you hold shares of our common stock in our 401(k) plan, known as the Millipore Corporation Employees’ Participation and Savings Plan, you must instruct the plan’s trustees on how to vote your shares. Your proxy card permits you to instruct the trustees how to vote the number of shares of our common stock allocated to your account. If you fail to instruct the trustees on how to vote, that will have the same effect as a vote “AGAINST” approval of the exchange agreement. In order to instruct the trustees how to vote your shares, you must return your instructions to the trustees so that they are received no later than 11:59 p.m. Eastern Time on June 1, 2010.

Required Vote

Under our restated articles of organization and Massachusetts law, the approval of the exchange agreement requires the affirmative vote of holders of 66-2/3% of our outstanding common stock. Abstentions and “broker non-votes” will have the same effect as a vote “AGAINST” approval of the exchange agreement. The affirmative vote of a majority of the votes properly cast upon the question is required to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of approval of the exchange agreement.

Recommendation of Our Board of Directors

After careful consideration, at a meeting held on February 28, 2010, our Board of Directors:

■	determined that the exchange and the exchange agreement are advisable, fair to, and in the best interests of, Millipore and our shareholders;

■	approved and adopted the exchange and the exchange agreement; and

■	voted to recommend that holders of our common stock vote to approve the exchange and the exchange agreement.

Our Board of Directors recommends that you vote “FOR” approval of the exchange agreement and “FOR” approval of the adjournment or postponement of the special meeting to a later date or time, if necessary or appropriate.

Common Stock Ownership of Directors and Officers

As of April 29, 2010, our directors and executive officers beneficially owned and had the right to vote approximately 1,164,075 shares of our outstanding common stock (including 1,002,953 shares subject to acquisition by officers and non-employee directors within 60 days of April 29, 2010 through the exercise of stock options and the vesting of restricted stock units) entitling them to exercise approximately 2.1% of the voting power of our outstanding common stock (assuming our outstanding common stock is adjusted to include the exercise of stock options and the vesting of restricted stock unit awards described above).

Voting and Revocation of Proxies

Shareholders of record may submit proxies by mail, by telephone or through the Internet. Shareholders who wish to submit a proxy by mail should mark, date, sign and return the proxy card in the envelope furnished or return it to Millipore Corporation, c/o D.F. King & Co., Inc., 48 Wall Street, 22nd Floor, New York, NY 10005. The enclosed proxy card or voting instruction form includes detailed information on how to vote by telephone or through the Internet. Shareholders who hold shares beneficially through a nominee (such as a bank or broker) may be able to submit a proxy by telephone or through

MILLIPORE PROXY STATEMENT	17

the Internet. If those services are offered by the nominee, instructions regarding how to vote by telephone or through the Internet will appear on the enclosed voting instruction form.

Proxies received at any time before the special meeting, and not revoked or superseded before being voted, will be voted at the special meeting. Where a specification is indicated by the proxy, it will be voted in accordance with the specification. Where no specification is indicated, the proxy will be voted “FOR” approval of the exchange agreement and “FOR” approval of the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of approval of the exchange agreement.

If you hold your shares in certificated form, please do not send in your share certificates with your proxy card. When the exchange is completed, a separate letter of transmittal will be mailed to you that will enable you to submit your share certificates and receive the exchange consideration.

Until the vote occurs at the special meeting, you can revoke your proxy and change your vote in any of the following ways:

■

by delivering written notification to us at our principal executive offices at 290 Concord Road, Billerica, MA 01821, Attention: Secretary, before 11:59 p.m., Eastern Time, on June 2, 2010, or by following the instructions included on your proxy card;

■	by delivering a later dated proxy in the manner described in this proxy statement; or

■	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting).

If you voted by telephone or through the Internet, you can also revoke your proxy and change your vote by any of these methods by following the instructions provided on your proxy card or voting instruction form before 11:59 p.m. on June 2, 2010. If you decide to vote by completing, signing, dating and returning the enclosed proxy card, you should retain a copy of the voter control number found on the proxy card in the event that you later decide to revoke your proxy and change your vote by telephone or through the Internet. If you have instructed a broker or bank to vote your shares, you can revoke your proxy and change your vote by following the directions received from your broker or bank to change those instructions.

All properly submitted proxies received by us before the special meeting that are not revoked prior to being voted at the special meeting will be voted at the special meeting in accordance with the instructions indicated on the proxies or, if no instructions were provided, “FOR” approval of the exchange agreement and “FOR” approval of the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the approval of the exchange agreement.

If you need assistance in voting your shares, please call D.F. King & Co., Inc., which is assisting Millipore with the solicitation of proxies, toll-free at 1-800-628-8532 or collect at 1-212-269-5550.

Proposal to Approve Adjournment or Postponement of the Special Meeting

Millipore is submitting a proposal for consideration at the special meeting to authorize the named proxies to approve one or more adjournments or postponements of the special meeting if necessary or appropriate, to solicit additional proxies in favor of the approval of the exchange agreement. Even though a quorum may be present at the special meeting, it is possible that Millipore may not have received sufficient votes to approve the exchange agreement by the time of the special meeting. The affirmative vote of a majority of the votes properly cast upon the question is required to approve the adjournment or postponement of the special meeting to solicit additional proxies in favor of approval of the exchange agreement. The adjournment or postponement proposal relates only to an adjournment or postponement of the special meeting for

18	MILLIPORE PROXY STATEMENT

purposes of soliciting additional proxies to obtain the requisite shareholder approval to approve the exchange agreement. If the special meeting is adjourned or postponed, Millipore is not required to give notice of the time and place of the adjourned or postponed meeting unless and until our Board of Directors fixes a new record date for the special meeting.

Solicitation of Proxies

Millipore will bear the expenses in connection with the solicitation of proxies. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of our common stock held of record by those persons, and Millipore may reimburse them for their reasonable transaction and clerical expenses. Solicitation of proxies will be made principally by mail. Proxies may also be solicited in person, or by telephone, facsimile, email or other means of communication, by our officers and employees. These people will receive no additional compensation for these services, but will be reimbursed for any transaction expenses incurred by them in connection with these services. In addition, Millipore has hired D.F. King & Co., Inc., a proxy solicitation firm, to assist Millipore in connection with the solicitation of proxies for the special meeting at an anticipated cost not to exceed $25,000 plus an additional fee of $5.00 per incoming and outgoing telephone contact and telecom charges. Millipore will also reimburse reasonable out-of-pocket expenses to D.F. King & Co., Inc. for such items as mailing, copying, phone calls, faxes and other related items. In addition, Millipore will indemnify D.F. King & Co., Inc. against any losses arising out of its proxy soliciting services on our behalf, with certain exceptions.

Shareholder List

A list of shareholders entitled to vote at the special meeting will be available for examination by any of our shareholders at the special meeting for the duration of the special meeting.

Questions and Additional Information

If you have any questions about the exchange agreement or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, D.F. King & Co., Inc., toll-free at 1-800-628-8532 or collect at 1-212-269-5550.

MILLIPORE PROXY STATEMENT	19

The Exchange

Background of the Exchange

On January 4, 2010, the chief executive officer of a company in the life and laboratory science industry, which we refer to as Company A, approached Dr. Martin D. Madaus, our Chairman of the Board of Directors, President and Chief Executive Officer to propose an acquisition of Millipore by Company A. Company A’s chief executive officer delivered a letter to Dr. Madaus dated January 4, 2010, from Company A that made an offer by Company A to acquire all outstanding shares of our common stock for $92.00 per share in cash. Dr. Madaus indicated that he would consider the matter and discuss it with our Board of Directors.

Shortly thereafter, Dr. Madaus and Messrs. Jeffrey Rudin, our Secretary and General Counsel, and Charles Wagner, our Chief Financial Officer, discussed Company A’s offer with our outside legal counsel, Cravath, Swaine & Moore LLP (“Cravath”), and our financial advisor, Goldman Sachs.

On January 8, 2010, our Board of Directors held a meeting, in which Dr. Madaus, Messrs. Rudin and Wagner and representatives of Goldman Sachs and Cravath participated, to review and discuss the letter received from Company A. At the meeting, Dr. Madaus described his conversation with the chief executive officer of Company A, and read the offer letter to our Board of Directors. Cravath then provided an overview of the fiduciary duties owed by our directors to Millipore under Massachusetts law in connection with their evaluation of the offer and any potential sale of Millipore. Dr. Madaus then proposed a timeline for providing Company A with an initial response to its offer and conducting a thorough analysis of the proposal and other possible strategic alternatives in consultation with our advisors. Our Board of Directors concurred with the proposed timeline and directed management and Goldman Sachs to perform valuation and other analyses. At the conclusion of the meeting, our Board of Directors formed a special committee, whose members were Messrs. Melvin Booth and Rolf Classon and Ms. Maureen Hendricks, for administrative convenience to assist our Board of Directors in evaluating Company A’s offer (the “special committee”) and scheduled another Board of Directors meeting for January 22, 2010, to further discuss Company A’s offer and to receive additional information and analyses from our advisors.

On the evening of January 8, 2010, Dr. Madaus informed Company A’s chief executive officer that Millipore, with the assistance of its advisors, was evaluating Company A’s offer.

On January 20, 2010, the special committee held a meeting, in which Dr. Madaus, Messrs. Rudin and Wagner and representatives of Goldman Sachs and Cravath participated. At the meeting, Goldman Sachs discussed with the special committee the mergers and acquisitions environment in the life sciences industry and Millipore’s position in the industry. In addition, Goldman Sachs discussed its financial analysis with the special committee relating to a possible sale of Millipore. Goldman Sachs also reviewed potential strategic alternatives available to Millipore. Following a discussion among the special committee, management, Goldman Sachs and Cravath, it was the general consensus of the members of the special committee that Company A’s offer was insufficient in light of Millipore’s past and expected performance as a stand-alone company. However, in light of the value offered by Company A, the special committee also discussed the possibility of soliciting offers from companies, including Company A, to explore whether a sale of Millipore would maximize shareholder value.

On January 22, 2010, our Board of Directors held a meeting, in which Dr. Madaus, Messrs. Rudin and Wagner and representatives of Goldman Sachs and Cravath participated. At this meeting, Goldman Sachs discussed its financial analysis with our Board of Directors relating to a possible sale of Millipore, as discussed with the special committee at its January 20th meeting. Members of the special committee updated our Board of Directors on its January 20th meeting and the matters arising out of the meeting. After discussion, our Board of Directors concurred with the special committee’s view

20	MILLIPORE PROXY STATEMENT

that Company A’s offer was insufficient in light of Millipore’s past and expected performance as a stand-alone company and determined that a formal, private process to solicit offers for the sale of Millipore should be commenced to examine whether the sale of Millipore would maximize shareholder value. Goldman Sachs described to our Board of Directors the potential bidders that it and management believed would be most interested and capable of paying a value for Millipore that would reflect Millipore’s value as a leading life and laboratory sciences company and as a relatively unique consolidation opportunity. The potential bidders were identified using a number of factors including, but not limited to, the strategic opportunity created for a potential bidder through the acquisition of Millipore and the likely degree of interest in such strategic opportunity by potential bidders, the value of the potential synergies to a potential bidder in connection with the acquisition and a potential bidder’s ability to finance a bid. After reviewing the potential bidders and discussing the need for Millipore to balance the number of potential bidders to be contacted against the potential harm that premature disclosure of the exploration of a potential sale could have on our business, employees and customers, our Board of Directors directed Goldman Sachs to contact Merck, Company A and two other companies regarding a possible sale of Millipore.

On January 22, 2010, following the meeting of our Board of Directors, Dr. Madaus phoned Company A’s chief executive officer and informed him that our Board of Directors had determined to commence a private process to solicit offers for a sale of Millipore and that Goldman Sachs would contact Company A as part of that process.

During the week of January 25th, 2010, Goldman Sachs contacted the four potential bidders in order to gauge their interest in participating in the private process. Each of the potential bidders, including Company A and Merck, responded favorably.

During the week of February 1st, 2010, confidentiality agreements were negotiated and executed with each of the four potential bidders previously contacted, after which each began due diligence with respect to Millipore.

On February 5, 2010, Merck’s outside counsel contacted Cravath to express their client’s desire that any proposed transaction be structured as a statutory share exchange under Massachusetts law.

Between February 8, 2010 and February 12, 2010, presentations were given by our management to each of the four potential bidders.

On February 10, 2010, our Board of Directors held another meeting, in which Dr. Madaus, Messrs. Rudin and Wagner and representatives of Goldman Sachs and Cravath participated. At the meeting, Goldman Sachs provided our Board of Directors with an update on the process. In addition, Cravath discussed the terms of the draft merger agreement that they proposed to distribute to the potential bidders.

On February 12, 2010, Goldman Sachs distributed the draft merger agreement to each of the potential bidders, along with a process letter requesting each potential bidder to submit its best and final offer by February 26, 2010, along with a mark-up of the draft merger agreement and evidence that it had obtained commitments for any financing that it may need to complete any proposed transaction.

Between February 12, 2010, and February 25, 2010, certain members of our management and representatives of Goldman Sachs participated in telephonic and in-person due diligence sessions with representatives of Company A, Merck and one other potential bidder and responded to questions and requests for additional information from each of the potential bidders.

On February 17, 2010, Merck’s outside counsel provided Cravath with comments to the draft merger agreement to reflect Merck’s desired share exchange structure.

MILLIPORE PROXY STATEMENT	21

On February 22, 2010, rumors of a possible offer or transaction to acquire Millipore were publicly reported. On that day, the trading price of our stock on the New York Stock Exchange closed at $87.35, an increase of 22.44% over the $71.34 closing price of our stock on February 19, 2010, the last trading day before such rumors were publicly reported.

On February 23, 2010, Millipore issued a press release announcing that our Board of Directors was evaluating strategic alternatives to enhance shareholder value, including by pursuing a process to explore a possible merger or sale of Millipore.

On February 26, 2010, Goldman Sachs received offers for Millipore from Company A at $95.50 per share in cash and from Merck at $107.00 per share in cash, together in each case with revised acquisition agreements and draft financing papers. Neither of the other bidders that participated in the process submitted an offer.

On the morning of February 27, 2010, the special committee held a meeting, in which Dr. Madaus, Messrs. Rudin and Wagner and representatives of Goldman Sachs and Cravath participated. At this meeting, our management and Goldman Sachs updated the special committee on the results of the process to solicit bids for the company. Cravath reviewed the terms and conditions of the two offers received, including in respect of financing and certainty of closing. In particular, Cravath explained the financing-related condition associated with Merck’s offer. After a thorough discussion of each offer, the special committee instructed management, Goldman Sachs and Cravath as to the next steps that should be pursued with each bidder, including requesting that Merck remove the financing-related condition from its offer.

Following the meeting, Goldman Sachs and Cravath each contacted Merck’s advisors to request that the financing-related condition included in Merck’s offer be removed and that a corresponding modification be made to the terms of its financing commitments. Later that afternoon, Merck’s advisors confirmed to Goldman Sachs and Cravath that the financing-related condition proposed by Merck to be included in the draft agreement and plan of share exchange would be deleted, and that a modification to the credit agreement that Merck intended to use to finance its bid would be made. Cravath then distributed to Merck and its advisors a revised draft of the agreement and plan of share exchange that was submitted with Merck’s bid.

Later that day, Goldman Sachs informed Company A that Millipore intended to work with another bidder that had submitted a proposal that was materially more favorable to Millipore’s shareholders. Late in the afternoon on February 27, 2010, Company A verbally increased its offer to $101.00 per share in cash. Based on conversations with our management, Goldman Sachs informed Company A and its advisors that Company A’s revised offer was still materially lower than the price offered by another bidder, and accordingly, it would continue to work with the other bidder. Early that evening, Company A’s chief executive officer called Dr. Madaus and verbally increased its offer to $105.00 per share in cash, but indicated that this offer was its best and final offer and that there was no room for improvement. Dr. Madaus indicated he would discuss the offer with our Board of Directors.

At 6:30 p.m. on February 27, 2010, the special committee held a meeting, in which all directors of the special committee except for Mr. Classon participated, along with Dr. Madaus, Messrs. Rudin and Wagner and representatives of Goldman Sachs and Cravath. At this meeting, Goldman Sachs provided an update to the special committee as to the events that had transpired since the special committee’s meeting that morning, including the two verbal increases in Company A’s offer, the removal of the financing-related condition from Merck’s offer and a modification to Merck’s proposed credit agreement. After discussing the advisability of requesting Company A and Merck to increase their offers, the Committee instructed management, Goldman Sachs and Cravath to engage Merck and its advisors to encourage them to put their best offer forward, both on price and terms.

Following the special committee meeting, Goldman Sachs contacted Merck’s advisors and informed them that they should put their best offer forward with respect to price and terms. Shortly thereafter, Merck’s outside counsel contacted Cravath

22	MILLIPORE PROXY STATEMENT

and promptly finalized with Cravath most of the remaining open points in the agreement and plan of share exchange, but Merck did not modify their proposed price. Millipore, Merck and their respective legal advisors then spent that night finalizing the terms of the agreement and plan of share exchange.

Around 10:00 p.m. that day, Dr. Madaus called the chief executive officer of Company A and the chief executive officer of Company A reiterated that $105.00 per share in cash was Company A’s best and final offer. Dr. Madaus indicated that Millipore would be pursuing a transaction at a higher value with another company.

At 9:00 a.m. on February 28, 2010, our Board of Directors held a meeting, in which all the directors except for Mr. Bishop participated, along with Dr. Madaus, Messrs. Rudin and Wagner and representatives of Goldman Sachs and Cravath. Dr. Madaus convened the meeting and updated our Board of Directors on developments related to the private process instituted to solicit offers, including the developments of the previous day and the matters raised at each of the meetings of the special committee. Cravath advised our directors of the fiduciary duties imposed on them under Massachusetts law, the factors that may be considered by our directors in evaluating a possible sale of Millipore and the terms and conditions of the draft agreement and plan of share exchange with Merck. Goldman Sachs reviewed the results of the sale process undertaken under our Board of Directors’ direction, including the offers received from Company A and Merck. Our Board of Directors was further advised on the productive negotiations that our management and our advisors had with Merck to reduce the conditionality associated with Merck’s initial offer and to finalize the agreement and plan of share exchange. Our Board of Directors then extensively discussed how to proceed in light of the offers received. Goldman Sachs then presented various financial analyses of Merck’s offer. Upon concluding its presentation, Goldman Sachs delivered its oral opinion, which was subsequently confirmed in writing, to our Board of Directors to the effect that, as of February 28, 2010, and based upon and subject to the factors and assumptions set forth in Goldman Sachs’ written opinion, the $107.00 per share in cash to be paid to the holders of our common stock pursuant to the agreement and plan of share exchange with Merck was fair from a financial point of view to such holders.

Two members of our Board of Directors then temporarily left the meeting and a meeting of the Management Development and Compensation Committee was held with all members of the committee attending. After discussion, the members of the committee unanimously adopted resolutions approving (i) full acceleration of vesting of recently granted performance-based restricted stock unit awards held by non-officer employees in connection with the proposed transaction, (ii) changes to the executive officers’ executive termination agreements which eliminated the condition requiring the executive officers to use best efforts in effecting the integration of the companies but did not increase the amount of any severance pay or benefits and (iii) other changes to effect the equity treatment more fully described in “The Exchange—Equity Awards”.

Following the meeting of the Management Development and Compensation Committee, an Executive Session of our Board of Directors was convened. At this session, the non-management members of our Board of Directors further discussed and evaluated Merck’s offer with Goldman Sachs and Cravath.

Following the Executive Session, the entire Board of Directors, other than Mr. Bishop, reconvened and, after engaging in extensive discussion, each member of our Board of Directors present at the meeting voted in favor of the Board of Directors’ adoption of the agreement and plan of share exchange as being in the best interests of Millipore and its shareholders and authorized the execution and delivery of the agreement and plan of share exchange.

That afternoon, Millipore, Merck and Sub executed the agreement and plan of share exchange.

That evening, Millipore and Merck issued a joint press release announcing the transaction and their execution of a definitive agreement and plan of share exchange.

MILLIPORE PROXY STATEMENT	23

Reasons for the Exchange

In evaluating the exchange agreement, our Board of Directors relied on its knowledge of our business and information provided by our officers, as well as discussions with our legal counsel and financial advisors, and considered Millipore’s and our shareholders’ short-term and long-term interests and prospects. In determining that the exchange agreement is advisable, fair to, and in the best interests of, Millipore and our shareholders and in making its recommendation and in approving and adopting the exchange agreement, our Board of Directors considered a number of factors, including, but not limited to, the reasons described below.

Business Considerations. Our Board of Directors considered the following business reasons and considerations:

■

our current and historical financial condition and results of operations, including our prospects if Millipore were to remain a publicly owned corporation and the risks inherent in remaining independent, including the ability to meet our internally prepared projections for future results of operations;

■

our Board of Directors’ view of Merck’s financial condition and its ability to complete the exchange, including the absence of a financing condition to Merck’s and Sub’s obligation to consummate the exchange, the availability under Merck’s new credit facility and Merck’s ability to fund the exchange consideration;

■	the views expressed by our management regarding, among other things:

■	our financial condition, results of operations, cash flow, business and prospects, including our prospects and the uncertainties facing Millipore if Millipore were to remain independent;

■	the unlikelihood of achieving a higher value on a stand-alone basis in the long-term; and

■	the strategic alternatives available to Millipore and the associated advantages and disadvantages associated with those alternatives;

■	recent trends affecting the pharmaceutical industry, including consolidation in the biopharmaceutical industry, which likely concentrates our customer base;

■	the current liquidity of equity and debt financing markets and the risk that such conditions could be less conducive to an acquisition of Millipore in the future; and

■	the general desirability of our continuing as a stand-alone operating entity.

Financial Considerations. Our Board of Directors also considered the following financial reasons and considerations:

■

the current and historical market prices of our common stock and the fact that the price of $107.00 per share to be paid under the exchange agreement represents a premium of approximately 50.0%, or $35.66, over the closing sale price of $71.34 for our common stock on the NYSE on February 19, 2010 (the last full trading day before rumors of a possible offer or transaction to acquire Millipore were publicly reported), a premium of approximately 13.34%, or $12.59, over the closing sale price of $94.41 for our common stock on the NYSE on February 26, 2010 (the last full trading day before the public announcement that Millipore, Merck and Sub had entered into the exchange agreement), and a premium of approximately 52.8% over the average closing price for our common stock for the 30 day period ending on February 19, 2010;

■

the $107.00 per share to be paid for each share of our common stock in the exchange is approximately a 29.81% premium over the highest closing sale price on the NYSE of our common stock for the 10-year period ended February 19, 2010 (the last full trading day before rumors of a possible offer or transaction to acquire Millipore were publicly reported) of $82.43;

■	the fact that the form of consideration to be paid to our shareholders under the exchange agreement is cash, which will provide liquidity and certainty of value to our shareholders; and

24	MILLIPORE PROXY STATEMENT

■

the opinion rendered by Goldman Sachs to our Board of Directors to the effect that, as of February 28, 2010, and based upon and subject to the factors and assumptions set forth in Goldman Sachs’ written opinion, the $107.00 per share in cash to be paid to the holders of our common stock was fair from a financial point of view to those holders, and the financial analyses presented by Goldman Sachs to our Board of Directors in connection with the rendering of its opinion, as more fully described below under the caption “The Exchange—Opinion of Our Financial Advisor”.

Procedural Considerations. Our Board of Directors also considered certain procedural considerations including:

■	having approached potential acquirors, other than Merck, for an acquisition of Millipore, three of whom engaged in substantial due diligence investigations of Millipore; and

■

the media widely reporting on February 22, 2010, rumors of an offer or transaction to acquire Millipore and our issuing on February 23, 2010, a press release confirming that our Board of Directors was pursuing a process to explore a possible merger or sale of Millipore, each of which gave other potential acquirors the opportunity to approach Millipore to propose a possible acquisition.

Other Transaction Considerations. Our Board of Directors also considered certain transaction-related reasons and considerations:

■

the judgment of our Board of Directors, after reviewing strategic alternatives with the assistance of our management and financial advisor, that an alternative transaction that would provide a greater value to our shareholders was unlikely to be available;

■

the terms and conditions of the exchange agreement, including the parties’ representations, warranties and covenants, the conditions to their respective obligations, and the specified ability of the parties to terminate the exchange agreement;

■

the provisions in the exchange agreement permitting the Board of Directors, under certain circumstances, to provide non-public information to, and engage in discussions with, third parties regarding alternative transactions and to terminate the exchange agreement to accept a superior proposal, subject to specified conditions, including payment to Merck of a termination fee of $230 million;

■

the judgment of our Board of Directors, after consultation with financial advisors and legal counsel, that the potential payment of a $230 million termination fee was reasonable in light of the benefits of the exchange, commercial practice and transactions of this size and nature and would not preclude a competing bidder from making a superior proposal;

■

the consideration by our Board of Directors, after consultation with legal counsel, of the likelihood that the exchange would be approved by the requisite regulatory authorities, without the imposition of material conditions that would prevent or materially delay the exchange or cause either party to exercise its right to terminate the exchange agreement and of the efforts of the parties required to obtain such approvals; and

■	the consideration by our Board of Directors of the benefits the acquisition of Millipore by Merck would have for our employees and the community in which our principal offices are located.

In its deliberations, our Board of Directors also recognized the following considerations and other potentially negative factors associated with the exchange:

■	that certain provisions of the exchange agreement may have the effect of discouraging proposals for alternative transactions with us, including:

■	the restriction on our ability to solicit proposals for alternative transactions;

MILLIPORE PROXY STATEMENT	25

■

the requirement that Millipore provides Merck information with respect to proposals for alternative transactions in a five business day period, or in the case of an amendment to a proposal for an alternative transaction, a two business day period, in which to match an otherwise superior proposal before our Board of Directors may terminate the exchange agreement and accept the superior proposal; and

■	the fact that the exchange agreement obligates us to pay to Merck a termination fee of $230 million under certain scenarios if the exchange agreement is terminated;

■	that Millipore will no longer exist as an independent company and our shareholders will no longer participate in our growth or the pursuit of our stand-alone business plan;

■	the fact that gains from an all-cash transaction would be taxable to our shareholders for U.S. federal income tax purposes;

■	the circumstances under which Merck may not be obligated to complete the exchange;

■

the fact that, pursuant to the exchange agreement, Millipore must generally conduct our business in the ordinary course and is subject to a variety of other restrictions on the conduct of our business prior to the completion of the exchange or termination of the exchange agreement; and

■

the potential for diversion of management and employee attention and for employee attrition during the period prior to the completion of the exchange and the potential effect on our business and relations with customers, service providers and other stakeholders.

During its consideration of the transaction with Merck and Sub described above, our Board of Directors was also aware that some of our directors and executive officers may have interests in the exchange that are different than or in addition to those of our shareholders generally, which are described under “The Exchange—Interests of Directors and Executive Officers in the Exchange”.

This discussion of the information and reasons considered and given weight by our Board of Directors is not intended to be exhaustive, but is believed to address the material information and reasons considered by our Board of Directors. In view of the number and variety of these reasons, our Board of Directors did not find it practicable to make specific assessments of, or otherwise assign relative weights to, the specific reasons and analyses considered in reaching its determination. The determination to approve and adopt the exchange agreement was made after consideration of all of the reasons as a whole. In addition, individual members of our Board of Directors may have given different weights to different reasons in reaching their conclusions with respect to the exchange.

Opinion of Our Financial Advisor

Goldman Sachs rendered its opinion to our Board of Directors that, as of February 28, 2010 and based upon and subject to the factors and assumptions set forth in Goldman Sachs’ written opinion, the $107.00 per share in cash to be paid to the holders of shares of our common stock pursuant to the exchange agreement was fair from a financial point of view to those holders.

The full text of the written opinion of Goldman Sachs, dated February 28, 2010, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided its opinion for the information and assistance of our Board of Directors in connection with its consideration of the transactions contemplated in the exchange agreement. The opinion did not address Millipore’s underlying business decision to engage in the transaction or the relative merits of the transactions contemplated by the exchange agreement as compared to any strategic alternatives that may have been available to Millipore. The opinion does not constitute a recommendation as to how any holder of our common stock should vote with respect to the proposed transaction or any other matter.

26	MILLIPORE PROXY STATEMENT

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

■	the exchange agreement;

■	annual reports to shareholders and Annual Reports on form 10-K of Millipore for the five fiscal years ended December 31, 2009;

■	certain interim reports to shareholders and Quarterly Reports on Form 10-Q of Millipore;

■	certain other communications from Millipore to its shareholders;

■	certain publicly available research analyst reports for Millipore; and

■	certain internal financial analyses and forecasts for Millipore prepared by the management of Millipore and approved by Millipore for use by Goldman Sachs.

Goldman Sachs also held discussions with members of the senior management of Millipore regarding their assessment of the past and current business operations, financial condition and future prospects of Millipore. In addition, Goldman Sachs reviewed the reported price and trading activity for the shares of our common stock, compared certain financial and stock market information for Millipore with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the life sciences industry specifically and in other industries generally and performed such other studies and analyses and considered such other factors, as it deemed appropriate.

For purposes of rendering its opinion, Goldman Sachs relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by it and did not assume any responsibility for any such information. In that regard, with the consent of our Board of Directors, Goldman Sachs assumed that the forecasts for Millipore had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Millipore. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Millipore or any of its subsidiaries, nor was any such evaluation or appraisal furnished to Goldman Sachs. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the completion of the exchange will be obtained without any adverse effect on the expected benefits of the exchange in any way meaningful to its analysis. Goldman Sachs also assumed that the exchange will be consummated on the terms set forth in the exchange agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion did not address Millipore’s underlying business decision to engage in the transactions contemplated by the exchange agreement, or the relative merits of such transactions as compared to any strategic alternatives that may have been available to Millipore. Its opinion only addressed the fairness from a financial point of view, as of February 28, 2010, of the $107.00 per share in cash to be paid to the holders of shares of our common stock pursuant to the exchange agreement. Goldman Sachs did not express any view on, and its opinion did not address, any other term or aspect of the exchange agreement or the exchange or any term or aspect of any other agreement or instrument contemplated by the exchange agreement or entered into or amended in connection with the transactions contemplated thereby including, without limitation, the fairness of the transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of Millipore; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Millipore, or class of such persons in connection with the exchange, whether relative to the $107.00 per share in cash to be paid to the holders of our common stock pursuant to the exchange agreement or otherwise. Goldman Sachs did not express any

MILLIPORE PROXY STATEMENT	27

opinion as to the impact of the exchange on the solvency or viability of Millipore or Merck or the ability of Millipore or Merck to pay its obligations when they come due. Goldman Sachs’ opinion did not address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of February 28, 2010, and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after February 28, 2010. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses presented by Goldman Sachs to our Board of Directors in connection with its rendering of the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information is based on data as it existed, or was publicly available, on or before February 26, 2010, and is not necessarily indicative of current market conditions.

Analysis of Implied Premia and Multiples. Goldman Sachs calculated the implied premia to historical trading prices for the shares of our common stock represented by the $107.00 per share amount to be paid to the holders of shares of our common stock pursuant to the exchange agreement. Goldman Sachs determined that the $107.00 per share in cash to be paid to the holders of shares of our common stock pursuant to the exchange agreement represented premia of:

■	50.0% to the closing price of $71.34 for the shares of common stock on February 19, 2010, the last trading day prior to the date upon which news of a potential acquisition of Millipore became public;

■	46.1% to the closing price of $73.25 for the shares of common stock on January 19, 2010, thirty days before February 19, 2010;

■	44.2% to $74.22, the highest closing price for the shares of common stock during the 52-week period ended on February 19, 2010;

■	52.8% to $70.04, the average of the closing prices for the shares of common stock over the 30-day period ended February 19, 2010; and

■	51.5% to $70.61, the average of the closing prices for the shares of common stock over the 90-day period ended February 19, 2010.

Based on the $107.00 per share in cash to be paid to the holders of our common stock pursuant to the exchange agreement and the total number of fully diluted outstanding shares of our common stock, Goldman Sachs derived a fully diluted equity value of Millipore of approximately $6.38 billion. By adding Millipore’s net debt amount as of December 31, 2009 to this fully diluted equity value, Goldman Sachs derived a fully diluted enterprise value for Millipore of approximately $7.15 billion. Using these equity and enterprise values, actual financial results of Millipore for 2009 and Millipore management’s estimates of the financial results of Millipore for 2010 and 2011, Goldman Sachs derived multiples of:

■	enterprise value to actual 2009 revenue of 4.3x;

■	enterprise value to estimated 2010 revenue of 3.9x;

■	enterprise value to actual 2009 earnings before interest, taxes, depreciation and amortization, or EBITDA, of 17.4x;

■	enterprise value to estimated 2010 EBITDA of 15.3x;

■	equity value to estimated 2010 net income of 24.9x; and

■	equity value to estimated 2011 net income of 21.9x.

28	MILLIPORE PROXY STATEMENT

Comparable Company Analysis. Goldman Sachs reviewed and compared certain financial information, multiples and ratios for Millipore to the median of corresponding financial information, multiples and ratios for the following selected companies:

■	Bio-Rad Laboratories, Inc.;

■	Life Technologies Corporation;

■	Pall Corporation;

■	Sigma-Aldrich Corporation;

■	Techne Corporation;

■	Thermo Fisher Scientific Inc.; and

■	Waters Corporation.

Although none of the selected companies is directly comparable to Millipore, the companies included were chosen because they are publicly traded companies in the life sciences industry with operations and equity market values that, for purposes of analysis, may be considered similar to Millipore’s.

With respect to Millipore and each of the selected companies, Goldman Sachs calculated:

■	enterprise value as a multiple of estimated EBITDA for 2010;

■	share price as a multiple of estimated stand-alone earnings per share, or EPS (P/E multiple), for 2010; and

■	the ratio of 2010 estimated P/E multiple to estimated 5-year cumulative average EPS growth rate (P/E/G ratio).

For purposes of these calculations, Goldman Sachs utilized an equity value for each company derived by multiplying the number of fully diluted outstanding shares of that company as reported in its most recent SEC filings by the company’s closing share price on February 19, 2010. By adding the net debt amount of each company as reported in its most recent SEC filings to the equity value of such company derived from the foregoing calculations, Goldman Sachs determined an enterprise value for each company. The multiples and ratios for Millipore were calculated using Millipore management estimates and median estimates for Millipore most recently published by International Broker’s Estimate System, or IBES. The multiples and ratios for the selected companies were calculated using the median estimates for each selected company most recently published by IBES. The following table presents the results of these calculations:

	Millipore		Median of Selected Companies
	IBES Estimates	Management Estimates
Enterprise Value/ 2010E EBITDA	10.2x	—	10.0x
2010E P/E multiple	16.1x	15.9x	15.5x
2010E P/E/G ratio	1.5x	1.4x	1.4x

Goldman Sachs applied illustrative P/E/G ratios ranging from 1.3x to 1.7x to Millipore management’s estimate of Millipore’s stand-alone EPS for 2010 and Millipore’s 5-year cumulative average EPS growth rate to derive a range of implied values per share of our common stock of $64.38 to $84.19, reflecting implied P/E multiples for Millipore ranging from 14.3x to 18.7x based on Millipore management’s estimate of 2010 EPS.

Discounted Cash Flow Analyses. Goldman Sachs performed illustrative discounted cash flow analyses based on Millipore management’s estimate of Millipore’s unlevered free cash flows to derive ranges of illustrative present values per share of our common stock.

MILLIPORE PROXY STATEMENT	29

Using illustrative discount rates ranging from 8.0% to 10.0%, reflecting estimates of Millipore’s weighted average cost of capital, Goldman Sachs derived illustrative ranges of implied enterprise values for Millipore by discounting to present value as of June 30, 2010 (a) estimates of Millipore’s unlevered free cash flows for half of 2010 and for 2011 through 2014 and (b) illustrative terminal values for Millipore as of December 31, 2014 derived both by applying illustrative perpetuity growth rates ranging from 2.0% to 4.0% to estimated unlevered free cash flow for Millipore for 2014 (the perpetuity growth method) and by applying illustrative multiples ranging from 9.0x to 12.0x to estimated EBITDA for Millipore for 2014 (the EBITDA multiple method).

To calculate the illustrative ranges of present values per share of our common stock, Goldman Sachs subtracted Millipore’s net debt amount as of December 31, 2009 from the illustrative ranges of implied enterprise values it derived for Millipore and divided the result by the number of basic shares of our common stock outstanding as of February 25, 2010.

These analyses resulted in an illustrative range of present values per share of our common stock of $69.85 to $144.19 using the perpetuity growth method for deriving terminal values and of $78.98 to $112.83 using the EBITDA multiple method for deriving terminal values.

Present Value of Future Stock Price Analysis. Goldman Sachs calculated illustrative ranges of implied present values per share of our common stock based on hypothetical future share prices for common stock for each of 2010 through 2014. For purposes of this analysis, Goldman Sachs derived hypothetical future share prices for common stock by applying forward P/E multiples ranging from 16.0x to 20.0x to Millipore management’s estimate of EPS for Millipore for each of 2010 through 2014. By applying an illustrative discount rate of 9%, reflecting an estimate of Millipore’s cost of equity, to these hypothetical future share prices, Goldman Sachs derived implied present values per share of common stock ranging from $72.07 to $95.48.

30	MILLIPORE PROXY STATEMENT

Selected Precedent Transactions Analysis. Goldman Sachs analyzed certain publicly available information relating to the following transactions in the life sciences industry that were announced between 2004 and 2009 involving aggregate enterprise value consideration of over $100 million.

Year Announced	Acquiror	Target
2009	Agilent Technologies, Inc.	Varian, Inc.
2009	Corning Inc.	Axygen Biosciences, Inc.
2009	Danaher Corporation	Applied Biosystems/MDS Sciex
2009	Danaher Corporation	MDS Analytical Technologies, Inc.
2008	GE Healthcare Life Sciences	Whatman plc
2008	Invitrogen	Applied Biosystems
2007	Roche Diagnostics Operations, Inc.	NimbleGen Systems GmbH
2007	Eppendorf AG	New Brunswick Scientific Co., Inc.
2007	Roche Diagnostics Operations, Inc.	454 Life Sciences Corporation
2007	Sartorius AG	Stedim S.A.
2007	Agilent Technologies Inc.	Stratagene Corporation
2007	Avista Capital Partners	BioReliance
2007	MDS, Inc.	Molecular Devices Corporation
2006	Illumina, Inc.	Solexa, Inc.
2006	GE Healthcare	Biacore International AB
2006	Thermo Electron Corporation	Fisher Scientific International, Inc.
2006	Millipore Corporation	Serologicals Corporation
2005	3M Co.	Cuno Inc.
2005	Invitrogen Corporation	Dynal Biotech Holding ASA
2005	Thermo Electron Corporation	Kendro Laboratory Products
2005	Sigma-Aldrich Corporation	JRH Biosciences Pty Ltd
2004	Clayton Dubilier & Rice	VWR International
2004	Molecular Devices Corporation	Axon Instruments
2004	Fisher Scientific International, Inc.	Apogent Technologies, Inc.
2004	Fisher Scientific International, Inc.	Oxoid Group Holdings Limited

Although none of the selected transactions is directly comparable to the exchange, the aggregate enterprise value consideration paid in the selected transactions and the companies that participated in the selected transactions are such that, for purposes of analysis, the selected transactions may be considered similar to the exchange.

Goldman Sachs calculated and reviewed the following implied multiples and premia for the selected transactions:

■	the enterprise value of the target company as a multiple of the target company’s sales and EBITDA for the last twelve month period (“LTM”) prior to the announcement of the transaction; and

■	the premia represented by the announced per share transaction price to the closing prices of the target company’s common stock one day and thirty days prior to the announcement of the transaction.

For purposes of this analysis, the target companies’ enterprise values were generally calculated by multiplying the announced per share transaction price by the number of the company’s fully diluted outstanding shares and adding to that result the target company’s net debt amount based on information disclosed in the target company’s most recent SEC filings prior to the announcement of the applicable transaction. The following table presents the results of this analysis:

MILLIPORE PROXY STATEMENT	31

	Selected Transactions
	High		Low		Mean		Median
Enterprise value/LTM sales	9.8	x	0.6	x	3.2	x	3.0	x
Enterprise value/LTM EBITDA	23.5	x	10.0	x	15.3	x	14.2	x
Premium to price 1 day prior to announcement	48.7%		1.3%		25.9%		30.0%
Premium to price 30 days prior to announcement	68.5%		1.7%		34.2%		34.9%

Goldman Sachs applied illustrative EBITDA multiples ranging from 13.0x to 17.0x to Millipore’s actual EBITDA for 2009 to derive a range of implied values per share of common stock of $79.43 to $107.96.

General. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Millipore or the exchange.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs rendering its opinion to our Board of Directors that, as of February 28, 2010, and based upon and subject to the factors and assumptions set forth therein, the $107.00 per share in cash to be paid to the holders of our common stock pursuant to the exchange agreement was fair from a financial point of view to those holders. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Millipore, Merck, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecasts.

The $107.00 per share in cash to be paid to the holders of our common stock pursuant to the exchange agreement was determined through arm’s-length negotiations between Millipore and Merck and was approved by our Board of Directors. Goldman Sachs provided advice to Millipore during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to Millipore or our Board of Directors or that any specific amount of consideration constituted the only appropriate consideration for the exchange.

As described above, Goldman Sachs’ fairness opinion rendered to our Board of Directors was one of many factors taken into consideration by our Board of Directors in making its determination to approve the exchange agreement and the transactions contemplated by it, including the exchange. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B.

Goldman Sachs and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman Sachs and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of third

32	MILLIPORE PROXY STATEMENT

parties, Millipore, Merck and any of their respective affiliates or any currency or commodity that may be involved in the exchange for their own account and for the accounts of their customers. Goldman Sachs has acted as financial advisor to Millipore in connection with, and has participated in certain of the negotiations leading to, the exchange. Millipore’s Board of Directors selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the exchange. Pursuant to an engagement letter dated February 2, 2010 between Millipore and Goldman Sachs, for the services of Goldman Sachs in connection with the exchange, Goldman Sachs will be entitled to receive a transaction fee of approximately $30 million and an additional fee of up to $3 million payable at our sole discretion, all of which is contingent upon completion of the exchange. In addition, Millipore has agreed to reimburse Goldman Sachs for its expenses arising, and indemnify Goldman Sachs against certain liabilities that may arise, out of its engagement. In addition, Goldman Sachs has provided certain investment banking and other financial services to Millipore and its affiliates from time to time for which its investment banking division has received, and may receive, compensation. Goldman Sachs also has provided certain investment banking and other financial services to Merck and its affiliates from time to time for which its investment banking division has received compensation. Goldman Sachs also may provide investment banking and other financial services to Millipore and Merck and their respective affiliates in the future for which its investment banking division may receive compensation.

Certain Millipore Forecasts

Millipore does not as a matter of course make public long-term forecasts as to future performance beyond the current fiscal year, and Millipore is especially wary of making forecasts for extended periods due to the unpredictability of the underlying assumptions and estimates. However, Millipore provided to potential bidders, including Merck, in connection with their due diligence review of Millipore our management’s internal non-public financial forecasts regarding our anticipated future operations. These forecasts were also considered by our Board of Directors for purposes of evaluating the exchange. Millipore has included below a summary of the most recent of such forecasts for fiscal years 2010 through 2014, which we approved for use by Goldman Sachs in connection with its rendering of its fairness opinion to our Board of Directors and performing its related financial analyses, as described under the caption “The Exchange—Opinion of Our Financial Advisor”.

These financial forecasts were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or GAAP. In addition, the forecasts included in this proxy statement are the responsibility of our management. PricewaterhouseCoopers LLP has neither examined, compiled, nor performed any procedures with respect to the accompanying forecasts and, accordingly, PricewaterhouseCoopers LLP does not express any opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference in this proxy statement relates to our historical financial information. It does not extend to the forecasts and should not be read to do so. The summary of these financial forecasts included below is not being included to influence your decision whether to vote for the approval of the exchange agreement, but are being provided because these financial forecasts were provided by Millipore to potential bidders, including Merck, and were approved by us for use by Goldman Sachs in connection with its rendering of its fairness opinion to our Board of Directors and performing its related financial analyses, as described under the caption “The Exchange—Opinion of Our Financial Advisor”.

These financial forecasts were based on numerous variables and assumptions (including, but not limited to, those related to industry performance and competition and general business, economic, market and financial conditions) that are inherently uncertain and are beyond the control of our management. Important factors that may affect actual results and cause these financial forecasts to not be achieved include, but are not limited to, risks and uncertainties relating to our

MILLIPORE PROXY STATEMENT	33

business (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, general business and economic conditions and other factors described under “Special Note Regarding Forward-Looking Statements.” These financial forecasts also reflect assumptions as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in these financial forecasts. Accordingly, there can be no assurance that the forecasted results summarized below will be realized.

The inclusion of a summary of these financial forecasts in this proxy statement should not be regarded as an indication that any of Millipore, or our affiliates, advisors or representatives considered these financial forecasts to be predictive of actual future events, and these financial forecasts should not be relied upon as such. None of Millipore, our affiliates, advisors, officers, directors, partners or representatives can give you any assurance that actual results will not differ materially from these financial forecasts, and none of them undertakes any obligation to update or otherwise revise or reconcile these financial forecasts to reflect circumstances existing after the date these financial forecasts were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying these forecasts are shown to be in error. Millipore does not intend to make publicly available any update or other revision to these financial forecasts. Millipore has made no representation to Merck, in the exchange agreement or otherwise, concerning these financial forecasts. None of Millipore, our affiliates, advisors, officers, directors, partners or representatives has made or makes any representation to any shareholder or other person regarding Millipore’s ultimate performance compared to the information contained in these financial forecasts or that the forecasted results will be achieved.

The below forecasts do not give effect to the exchange. Millipore urges all our stockholders to review Millipore’s most recent SEC filings for a description of Millipore’s reported financial results.

Five Year Projections – Non GAAP Financials (as of January 2010)

	Fiscal Year Ending December 31,
	2010E	2011E	2012E	2013E	2014E
	($ in million, except per share data)

Total Sales	$1,825	$1,922	$2,054	$2,198	$2,352
Operating Income	385	438	488	534	583
Earnings Per Share	4.50	5.06	5.61	6.16	6.74

Non-GAAP operating income and earnings per share exclude from the related GAAP measures costs related to strategic corporate initiatives, acquisition and related integration costs and expenses, amortization of purchased intangible assets and non-cash interest expenses on our convertible notes. Millipore believes that the non-GAAP financial measures provide useful and supplementary information regarding our operating performance, although they may not be directly comparable to measures used by other companies. It is our belief that these non-GAAP financial measures have been particularly useful over the last few years because of the significant changes that have occurred outside of our day-to-day business in accordance with the execution of our strategy. Accordingly, we provided these non-GAAP financial measures to potential bidders as described above. Non-GAAP information should not be construed as an alternative to GAAP information as the items excluded from the non-GAAP measures often have a material impact on our financial results. Our management uses, and investors should use, non-GAAP measures in conjunction with our GAAP results.

Exchange Consideration

As of the completion of the exchange, all shares of our common stock will be transferred by operation of law to Sub in exchange for the right to receive $107.00 per share in cash, without interest. Holders of shares of our common stock immediately prior to completion of the exchange who have not properly perfected their appraisal rights will cease to have any rights after the exchange as shareholders, except the right to receive the exchange consideration.

34	MILLIPORE PROXY STATEMENT

Treatment of Awards Outstanding Under Our Stock Plans

■

Immediately prior to the completion of the exchange, each time-based vesting restricted stock unit award that remains outstanding as of such time will become fully vested and will entitle the holder of such award to the right to receive a cash payment equal to the product of (a) the number of shares of our common stock subject to such restricted stock unit award that have vested immediately prior to the exchange and (b) the exchange consideration, payable as promptly as practicable following the exchange, without interest;

■

Immediately prior to the completion of the exchange, each performance-based restricted stock unit award held by an executive officer that remains outstanding as of such time will vest as to (a) one-third of the target number of shares of our common stock subject to such award, in the case of awards granted in February 2010, and (b) two-thirds of the target number of shares of our common stock subject to such award, in the case of awards granted in February 2009, and any remaining portion of such performance-based restricted stock unit award will be cancelled without consideration, and the executive officer who holds such award will be entitled to receive a cash payment equal to the product of (i) the number of shares of our common stock that have vested immediately prior to the exchange and (ii) the exchange consideration, payable as promptly as practicable following the exchange, without interest;

■

Immediately prior to the completion of the exchange, each performance-based restricted stock unit award held by any employee other than an executive officer that remains outstanding as of such time will become fully vested and will entitle the holder of such award to the right to receive a cash payment equal to the product of (a) the number of shares of our common stock subject to such performance-based restricted stock unit award that have vested immediately prior to the exchange and (b) the exchange consideration, payable as promptly as practicable following the exchange, without interest;

■

Each non-qualified stock option that remains outstanding as of immediately prior to the exchange, whether or not vested, will be converted into the right to receive a cash payment equal to the product of (a) the number of shares of our common stock subject to such stock option and (b) the excess, if any, of (i) the exchange consideration over (ii) the exercise price per share of our common stock subject to such stock option, payable as promptly as practicable following the exchange, without interest;

■

Each stock equivalent under our Supplemental Savings and Retirement Plan for Key Salaried Employees that remains outstanding as of immediately prior to the exchange will cease to represent the right to the equivalent in value and rate of return to a share of our common stock and will instead be converted into the right to receive the exchange consideration, which cash amount will be reinvested, and paid following the exchange, in accordance with the terms of the plan; and

■

Each stock equivalent under directors’ fee agreements that remains outstanding as of immediately prior to the exchange will cease to represent the right to the equivalent in value and rate of return to a share of our common stock and will instead be converted into the right to receive the exchange consideration, which cash amount will be paid as soon as practicable following the exchange (except as otherwise required under the terms of the applicable stock equivalent).

Interests of Directors and Executive Officers in the Exchange

Millipore’s directors and executive officers will receive the exchange consideration for each vested share of our common stock that they own as of date of the exchange in the same manner as other shareholders. In addition, each share of our common stock subject to a stock option that has vested before the exchange that is held by any of Millipore’s directors and

MILLIPORE PROXY STATEMENT	35

executive officers will be converted into the right to receive a cash payment, as described above under “The Exchange Agreement—Treatment of Awards Outstanding Under Our Stock Plans”. For information regarding beneficial ownership of our common stock held by Millipore’s directors and executive officers, including vested shares and shares subject to stock options that are expected to have already vested before the exchange, please see “Stock Ownership”.

Overview

Aside from their interests as Millipore shareholders and holders of vested Millipore stock options, Millipore’s directors and executive officers have interests in the exchange that may be different from, or in addition to, those of other Millipore shareholders generally. In considering the recommendation of our Board of Directors that you vote to approve the exchange agreement, you should be aware of these interests. The members of our Board of Directors were aware of and considered these interests, among other matters, in evaluating and negotiating the exchange agreement and the exchange, and in recommending to the Millipore shareholders that the exchange agreement be approved. As described in more detail below, the interests of Millipore’s directors and executive officers in the exchange that are different from, or in addition to, those of other Millipore shareholders may include:

■

the accelerated vesting of Millipore restricted stock unit awards, performance-based restricted stock unit awards and non-qualified stock options, and the cancellation of such awards in exchange for cash, upon the completion of the exchange;

■

the receipt of certain payments and benefits under the executive officers’ executive termination agreements, including cash severance, prorated bonuses and continued health and welfare benefits, upon certain types of terminations of employment following the exchange;

■	the receipt of gross-up payments to make the executive officers whole for any excise tax imposed as a result of Section 280G of the Code on any compensation received;

■

the conversion of stock equivalents with respect to shares of our common stock outstanding under Millipore’s supplemental retirement plan and Millipore’s director fee agreements into rights to receive cash, which will be payable in accordance with the terms of the plan and agreements; and

■	the continuation of certain compensation and benefits until December 31, 2011, pursuant to the exchange agreement.

The dates used below to quantify these interests have been selected for illustrative purposes only. They do not necessarily reflect the dates on which certain events will occur.

Equity Awards

Millipore’s directors and executive officers hold non-qualified stock options, restricted stock unit awards that vest solely based on the passage of time and restricted stock unit awards that vest based on the satisfaction of performance conditions. In addition, the exchange agreement allows directors to receive their regularly scheduled annual grants of equity awards for 2010 (in the form of restricted shares or restricted stock unit awards), with an aggregate value consistent with past practice, if the exchange has not been completed prior to the time such grants are normally made.

Restricted Stock Unit Awards

As described under “The Exchange Agreement—Treatment of Awards Outstanding Under Our Stock Plans”, each time-based vesting restricted stock unit award that remains outstanding as of immediately prior to the exchange, including those

36	MILLIPORE PROXY STATEMENT

held by Millipore’s directors and executive officers, will become fully vested and will entitle the holder to the right to receive a cash payment equal to the product of (a) the number of shares of our common stock subject to such restricted stock unit award that have vested immediately prior to the completion of the exchange and (b) the exchange consideration, payable as promptly as practicable following the exchange.

The following table summarizes the time-based restricted stock unit awards held by our directors and executive officers that will be outstanding as of the date of the exchange (other than any such time-based restricted stock unit awards that may be granted pursuant to regularly scheduled annual grants of equity awards to directors for 2010) and the consideration that each director and executive officer will receive pursuant to the exchange agreement with respect to such awards, assuming for these purposes that the exchange occurs on June 30, 2010.

Director or Executive Officer	Number of Shares Underlying Restricted Stock Unit Awards	Value of Shares Underlying Restricted Stock Unit Awards
Directors
Dr. Daniel Bellus	1,492	$159,644
Robert Bishop	1,492	$159,644
Melvin Booth	1,492	$159,644
Rolf A. Classon	1,492	$159,644
Maureen A. Hendricks	1,492	$159,644
Mark Hoffman	1,492	$159,644
Robert S. Langer	0	$0
John F. Reno	1,492	$159,644
Edward Scolnick	1,492	$159,644
Karen E. Welke	1,492	$159,644

Officers
Martin D. Madaus	91,963	$9,840,041
Bruce J. Bonnevier	2,939	$314,473
Jonathan P. DiVincenzo	2,565	$274,455
Dennis W. Harris	4,225	$452,075
Geoffrey F. Ide	2,572	$275,204
Peter C. Kershaw	6,245	$668,215
Jean-Paul Mangeolle	7,348	$786,236
Jeffrey Rudin	4,409	$471,763
Charles F. Wagner	7,088	$758,416

Performance-Based Restricted Stock Unit Awards

As described under “The Exchange Agreement—Treatment of Awards Outstanding Under Our Stock Plans”, each performance-based restricted stock unit award held by an executive officer that remains outstanding as of immediately prior to the exchange will vest as to (a) one-third of the target number of shares of our common stock subject to such award, in the case of awards granted in February 2010, and (b) two-thirds of the target number of shares of our common stock subject to such award, in the case of awards granted in February 2009, and any remaining portion of such performance-based restricted stock unit award will be cancelled without consideration. The executive officer who holds such award will be entitled to receive a cash payment equal to the product of (i) the number of shares of our common stock subject to such performance-based restricted stock unit award that became vested immediately prior to the completion of the exchange and (ii) the exchange consideration, payable as promptly as practicable following the exchange.

MILLIPORE PROXY STATEMENT	37

The following table summarizes the performance-based restricted stock unit awards held by our executive officers that will be outstanding as of the date of the exchange and will vest in connection with the exchange, and the consideration that each executive officer will receive pursuant to the exchange agreement with respect to such awards, assuming for these purposes that the exchange occurs on June 30, 2010.

Executive Officer	Number of Shares as to which Performance-Based Restricted Stock Unit Awards will Vest	Value of Shares as to which Performance-Based Restricted Stock Unit Awards will Vest
Martin D. Madaus	28,457	$3,044,899
Bruce J. Bonnevier	2,472	$264,504
Jonathan P. DiVincenzo	4,672	$499,904
Dennis W. Harris	3,151	$337,157
Geoffrey F. Ide	1,995	$213,465
Peter C. Kershaw	6,546	$700,422
Jean-Paul Mangeolle	7,196	$769,972
Jeffrey Rudin	4,150	$444,050
Charles F. Wagner	7,845	$839,415

Stock Options

As described under “The Exchange Agreement—Treatment of Awards Outstanding Under Our Stock Plans”, each non-qualified stock option that remains outstanding as of immediately prior to the exchange, whether or not vested, including those held by Millipore’s directors and executive officers, will be converted into the right to receive a cash payment equal to the product of (a) the number of shares of our common stock subject to such stock option and (b) the excess of (i) the exchange consideration over (ii) the exercise price per share of our common stock subject to such stock option, payable as promptly as practicable following the exchange.

The following table summarizes the non-qualified stock options held by our directors and executive officers that will be outstanding as of the date of the exchange and will vest in connection with the exchange, and the consideration that each director and executive officer will receive pursuant to the exchange agreement with respect to such options, assuming for these purposes that the exchange occurs on June 30, 2010.

Director or Executive Officer	Number of Shares Underlying Unvested Stock Options	Value of Unvested Stock Options (net of per share exercise price)
Directors
Dr. Daniel Bellus	5,507	$209,770
Robert Bishop	5,507	$209,770
Melvin Booth	5,507	$209,770
Rolf A. Classon	5,507	$209,770
Maureen A. Hendricks	5,507	$209,770
Mark Hoffman	5,507	$209,770
Robert S. Langer	3,578	$126,983
John F. Reno	5,507	$209,770
Edward Scolnick	5,507	$209,770
Karen E. Welke	5,507	$209,770

38	MILLIPORE PROXY STATEMENT

Director or Executive Officer	Number of Shares Underlying Unvested Stock Options	Value of Unvested Stock Options (net of per share exercise price)

Officers
Martin D. Madaus	255,163	$10,653,070
Bruce J. Bonnevier	22,669	$943,144
Jonathan P. DiVincenzo	39,516	$1,641,263
Dennis W. Harris	30,947	$1,198,115
Geoffrey F. Ide	14,883	$655,759
Peter C. Kershaw	55,505	$2,332,348
Jean-Paul Mangeolle	62,808	$2,626,634
Jeffrey Rudin	37,747	$1,565,653
Charles F. Wagner	67,230	$2,801,315

Executive Termination Agreements

Millipore has entered into individual executive termination agreements with its executive officers that provide for certain payments and benefits upon a termination of employment by Millipore without cause or by the executive officer for good reason (as described below) any time within the two years following a change in control, such as the exchange.

Under the executive termination agreements with our executive officers, “good reason” means (i) the assignment of duties that are inconsistent with the executive officer’s status or title or a substantial diminution in the nature or status of the executive officer’s responsibilities (except that, in the case of the executive officers other than Dr. Madaus, a change in reporting relationship will not be considered to be a substantial diminution in the nature or status of the executive officer’s responsibilities); (ii) a reduction in the executive officer’s annual base salary or target bonus; (iii) a change in the executive officer’s place of employment to a location that is outside a 50-mile radius of Millipore’s location prior to the change in control; (iv) a failure of Millipore to pay any portion of the executive officer’s compensation within seven days of the date due; (v) a failure of Millipore to continue in effect any cash- or stock-based compensation plan unless an equitable arrangement has been made with respect to such plan or a decrease in the executive officer’s participation in such plan; (vi) a reduction in the executive officer’s welfare, fringe or vacation benefits; or (vii) a termination of employment by Millipore without proper written notice.

The executive termination agreements provide for the following payments and benefits upon a qualifying termination:

■

a lump-sum cash payment equal to two times (three times in the case of Dr. Madaus) the sum of (a) the executive officer’s then-current annual base salary and (b) the greater of (i) the average actual bonus earned in respect of the three most recently completed years prior to termination of employment and (ii) the target annual bonus for the year in which the termination of employment occurs;

■	a pro-rata target annual bonus for the year in which the termination occurs;

■	continuation of company-paid medical, dental, disability and life insurance benefits for up to two years (three years in the case of Dr. Madaus); and

■	acceleration of vesting of any unvested equity-based awards.

Pursuant to the executive termination agreements, an executive officer will not be entitled to the payments and benefits described above unless he executes, and does not revoke, a release of claims in favor of Millipore. Executive officers will also be subject to non-competition and non-solicitation covenants for a period of time between one and two years, depending on their service credit with Millipore (three years in the case of Dr. Madaus), following termination of employment.

MILLIPORE PROXY STATEMENT	39

In addition, each executive officer is entitled to a gross-up payment to make him or her whole for any excise tax imposed as a result of Section 280G of the Code on any of his or her compensation.

Based on compensation and benefit levels as of April 29, 2010 and assuming that the exchange is consummated on June 30, 2010 and that each executive officer experiences a qualifying termination of employment at that time, the executive officers will be entitled to receive the following cash severance payments and other benefits under their executive termination agreements.

Executive Officer	Cash Severance	Prorated Bonus	Continuation of Medical, Dental, Disability and Life Insurance Benefits	280G Tax Gross-Up	Total
Martin D. Madaus	$5,700,000	$475,000	$46,365	$9,114,609	$15,335,974
Bruce J. Bonnevier	$931,228	$80,892	$20,828	$—	$1,032,948
Jonathan P. DiVincenzo	$1,192,538	$127,772	$30,384	$839,693	$2,190,387
Dennis W. Harris	$1,097,722	$108,109	$2,650	$779,045	$1,987,526
Geoffrey F. Ide	$867,578	$76,963	$29,793	$540,084	$1,514,418
Peter C. Kershaw	$1,143,417	$112,609	$30,291	$937,379	$2,223,696
Jean-Paul Mangeolle	$1,405,233	$150,561	$46,222	$—	$1,602,016
Jeffrey Rudin	$1,126,655	$99,945	$30,281	$—	$1,256,881
Charles F. Wagner	$1,567,881	$163,857	$30,910	$1,314,419	$3,077,067

Indemnification and Insurance

Merck and Sub have agreed that all rights to indemnification from liabilities for acts or omissions occurring prior to the exchange and rights to advancement of related expenses now existing in favor of our and our subsidiaries’ current or former directors, officers, employees and agents as provided in our and our subsidiaries organizational documents will survive the exchange and will not be modified in any manner that would adversely affect any right thereunder of such directors, officer, employees and agents. After the exchange, in the event any threatened or actual claim, action, suit, proceeding or investigation against a current or former director, officer, employee or agent arises pertaining either to such person’s capacity in our company or our subsidiaries or to the exchange agreement or any of the transactions contemplated thereby, Millipore and Merck will indemnify and hold them harmless, to the fullest extent permitted by law, including by advancing reasonable attorney’s fees and expenses. Neither Millipore nor Merck will settle, compromise, or consent to the entry of any judgment for which indemnification could be sought as described above, unless such settlement, compromise or consent includes an unconditional release of the relevant current or former director, officer, employee or agent arising out of such claim, or he or she consents in writing. Merck’s and our obligations to indemnify and hold harmless described above continue for six years following the exchange, provided that all rights to indemnification arising out of a claim made within six years after the exchange continue until the final disposition of that claim.

Additionally, the exchange agreement requires Merck and Sub to cause to be maintained for a period of not less than six years from the exchange, our current directors’ and officers’ insurance and indemnification policy, or a replacement policy issued by a reputable and financially sound insurance company, on terms no less favorable than the terms of the policies in effect as of the date of the exchange agreement, in respect of acts or omissions occurring at or prior to the exchange of our or our subsidiaries’ current or former directors, officers, employees and agents, so long as the annual premium would not be in excess of 250% of the annual premium paid by us under our current insurance policies. In lieu of Merck maintaining the policies described above, Millipore may elect to purchase prior to the exchange a six-year “tail” pre-paid policy on

40	MILLIPORE PROXY STATEMENT

terms and conditions not less favorable than the policies in effect as of the date of the exchange agreement, but if Millipore chooses to do so, it cannot spend more than 300% of the amount it currently pays for annual coverage under our current insurance policies.

Executive Officer Retirement Benefits

All executive officers have fully vested benefits in our Supplemental Savings and Retirement Plan for Key Salaried Employees, a non-qualified retirement plan that, among other things, permits the deferral of compensation in the form of stock equivalents with respect to our common stock. Pursuant to the exchange agreement, each stock equivalent under the Supplemental Savings and Retirement Plan for Key Salaried Employees will be converted into the right to receive the exchange consideration, which cash amount will be reinvested, and paid following the exchange, in accordance with the terms of the plan. Of the executive officers, only Messrs. Bonnevier and Mangeolle have stock equivalents in the plan.

The following table summarizes the executive officers’ stock equivalents in our Supplemental Savings and Retirement Plan for Key Employees as of April 29, 2010.

Executive Officer	Number of Stock Equivalents in Supplemental Savings and Retirement Plan for Key Employees	Value of Stock Equivalents
Bruce J. Bonnevier	111	$11,877
Jean-Paul Mangeolle	228	$24,396

Director Deferred Fees

Pursuant to agreements with Millipore, certain directors have deferred certain amounts of their fees in the form of stock equivalents with respect to our common stock. Pursuant to the exchange agreement, each such stock equivalent will be converted into the right to receive the exchange consideration, which cash amount will be paid as soon as practicable following the exchange (except as otherwise required under the terms of the applicable stock equivalent).

The following table summarizes the stock equivalents held by our directors as of April 29, 2010.

Director	Number of Deferred Stock Equivalents	Value of Deferred Stock Equivalents
Dr. Daniel Bellus	722	$77,254
Robert Bishop	4,677	$500,439
Maureen A. Hendricks	6,376	$682,232
Mark Hoffman	2,888	$309,016
John F. Reno	9,010	$964,070
Edward Scolnick	886	$94,802

Arrangements with Merck

As of the date of this proxy statement, no member of our management has entered into any agreement, arrangement or understanding with Merck, Sub or their affiliates regarding employment with Merck, Sub or their affiliates. Merck has informed us that it intends to retain members of our existing management team after the exchange is completed. Members of management currently are engaged in discussions with representatives of Merck regarding revised terms of employment. Although Millipore believes members of our management team are likely to enter into new arrangements with Merck, Sub or their affiliates regarding employment with Merck, Sub or their affiliates, such matters are subject to further negotiations and discussion and no terms or conditions have been finalized. Any such new arrangements are expected to be entered into prior to the completion of the exchange. Dr. Madaus has informed Merck that, in the event the exchange is completed, he will continue to act as a consultant through the end of 2010 to assist in the ownership transition.

MILLIPORE PROXY STATEMENT	41

As described under “The Exchange Agreement—Employee Benefits”, the exchange agreement requires Merck to continue to provide certain compensation and benefits through December 31, 2011 to all Millipore employees, including the executive officers.

Financing of the Exchange

The exchange is not conditioned upon any financing arrangements. Merck has signed a term loan facility agreement with BNP Paribas, Commerzbank Aktiengesellschaft and Merrill Lynch International, as mandated lead arrangers and BNP Paribas S.A. Niederlassung Frankfurt am Main, Commerzbank Aktiengesellschaft, Filiale Luxemburg and Bank of America, N.A., as original lenders. Merck replaced part of the term loan facility after the execution of the exchange agreement through the issuance of bonds in the amount of € 3.2 billion. Millipore believes the proceeds from the term loan facility and the issuance of the bonds, along with Merck’s other cash on hand, will be used by Merck to fund the exchange consideration.

Effects of the Exchange

Subject to the terms and conditions of the exchange agreement and in accordance with Massachusetts law, each outstanding share of our common stock will be transferred by operation of law to Sub in exchange for the right to receive the exchange consideration. Thereafter, Millipore will continue as a wholly owned subsidiary of Sub and holders of shares of our common stock immediately prior to the completion of the exchange will cease to have any rights after the exchange as a shareholder, except the right to receive the exchange consideration or, if such holder has validly perfected its appraisal rights, an appraisal of such shares.

Regulatory and Antitrust Approvals

Under the HSR Act and the rules promulgated under the HSR Act by the FTC, the exchange cannot be completed until Millipore and Merck each file a notification and report form under the HSR Act and the applicable waiting period has expired or been terminated. The FTC or Antitrust Division of the Department of Justice (“Antitrust Division”) may conduct a preliminary investigation to determine if the effect of the proposed transaction may be to substantially lessen competition or to tend to create a monopoly. If the FTC or Antitrust Division is unable to complete its investigation during the initial 30-day HSR Act waiting period, the government may issue a Request for Additional Information and Documentary Materials (“Second Request”). If a Second Request is issued, the parties may not consummate the transaction until both parties have substantially complied with the Second Request and subsequently have observed a second 30-day waiting period. On March 18, 2010, Millipore and Merck each filed a notification and report form under the HSR Act with the FTC and the Antitrust Division of the Department of Justice. At 11:59 p.m. on April 19, 2010, the waiting period under the HSR Act expired without the Department of Justice or the FTC having issued a Second Request.

Millipore and Merck and their respective subsidiaries each conduct business in member states of the European Union, and the exchange is subject to review by the European Commission. The European Commission must review the exchange to determine whether or not it is compatible with the common market and accordingly, whether or not to permit it to proceed. An acquisition that does not significantly impede effective competition in the common market or in a substantial part of it shall be declared compatible with the common market and must be allowed to proceed. If, following a preliminary Phase I investigation of 25 working days (which may be extended in certain circumstances), the European Commission determines that it needs to examine the exchange more closely because the exchange raises serious doubts as to its compatibility with the common market, it must initiate a Phase II investigation. If it initiates a Phase II investigation, the European Commission must issue a final decision as to whether or not the exchange is compatible with the common market no later than 90

42	MILLIPORE PROXY STATEMENT

working days after the initiation of the Phase II investigation (although this period may be extended in certain circumstances). While the formal filing has not yet been made with the European Commission, Merck and Millipore have been communicating with the European Commission and anticipate that such a filing will be made in accordance with customary procedures.

The parties also derive revenues in other jurisdictions where filings or approvals may be required or advisable in connection with the completion of the exchange. We have made or will make filings in those jurisdictions where we determine these filings to be necessary or desirable.

At any time before or after completion of the exchange, notwithstanding the expiration or early termination of the waiting period under the HSR Act, the FTC, the Antitrust Division of the Department of Justice or any state attorney general or foreign competition attorney could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the exchange or seeking divestiture of substantial assets of Millipore or Merck. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. The parties believe that the exchange does not violate the antitrust laws of the United States or of any other jurisdiction. However, Millipore cannot assure you that the exchange will not be challenged on antitrust grounds or that the exchange will prevail if a challenge is made.

Under Exon-Florio, the President of the United States is authorized to prohibit or suspend acquisitions, mergers or takeovers by foreign persons of persons engaged in interstate commerce in the United States if the President determines, after investigation, that such foreign persons in exercising control of such acquired persons might take action that threatens to impair the national security of the United States and that other provisions of existing law do not provide adequate authority to protect national security. The exchange is subject to review under Exon-Florio by CFIUS. Millipore and Merck filed a joint voluntary notice with CFIUS on April 14, 2010 and have agreed to respond to any inquiries from CFIUS or any other interested governmental authority.

Material U.S. Federal Income Tax Consequences of the Exchange

The following is a summary of U.S. federal income tax consequences of the exchange for our U.S. shareholders. The discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our shareholders. This summary is based on current law, which is subject to change, possibly with retroactive effect. The discussion applies only to shareholders who hold shares of our common stock as capital assets, and may not apply to shares of our common stock received in connection with the exercise of employee stock options or otherwise as compensation, held as part of a straddle or conversion transaction or held by certain types of shareholders (such as investors in a pass-through entity, insurance companies, banks, tax-exempt organizations, financial institutions, broker-dealers, persons owning ten-percent or more of our voting shares and taxpayers subject to the market-to-market rules) who may be subject to special rules. This discussion does not address the tax consequences to any shareholder who, for U.S. federal income tax purposes, is a non-resident alien individual, foreign corporation, foreign partnership or foreign estate or trust, and does not address any aspect of state, local or foreign tax laws.

The exchange will be a taxable transaction for U.S. federal income tax purposes. In general, a shareholder whose shares of our common stock are transferred to Sub in exchange for the right to receive cash will recognize capital gain or loss equal to the difference, if any, between the amount of cash received by the shareholder and the adjusted tax basis in the shareholder’s shares of our common stock surrendered. This gain or loss will be long-term capital gain or loss if a shareholder’s holding period for such shares is more than 12 months at the time of the exchange. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitation.

MILLIPORE PROXY STATEMENT	43

Information returns will be filed with the Internal Revenue Service in connection with cash payments to a shareholder pursuant to the exchange. Backup withholding at a rate of 28% may apply to cash payments to a shareholder pursuant to the exchange, unless an exemption applies or the shareholder furnishes a correct taxpayer identification number (social security number, in the case of individuals) and certifies that he or she is not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal and returns that substitute Form W-9 to the paying agent.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules will be allowed as a refund or credit against a shareholder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. The IRS may impose a penalty upon any shareholder that fails to provide the correct taxpayer identification number.

The U.S. federal income tax consequences summarized above are not intended to constitute a complete description of all tax consequences relating to the exchange. Because individual circumstances may differ, each shareholder should consult his or her own tax advisor regarding the particular federal, state, local or foreign income tax or other tax effects to the shareholder of the exchange.

Litigation

Two putative shareholder class actions challenging the exchange have been filed in Massachusetts naming Millipore, Merck, Sub and certain officers and directors of Millipore as defendants. The first such case is Elliot v. Millipore Corporation, et al., No. 10-0853 (filed March 2, 2010) (“Elliot”), and the second such case is United Union of Roofers, Waterproofers and Allied Workers Local Union No. 8 v. Millipore Corporation et al., No. 10-0855 (filed March 4, 2010) (“United Union of Roofers”). The complaints, which are similar, allege claims for breach of fiduciary duty against the individual defendants and for aiding and abetting a breach of fiduciary duty against the corporate defendants. The complaints seek equitable relief including an order enjoining the exchange. The complaints generally allege that the consideration offered in the proposed transaction is inadequate and the process through which the proposed transaction was approved was unfair. The plaintiff in United Union of Roofers has notified the Elliot parties that it intends to seek consolidation of the two actions. Millipore and the other defendants served a motion to dismiss in Elliot on April 26, 2010.

Delisting and Deregistration of Our Common Stock

If the exchange is completed, upon application by Millipore, our common stock will be delisted from the NYSE and will be deregistered under the Exchange Act and Millipore will no longer be an independent public company.

44	MILLIPORE PROXY STATEMENT

The Exchange Agreement

This section of the proxy statement summarizes the material provisions of the exchange agreement, but does not purport to describe all of the terms of the exchange agreement and may not contain all of the information about the exchange agreement that is important to you. The following summary is qualified in its entirety by reference to the complete text of the exchange agreement, which is attached as Annex A to this proxy statement and incorporated into this proxy statement by reference. Millipore urges you to read the exchange agreement because it is the primary legal document that governs the exchange.

The exchange agreement has been included to provide information regarding the terms of the exchange. Except for its status as the contractual document that establishes and governs the legal relations among Millipore, Merck and Sub with respect to the exchange, the exchange agreement is not intended to be a source of factual, business or operational information about Millipore, Merck or Sub.

The exchange agreement contains representations and warranties that Millipore, Merck and Sub have made to each other as of the date of the exchange agreement or other specified dates, and such representations and warranties should not be relied upon by any other person. The assertions embodied in those representations and warranties were made solely for purposes of the contract between Millipore, Merck and Sub and are subject to important qualifications and limitations agreed to by Millipore, Merck and Sub in connection with negotiating the exchange agreement. Accordingly, you should not rely on the representations and warranties as being accurate or complete or characterizations of the actual state of facts as of any specified date since they are modified in important part by a disclosure letter which is not filed publicly and which is subject to a contractual standard of materiality different from that generally applicable to shareholders or may have been used for the purpose of allocating risk between Millipore, Merck and Sub rather than establishing matters as facts.

The Exchange

The exchange agreement provides that, upon satisfaction of the conditions to closing, each outstanding share of our common stock (other than shares of common stock held by shareholders who did not vote in favor of the exchange and who are entitled to demand and properly demands appraisal of such shares) will be transferred by operation of law to Sub in exchange for the right to receive $107.00 in cash, without interest. The exchange will be effective upon the filing of articles of share exchange with the Secretary of State of the Commonwealth of Massachusetts, or at such other later time as Millipore and Merck may agree. Millipore expects to complete the exchange as promptly as practicable after our shareholders approve the exchange agreement and the required regulatory approvals for the exchange are received.

Millipore or Merck may terminate the exchange agreement before the completion of the exchange in certain circumstances, whether before or after the approval of the exchange agreement by our shareholders. Additional details on the termination of the exchange agreement are described in “The Exchange Agreement—Termination of the Exchange Agreement.”

Exchange Consideration

Upon completion of the exchange, each outstanding share of our common stock will be exchanged for the right to receive $107.00 in cash, without interest. Each holder of our common stock immediately prior to completion of the exchange will no longer have any rights with respect to such shares, except for the right to receive the exchange consideration or, if such holder has validly perfected its appraisal rights, an appraisal of such shares.

MILLIPORE PROXY STATEMENT	45

Treatment of Awards Outstanding under Our Stock Plans

■

Immediately prior to completion of the exchange, each time-based vesting restricted stock unit award that remains outstanding as of such time will become fully vested and entitle the holder of such award to the right to receive a cash payment equal to the product of (a) the number of shares of our common stock subject to such restricted stock unit award that have vested immediately prior to the exchange and (b) the exchange consideration, payable as promptly as practicable following the exchange, without interest;

■

Immediately prior to completion of the exchange, each performance-based restricted stock unit award held by an executive officer that remains outstanding as of such time will vest as to (a) one-third of the target number of shares of our common stock subject to such award, in the case of awards granted in February 2010, and (b) two-thirds of the target number of shares of our common stock subject to such award, in the case of awards granted in February 2009, and any remaining portion of such performance-based restricted stock unit award will be cancelled without consideration, and the executive officer who holds such award will be entitled to receive a cash payment equal to the product of (i) the number of shares of our common stock that have vested immediately prior to the exchange and (ii) the exchange consideration, payable as promptly as practicable following the exchange, without interest;

■

Immediately prior to completion of the exchange, each performance-based restricted stock unit award held by any employee other than an executive officer that remains outstanding as of such time will become fully vested and will entitle the holder of such award to the right to receive a cash payment equal to the product of (a) the number of shares of our common stock subject to such performance-based restricted stock unit award that have vested immediately prior to the exchange and (b) the exchange consideration, payable as promptly as practicable following the exchange, without interest;

■

Each non-qualified stock option that remains outstanding as of immediately prior to the exchange, whether or not vested, will be converted into the right to receive a cash payment equal to the product of (a) the number of shares of our common stock subject to such stock option and (b) the excess, if any, of (i) the exchange consideration over (ii) the exercise price per share of our common stock subject to such stock option, payable as promptly as practicable following the exchange, without interest;

■

Each stock equivalent under our Supplemental Savings and Retirement Plan for Key Salaried Employees that remains outstanding as of immediately prior to the exchange will cease to represent the right to the equivalent in value and rate of return to a share of our common stock and will instead be converted into the right to receive the exchange consideration, which cash amount will be reinvested, and paid following the exchange, in accordance with the terms of the plan; and

■

Each stock equivalent under directors’ fee agreements that remains outstanding as of immediately prior to the exchange will cease to represent the right to the equivalent in value and rate of return to a share of our common stock and will instead be converted into the right to receive the exchange consideration, which cash amount will be paid as soon as practicable following the exchange (except as otherwise required under the terms of the applicable stock equivalent).

Payment for the Shares

Prior to the exchange, Merck will appoint a bank or trust company reasonably acceptable to Millipore as the paying agent for the payment of the exchange consideration and will deposit with the paying agent the cash needed to pay the exchange consideration to our shareholders.

46	MILLIPORE PROXY STATEMENT

If you hold your shares of common stock in certificated form, as promptly as practicable after the completion of the exchange, the paying agent will send you a letter of transmittal and instructions advising you of the procedure to surrender your certificates in exchange for the exchange consideration. The paying agent will pay you your exchange consideration after you have (1) surrendered your certificates to the paying agent, and (2) provided to the paying agent your signed and completed letter of transmittal and any other items reasonably required by the paying agent. Interest will not be paid or accrue in respect of the exchange consideration. If you hold shares in certificated form, you should not forward your share certificates to the paying agent without a letter of transmittal, and you should not return your share certificates with the enclosed proxy.

If the paying agent is to pay some or all of your exchange consideration to a person other than you, you must have your certificates properly endorsed or otherwise in proper form for transfer, and you must pay any fiduciary or surety bonds or any transfer or other similar taxes payable by reason of the transfer to the paying agent or establish to the paying agent’s reasonable satisfaction that the taxes have been paid or are not required to be paid.

If you have lost your certificate, or if it has been stolen or destroyed, you will have to provide an affidavit attesting to that fact and, if required by Merck, post a bond or surety in a reasonable amount as Merck directs as indemnity against any claim that may be made against it in respect of the missing certificate.

Representations and Warranties

In the exchange agreement, Millipore, Merck and Sub each made representations and warranties relating to, among other things:

■	corporate organization, existence and standing;

■	power and authority to enter into and perform obligations under the exchange agreement;

■	the absence of conflicts with or defaults under organizational documents, contracts and applicable laws and judgments;

■	required regulatory filings and governmental consents and approvals;

■	information supplied for inclusion in this proxy statement;

■	litigation;

■	broker’s fees; and

■	the absence of representations and warranties besides those contained in the exchange agreement.

Merck and Sub also made representations and warranties relating to, among other things: the operation and ownership of Sub; the ownership of our common stock; and the sufficiency of funds of Merck to pay the exchange consideration.

Millipore also made representations and warranties relating to, among other things:

■	ownership of subsidiaries;

■	capital structure;

■	lack of any event of default under any of our contracts for indebtedness immediately prior to the exchange;

■	compliance with laws;

■	the accuracy of SEC filings;

■	disclosure controls and procedures, and internal control over financial reporting;

■	accuracy of our financial statements;

MILLIPORE PROXY STATEMENT	47

■	absence of undisclosed liabilities;

■	the absence of certain changes or events since December 31, 2009;

■	tax matters;

■	labor and employment matters;

■	employee benefit matters;

■	compliance with applicable laws and permits;

■	certain contracts;

■	intellectual property matters;

■	environmental matters;

■	insurance matters;

■	voting requirements for our shareholder approval of the exchange agreement;

■	inapplicability of certain Massachusetts takeover statutes; and

■	the opinion of our financial advisor.

Most of our representations and warranties are qualified by a “materiality” or “material adverse effect” standard (as described further in “The Exchange Agreement—Material Adverse Effect”), and specific exceptions to our representations and warranties are set forth in our disclosure letter. Our representations and warranties are also qualified by reference to our documents filed with the SEC after January 1, 2007. Additionally, all representations and warranties terminate upon completion of the exchange.

Conduct of Business Pending the Exchange

Millipore agreed in the exchange agreement that, until the completion of the exchange, unless disclosed in Millipore’s disclosure letter, contemplated, required or permitted by the exchange agreement, required by law or consented to in writing by Merck, Millipore will, and will cause our subsidiaries to, conduct our business in the ordinary course and will not, and will not permit any of our subsidiaries to (subject to certain exceptions):

■	declare, set aside or pay any dividends or distributions in respect of its capital stock, other than those paid by one of our subsidiaries to its parent;

■	split, combine or reclassify any of its capital stock or authorize the issuance of any other securities in lieu of its capital stock;

■

purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares, other than (i) the acquisition by Millipore of our common stock in connection with the payment of the exercise price of options, (ii) the withholding of shares of our common stock to satisfy tax obligations with respect to awards granted under our stock plans, (iii) in connection with the forfeiture of options, restricted stock unit awards and performance-based restricted stock unit awards, (iv) the acquisition by the trustee of our 401(k) plan of shares of our common stock in order to satisfy participant elections under our 401(k) Plan, (v) the acquisition by the administrator of our Irish share participation scheme of shares of our common stock in order to satisfy participant elections under the scheme, (vi) the extinguishment of rights pursuant to our stock equivalents in connection with the change in a participant’s investment election under our Supplemental Savings and Retirement Plan for Key Employees and (vii) the extinguishment of rights pursuant to our stock equivalents outstanding under our Supplemental Savings and Retirement Plan for Key Employees and our directors’ fee agreements in connection with the cash settlement of such rights;

48	MILLIPORE PROXY STATEMENT

■

issue, deliver, transfer or sell any shares of its capital stock, any other voting securities or any securities convertible into any such shares, securities, “phantom” securities, or other derivatives, other than (i) upon the exercise of our stock options outstanding on the date of the exchange agreement, in accordance with their then-present terms, (ii) upon the vesting of our restricted stock unit awards and performance-based restricted stock unit awards outstanding on the date of the exchange agreement, in accordance with their then-present terms, (iii) as required to comply with any benefit plan or agreement, (iv) upon the conversion of our outstanding convertible notes, in accordance with their present terms, (v) the issuance of our stock equivalents under our Supplemental Savings and Retirement Plan for Key Employees and our directors’ fee agreements and (vi) the issuance of shares of our common stock and rights to acquire such shares under our Irish share participation scheme;

■	amend or propose any change in our articles of organization or bylaws or the comparable organizational documents of any of our subsidiaries;

■

invest in or merge or consolidate with any person or purchase any properties or assets, if the aggregate amount of the consideration paid or transferred (including any assumed liabilities) by us or our subsidiaries in connection with all such transactions would exceed $20.0 million, other than a transaction solely between us and our subsidiaries or in the ordinary course of business consistent with past practice;

■

sell, lease, license or otherwise dispose of any of its properties or assets with a value in excess of $20.0 million (including the value of assumed liabilities), other than the sale or disposition of assets, or licensing or sublicensing of intellectual property in the ordinary course of business consistent with past practice;

■

pledge, encumber or otherwise subject to a lien (other than certain permitted liens) any of its properties or assets, other than, except with respect to its capital stock, in the ordinary course of business so long as the value of such property or asset does not exceed $10.0 million individually, or $20.0 million in the aggregate;

■

incur any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire such securities, guarantee any such indebtedness or debt security, enter any agreement to maintain the financial condition of another person or materially alter, amend or modify any contract in respect of indebtedness, other than indebtedness incurred, assumed or otherwise entered into in the ordinary course of business or indebtedness incurred in connection with refinancing existing indebtedness with the expiration or maturity of our short-term revolving credit facilities in Japan;

■

make or forgive any loans, guarantees, advances or capital contributions to, or investments in, any other person, other than to any of our subsidiaries, or in connection with an investment, merger or purchase of properties or assets permitted under the exchange agreement, or in an amount not to exceed $20.0 million (for capital contributions or investments) or $5.0 million (for loans, guarantees or advances);

■

enter into or assume any derivative financial instrument, contract or arrangement based on any commodity, security, instrument, asset, rate or index, except foreign exchange hedging on customary commercial terms in compliance with our hedging policies in effect on the date of the exchange agreement;

■

except (i) as required pursuant to the terms of any benefit plan or agreement, (ii) as otherwise expressly permitted by the exchange agreement, (iii) as may be required to avoid adverse treatment under Section 409A of the Code or (iv) in connection with the hiring or promotion of employees in a manner consistent with the ordinary course of business with a value consistent with past practice, (A) grant to any of our executive officers or directors any increase in compensation, (B) grant to any of our officers, directors or employees any increase in severance or termination pay, (C) enter into any employment, consulting, or severance agreement with any of our officers, directors or employees with a total annual compensation or severance benefit exceeding $250,000 or any termination or

MILLIPORE PROXY STATEMENT	49

change in control agreement, (D) establish, adopt, enter into or materially amend any agreement concerning labor relations or any benefit plan or agreement concerning benefits or (F) take any action to accelerate any rights or benefits under any benefit plan or agreement concerning employee benefits;

■

materially change any actuarial assumption used to calculate our funding obligations under any of our benefit plans or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP;

■	forgive any loans to any of our directors, officers or employees;

■

make any material change in accounting methods, principles or practices affecting our consolidated assets, liabilities or results of operations, other than as may be required by GAAP (or the interpretation thereof) or by law;

■

except in the ordinary course of business consistent with past practice, make, change or revoke any material tax election, file any amended tax return with respect to any material tax, settle or finally resolve any controversy with respect to any material tax, surrender any claim for a material refund of taxes or change any annual tax accounting period;

■	make any capital expenditure (other than in accordance with our capital expenditure plan already shared with Merck) in excess of $10.0 million in the aggregate;

■

other than non-exclusive licenses of intellectual property rights granted by Millipore in the ordinary course of business consistent with past practice that do not individually involve payments or obligations with an aggregate value in excess of $7.0 million in any calendar year, abandon, voluntarily permit to lapse, dispose of, permit a lien to encumber, sell, transfer, or license to any person any material intellectual property;

■

settle any action before a governmental entity for an amount in excess of $10.0 million or agree to any material limitation or restriction on any aspect of the conduct of our and our subsidiaries’ business (or, after the exchange, Merck’s and its subsidiaries’ business);

■

enter into any contract that would, after the exchange, limit in any material respect the type of business in which Merck and its subsidiaries (other than Millipore and its subsidiaries) may purchase, manufacture, produce, export, import, offer for sale, sell or distribute or the manner or location in which any of them may so engage in any business; or

■	authorize or commit or agree to take any of the foregoing actions.

Efforts to Complete the Exchange

Millipore and Merck have agreed to each use reasonable best efforts to take all actions, assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by the exchange agreement in the most expeditious manner practicable, including by using reasonable best efforts to:

■	take all acts necessary to cause the conditions to the exchange to be satisfied as promptly as practicable;

■	obtain all necessary actions, waivers, consents and approvals from governmental entities;

■	take all steps as may be necessary to obtain an approval or waiver from or to avoid any claim, action, suit, proceeding or investigation by governmental entities;

■	make all necessary registrations, declarations and filings with governmental entities;

■	obtain waivers, consents and approvals from third parties reasonably requested by Merck (with no payment or concession prior to the exchange to such third parties required by Millipore);

50	MILLIPORE PROXY STATEMENT

■	execute and deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the exchange agreement;

■

cooperate and vigorously contest and resist any claim, action, suit, proceeding or investigation instituted by any governmental entity challenging any of the transactions contemplated by the exchange agreement as violating the HSR Act or any other applicable competition, merger control, antitrust or similar law;

■

seek to have vacated, lifted, reversed, or overturned any order that is in effect that prohibits, prevents or restricts the consummation of the transactions contemplated by the exchange agreement and vigorously pursue all available avenues of administrative and judicial appeals of such orders, unless Merck and Millipore both reasonably determine that litigation is not in each other’s best interests;

■

propose, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, the disposition of business, product lines or assets of Millipore, Merck and their respective subsidiaries as may be required to avoid entry of or effect the dissolution of any injunction that would otherwise prevent consummation of the transactions contemplated by the exchange agreement and as conditioned upon the consummation of such transactions; and

■

take or commit to take actions that after the exchange would limit Merck’s or its respective subsidiaries’ freedom of action with respect to, or its ability to retain, one or more of the businesses, product lines or assets of Millipore, Merck and their respective subsidiaries as may be required to avoid entry of or effect the dissolution of any injunction that would otherwise prevent consummation of the transactions contemplated by the exchange agreement and as conditioned upon the consummation of such transactions.

Notwithstanding the foregoing, Merck and Millipore and their respective subsidiaries are not required to agree to or to take any action that would provide for the disposition of, or holding separate, any assets or categories of assets of Merck, Millipore or their respective subsidiaries or impose a limitation on the ability of Merck, Millipore or any of their respective subsidiaries to conduct their respective businesses or own such assets or acquire, hold or exercise full rights of ownership of the business of Merck, Millipore or any of their respective subsidiaries if it would reasonably be expected to have a material adverse effect on the business or results of operations of Millipore and its subsidiaries taken as a whole or of Merck and its subsidiaries taken as a whole. In addition, the reasonable best efforts of Merck and Millipore with respect to actions or undertakings relating to any person other than a governmental entity will not require either party to agree to any actions or undertakings which would reasonably be expected to result in material cost or material harm to itself.

Other Covenants and Agreements

In the exchange agreement, Millipore agreed to a number of additional agreements, including agreements relating to:

■	recommending, through our Board of Directors, that our shareholders approve the exchange agreement, subject to certain exceptions;

■	preparing and filing this proxy statement and mailing it to our shareholders;

■	calling and holding a meeting of our shareholders to vote on the exchange agreement;

■	providing Merck and its representatives with reasonable access to our personnel and information concerning our properties, books and records, subject to certain exceptions;

■	cooperating with Merck in the connection with the arrangement of its credit facility or any alternative financing;

■

using reasonable best efforts to do all things reasonably necessary, proper or advisable to enable the delisting of our common stock from the NYSE and the deregistration of our common stock under the Exchange Act as promptly as practicable after the completion of the exchange;

MILLIPORE PROXY STATEMENT	51

■

using reasonable best efforts to take all action necessary to ensure no state takeover statute is or becomes applicable to the exchange agreement or any of transactions contemplated by the exchange agreement, and if such a statute becomes applicable, to then take all action necessary to ensure the transactions contemplated by the exchange agreement may be consummated as promptly as practicable on the terms contemplated in the exchange agreement;

■

adopting such resolutions or taking such other actions as may be required to cause the acceleration or cancellation of our employee and director equity awards as required under the exchange agreement and as further described in “The Exchange—Treatment of Awards Outstanding Under Our Stock Plans”;

■

giving Merck the opportunity to participate in the defense or settlement of any shareholder litigation against Millipore and our directors relating to the transactions contemplated by the exchange agreement and agreeing not to settle any such litigation without Merck’s prior written consent; and

■

taking all steps required to cause any disposition of our common stock that is treated as a disposition under Rule 16b-3 of the Exchange Act to our directors and officers as a result of the exchange to be exempt under such rule.

The exchange agreement also contains a number of mutual additional agreements by Millipore and Merck, including agreements relating to:

■	consulting with each other with respect to public statements concerning the transactions contemplated by the exchange agreement; and

■	furnishing written notice to each other of any material event, development or occurrence that would reasonably be expected to give rise to a failure of a condition to the exchange.

Conditions to the Exchange

Neither Millipore nor Merck is obligated to close unless the following mutual conditions are satisfied or waived on or prior to the completion of the exchange:

■	the exchange agreement has been approved by the affirmative vote of holders of at least 66-2/3% of our outstanding common stock;

■	no judgment or order issued by any governmental entity is in effect enjoining or otherwise prohibiting the consummation of the transactions under the exchange agreement;

■	the waiting period under the HSR Act has expired or early termination has been granted; and

■

if any other applicable competition, merger control, antitrust or similar law is applicable to the transactions contemplated by the exchange agreement, then the applicable governmental entity has given all necessary approvals or consent, except for approvals or consents the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business or results of operations of Millipore and its subsidiaries taken as a whole or Merck and its subsidiaries taken as a whole.

Merck and Sub are not obligated to close unless the following additional conditions are satisfied by Millipore at or prior to the completion of the exchange:

■

our representations and warranties concerning capital structure, authority and the inapplicability of certain Massachusetts takeover statutes contained in the exchange agreement are true and correct in all material respects;

■	our representations and warranties concerning the lack of any event of default under any of our contracts for indebtedness immediately prior to the exchange are true and correct in all respects;

52	MILLIPORE PROXY STATEMENT

■

all other of our representations and warranties are true and correct (disregarding all “materiality” or “material adverse effect” qualifications), except where the failure to be true and correct, individually or in the aggregate, would not, individually or in the aggregate, reasonably be expected to have a “material adverse effect” (as described further in “The Exchange Agreement—Material Adverse Effect”); and

■

Millipore has performed or complied with in all material respects all material obligations required to be performed or complied with under the exchange agreement by the time of the closing of the exchange.

Our obligation to complete the exchange is subject to the following additional conditions:

■	Merck’s and Sub’s representations and warranties concerning authority are true and correct in all material respects;

■

all other of Merck’s and Sub’s representations and warranties are true and correct (disregarding all “materiality” or “parent material adverse effect” qualifications), except where the failure to be true and correct, individually or in the aggregate, would not, individually or in the aggregate, reasonably be expected to have a “parent material adverse effect” (as described further in “The Exchange Agreement—Material Adverse Effect”); and

■

Merck and Sub have performed or complied with in all material respects all material obligations that they are required to perform or comply with under the exchange agreement by the time of the closing of the exchange.

Employee Benefits

From the completion of the exchange through December 31, 2011 (the “Continuation Period”), Sub will cause each individual who is employed by Millipore or any of our subsidiaries immediately before the exchange who is not covered by any collective bargaining agreement or any other material contract or agreement with any labor organization (other than any such agreement with a works council or other employee organization that applies on a regional, nationwide or industry-wide basis by virtue of applicable law or by virtue of the membership of Millipore in any employer federation or comparable organization) (each such agreement, a “Company Labor Agreement”, and each such employee who is not covered by a Company Labor Agreement, a “Company Employee”) to be provided with (i) base compensation that is no less favorable than the base compensation provided to such Company Employee immediately prior to the exchange and (ii) bonus or incentive opportunities that are no less favorable in the aggregate than the bonus or incentive opportunities (including the corresponding grant date fair value in respect of any annual equity-based compensation award in 2010) provided to such Company Employee immediately prior to the exchange and (iii) employee benefits that are substantially comparable in the aggregate to those provided to such Continuing Employee immediately prior to the exchange. The terms and conditions of employment for any employee who is covered by a Company Labor Agreement will be governed by the applicable Company Labor Agreement and applicable law.

From and after the exchange, Merck will or will cause Sub to assume, honor and continue during the Continuation Period all of our employment, severance, retention, termination and change in control plans, policies, programs, agreements and arrangements (including any change in control severance agreements or other benefit agreement between Millipore and any Company Employee) maintained by Millipore or any of its subsidiaries and all of the Company Labor Agreements.

During the Continuation Period, the Company Employees will be entitled to participate in the incentive compensation plans maintained by Merck, Sub and their respective affiliates, to the same extent as similarly situated employees of Merck, Sub or their respective affiliates. If any Company Employee’s employment is terminated by Merck, Sub or their respective affiliates without cause during any annual performance period under such plans that commences during the Continuation Period, such Company Employee will be entitled to a payment in cash equal to such Continuing Employee’s target annual

MILLIPORE PROXY STATEMENT	53

bonus in effect under the applicable incentive plan for the applicable annual performance period, prorated to reflect the number of days during such annual performance period that elapsed prior to such termination of employment.

During the Continuation Period, if Merck or Sub terminates the employment of any Company Employee, Merck will pay, or cause Sub to pay, to such Company Employee severance in an amount equal to the greatest of (i) the severance benefits due under the applicable severance plan, policy or guidelines of Merck, Sub or their respective affiliates then in effect for similarly situated employees of Merck, Sub or their respective affiliates, (ii) the severance benefits that would have been due under the applicable severance plan, policy or guidelines of Millipore or its subsidiaries that was applicable to such Company Employee immediately prior to the exchange and (iii) the severance benefits due under any individual agreement between Millipore and such Company Employee.

With respect to all plans of Merck, Sub and their respective affiliates, each Company Employee’s and Union Employee’s service with Millipore or any of its subsidiaries will be treated as service with Merck, Sub or any of their respective subsidiaries for all purposes, including determining eligibility to participate, level of benefits and vesting and, to the extent required by applicable law or any Company Labor Agreement, benefit accruals and early retirement subsidies, except that such service need not be recognized to the extent that such recognition would result in any duplication of benefits for the same period of service.

Merck, Sub and their affiliates will waive or cause to be waived all pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plans maintained by Merck or any of its affiliates in which Company Employees or Union Employees will be eligible to participate from and after the exchange, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable benefit plan of Millipore immediately prior to the exchange. Merck will recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Company Employee and Union Employee during the calendar year in which the exchange occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they were eligible to participate from and after the exchange.

Restrictions on Solicitation of Other Offers

The exchange agreement provides that neither Millipore nor any of its subsidiaries or representatives will, except as described below:

■	solicit, initiate or knowingly encourage the submission of inquiries, proposals or offers that constitute or may reasonably be expected to lead to any takeover proposal (as described below); or

■

engage in, or continue, any discussions or negotiations, or otherwise cooperate with or assist or participate in, or facilitate any inquiries, proposals, offers, discussions or negotiations with respect to, any takeover proposal.

Notwithstanding these restrictions, if at any time prior to our shareholders approving the exchange agreement, Millipore receives a written takeover proposal from a third party not solicited after the date of the exchange agreement and not as a result of a breach of the exchange agreement and our Board of Directors determines in good faith, after consultation with its financial advisor and outside legal counsel, that such takeover proposal constitutes or would reasonably be expected to result in a superior proposal (as described below), then Millipore may:

■	furnish information with respect to Millipore and our subsidiaries to the third party making the takeover proposal;

■	engage in discussions or negotiations with such third party; and

54	MILLIPORE PROXY STATEMENT

■

provide non-public information to such third party after first entering into a customary confidentiality agreement containing confidentiality provisions on terms not more favorable to the third party than those contained in our confidentiality agreement with Merck and so long as Millipore provides on a contemporaneous basis such information to Merck.

Millipore has agreed promptly to request each person that has executed a confidentiality agreement prior to the date of the exchange agreement in connection with such person’s consideration of a transaction involving Millipore to return or destroy all confidential information furnished to them by or on behalf of Millipore and to not amend or waive, but instead enforce, the provisions of each such confidentiality agreement, including any standstill provision contained therein.

Subject to certain exceptions described below, the exchange agreement provides that neither our Board of Directors nor any committee thereof will:

■

withdraw or modify in a manner adverse to Merck, or propose publicly to withdraw or modify in a manner adverse to Merck, its declaration of advisability, adoption or recommendation of the exchange agreement and the exchange;

■	approve, adopt or recommend the approval or adoption of, or publicly propose to approve, adopt or recommend, any takeover proposal; or

■

approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or cause or permit Millipore or any of its subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, agreement which requires Millipore to abandon or terminate the exchange agreement or the exchange, or any other agreement related to any takeover proposal, other than any confidentiality agreement permitted above.

However, our Board of Directors may, at any time prior to obtaining the requisite approval of the exchange agreement by our shareholders and paying the associated termination fee, if applicable, as described in “The Exchange Agreement—Termination Fee”:

■

if and to the extent our Board of Directors determines in good faith, after consultation with its financial advisor and outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties under applicable law:

■	withdraw or modify, or propose publicly to withdraw or modify, its declaration of advisability, adoption or recommendation of the exchange agreement and the exchange; or

■	approve, adopt or recommend the approval or adoption of, or publicly propose to approve, adopt or recommend, any takeover proposal; and

■

in response to a superior proposal that did not result from a breach of the exchange agreement, cause Millipore to terminate the exchange agreement and enter into an agreement related to any superior proposal and Millipore, provided that (a) our Board of Directors may not do the foregoing until after the fifth business day (or second business day in the case of an extension of the notice given to Merck due to an amendment to the terms of a superior proposal) following Merck’s receipt of written notice from Millipore advising Merck of our intent to do the foregoing and specifying the reasons therefor, including the material terms and conditions of any superior proposal, (b) during such notice period, Millipore must negotiate with Merck in good faith and (c) Millipore must take into account any changes to the exchange agreement proposed by Merck in response to our notice in determining whether to do any of the foregoing.

If Millipore or its representatives receives any takeover proposal or an expression of interest to make a takeover proposal or a request or attempt to initiate or continue discussions with respect to a takeover proposal, Millipore must promptly (and in any event within 24 hours) notify Merck of the material terms and conditions of any such takeover proposal and the iden-

MILLIPORE PROXY STATEMENT	55

tity of the person making, seeking or contemplating such takeover proposal. Millipore must keep Merck reasonably informed, on a current basis, of the status and terms of any takeover proposal and the status of related discussions or negotiations.

Nothing described above prohibits Millipore from taking and disclosing to our shareholders a position contemplated by certain rules under the Exchange Act or from making any disclosure to our shareholders if our Board of Directors determined in good faith, after consultation with its outside counsel, that failure to do so would be inconsistent with its fiduciary duties under applicable law, except that our Board of Directors will not withdraw or modify, or propose publicly to withdraw or modify, its declaration of advisability, adoption or recommendation of the exchange agreement and the exchange, or approve, adopt or recommend the approval or adoption of, or publicly propose to approve, adopt or recommend any takeover proposal or terminate the exchange agreement and enter into an agreement related to any superior proposal, except in accordance with the procedures described above.

For purposes of this discussion, the term “takeover proposal” means any bona fide inquiry, proposal or offer from any person relating to:

■

any acquisition or purchase, in a single transaction or a series of transactions, of 15% or more of assets of Millipore and its subsidiaries, taken as a whole, or 15% or more of the outstanding shares of our common stock;

■	any tender offer or exchange offer that, if consummated, would result in any person owning, directly or indirectly, 15% or more of the outstanding shares of our common stock; or

■

any merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving Millipore pursuant to which any person would own, directly or indirectly, 15% or more of the equity securities of Millipore or of the surviving entity in a merger or the resulting direct or indirect parent of Millipore or such surviving entity, in each case other than the transactions contemplated by the exchange agreement.

For purposes of this discussion, the term “superior proposal” means any bona fide takeover proposal that if consummated would result in a person owning, directly or indirectly:

■	50% or more of any class of our equity securities or of the surviving entity in a merger or the resulting direct or indirect parent of Millipore or such surviving entity; or

■	50% or more of our consolidated assets,

in each case that our Board of Directors determines in good faith, after consultation with its financial advisor and its outside counsel, to be more favorable to our shareholders from a financial point of view than the exchange, taking into account all financial, legal, regulatory and other aspects of such proposal and of the exchange agreement (including the relative risks of non-consummation and any changes of the exchange agreement proposed by Merck to Millipore prior to the expiration of Merck’s notice period).

Termination of the Exchange Agreement

The parties can terminate the exchange agreement at any time prior to the completion of the exchange under certain circumstances, including:

■	by mutual written consent of Merck and Millipore;

56	MILLIPORE PROXY STATEMENT

■	by either Merck or Millipore if:

■

the exchange is not consummated on or before October 31, 2010, except that (a) this date may be extended to November 30, 2010 if all of the conditions to the exchange set forth in the exchange agreement other than the antitrust and regulatory approvals condition have been satisfied by October 31, 2010 and either Millipore or Merck notifies the other on or prior to October 31, 2010 of its election to extend and (b) this right to terminate will not be available to any party who fails to perform any of its obligations under the exchange agreement, fails to act in good faith or fails to use its reasonable best efforts to consummate the transactions contemplated by the exchange agreement, and such failure was the principal cause of the exchange not being consummated;

■

a judgment or order issued by any governmental entity enjoining or otherwise prohibiting the consummation of the transactions under the exchange agreement becomes final and nonappealable, but only if the party seeking to use this right to terminate used its reasonable best efforts to prevent such judgment or order from being entered and to remove such judgment or order; or

■

Millipore does not receive the affirmative vote of holders of at least 66-2/3% of our outstanding common stock approving the exchange agreement at the special meeting or at any adjournment or postponement thereof;

■	by Millipore if:

■

Millipore is not in material breach of the exchange agreement and Sub or Merck breaches any of their representations and warranties or fails to perform any of their covenants contained in the exchange agreement and such breach or failure to perform would rise to the level that Millipore would not have to complete the exchange, as described above under “The Exchange Agreement—Conditions to the Exchange”, and is either incapable of being cured by October 31, 2010 (or November 30, 2010, if extended as described above) or is not cured by the earlier of (a) 30 days after our giving written notice to Merck and (b) October 31, 2010 (or November 30, 2010, if extended as described above); or

■

Millipore enters into an acquisition agreement in response to a superior proposal, provided that Millipore has complied with the provisions of the exchange agreement described above under “The Exchange Agreement—Restrictions on Solicitation of Other Offers”, and provided that Millipore has paid or simultaneously with so doing pays to Merck the $230 million termination fee;

■	by Merck if:

■

Merck and Sub are not in material breach of the exchange agreement and Millipore breaches any of our representations and warranties or fails to perform any of our covenants contained in the exchange agreement and such breach or failure to perform would rise to the level that Merck would not have to complete the exchange, as described above under “The Exchange Agreement—Conditions to the Exchange,” and is either incapable of being cured by October 31, 2010 (or November 30, 2010, if extended as described above) or is not cured by the earlier of (a) 30 days after Merck giving written notice to us and (b) October 31, 2010 (or November 30, 2010, if extended as described above);

■

our Board of Directors or any committee thereof withdraws or modifies in a manner adverse to Merck, or proposes publicly to withdraw or modify in a manner adverse to Merck, its declaration of advisability, adoption or recommendation of the exchange agreement and the exchange or approves, adopts or recommends the approval or adoption of, or publicly proposes to approve, adopt or recommend, any takeover proposal; or

■

our Board of Directors fails to reaffirm its recommendation of the exchange agreement and the exchange within 10 business days of Merck’s written request to do so (which request may be made only following the public disclosure of a takeover proposal).

MILLIPORE PROXY STATEMENT	57

Termination Fee

Millipore will pay Merck a termination fee of $230 million in the event that the exchange agreement is terminated under any of the following circumstances:

■

Millipore terminates the exchange agreement because it enters into an acquisition agreement in response to a superior proposal, as described above under “The Exchange Agreement—Termination of the Exchange Agreement”; or

■	a takeover proposal was publicly made to Millipore or made directly to our shareholders generally or has otherwise become publicly known and thereafter the exchange agreement is terminated:

■

by Merck because of the actions or inactions of our Board of Directors relating to its recommendation, adoption or declaration of the exchange agreement and the exchange or any takeover proposal which would permit Merck to terminate, as described above under “The Exchange Agreement—Termination of the Exchange Agreement”;

■

by either party because the exchange had not been completed by October 31, 2010 (or November 30, 2010, if extended as described above under “The Exchange Agreement—Termination of the Exchange Agreement”) and the special meeting of our shareholders to approve the exchange agreement was not held by that time; or

■

by either party because Millipore does not receive the affirmative vote of holders of at least 66-2/3% of all our outstanding common stock approving the exchange agreement at the special meeting or at any adjournment or postponement thereof; and

in each case within nine months of the termination, Millipore enters into a definitive agreement to consummate the transactions contemplated by any takeover proposal.

If the exchange agreement is terminated as described above by Millipore because Millipore enters into an acquisition agreement in response to a superior proposal, Millipore must pay the termination fee prior to or concurrently with our termination of the exchange agreement. Otherwise, if applicable, the termination fee is payable prior to or concurrently with the earlier of our entry into a definitive agreement or the date of consummation of the transactions contemplated by any takeover proposal.

For purposes of this discussion, the term “takeover proposal” has the same meaning as that set forth under “The Exchange Agreement—Restrictions on Solicitations of Other Offers” above, except that references to “15%” in that definition will be deemed to be references to “50%”.

Amendment, Extension and Waiver

The exchange agreement may be amended by Millipore, Merck, and Sub, in a writing signed by all parties, at any time before or after any approval of the exchange agreement by our shareholders, provided that:

■

after the approval of the exchange agreement by our shareholders, the exchange agreement may not be amended without the further approval of such shareholders if such amendment by law requires further approval of our shareholders.

Each party may waive the conditions to completing the exchange that benefit it to the extent permitted by law.

At any time before the completion of the exchange, each of the parties to the exchange agreement may, by written instrument:

■	extend the time for the performance of any obligations or other acts of the other parties;

58	MILLIPORE PROXY STATEMENT

■

to the extent permitted by law, waive any inaccuracies in the representations and warranties contained in the exchange agreement or in any document delivered pursuant to the exchange agreement by the party benefiting from such representation or warranty; or

■	waive compliance with any of the agreements or conditions contained in the exchange agreement by the party benefiting from such compliance.

Material Adverse Effect

Many of the representations and warranties made by Millipore in the exchange agreement and certain of the parties’ obligations to complete the exchange are qualified by reference to whether the item in question, individually or in the aggregate, has had or would reasonably be expected to have a “material adverse effect” on Millipore. That term, as applied to Millipore, is defined as any change, effect, event, occurrence or state of facts that is materially adverse to the business, financial condition, results of operations, properties, assets, or liabilities of Millipore and its subsidiaries, taken as a whole, other than any change, effect, event, occurrence or state of facts relating to:

■

the economy in general, except to the extent such change, effect, event, occurrence or state of facts has had or would reasonably be expected to have a disproportionate adverse effect on Millipore as compared to other companies operating in the industries in which Millipore operates;

■

the economic, business, financial, technological or regulatory environment generally affecting the industries in which Millipore operates, including the effects of the current economic environment, except to the extent such change, effect, event, occurrence or state of facts has had or would reasonably be expected to have a disproportionate adverse effect on Millipore as compared to other companies operating in the industries in which Millipore operates;

■

changes in laws or applicable accounting regulations or principles or interpretations thereof, except to the extent such change, effect, event, occurrence or state of facts has had or would reasonably be expected to have a disproportionate adverse effect on Millipore as compared to other companies operating in the industries in which Millipore operates;

■	any change in our stock price or trading volume or any failure, in and of itself by Millipore to meet published revenue or earnings projections (but excluding the underlying causes of such failure);

■

an act of terrorism or an outbreak or escalation of hostilities or war or any natural disasters or any national or international calamity or crisis, except to the extent such change, effect, event, occurrence or state of facts has had or would reasonably be expected to have a disproportionate adverse effect on Millipore as compared to other companies operating in the industries in which Millipore operates;

■	the announcement or pendency of the exchange agreement or the transactions contemplated thereby or the consummation of such transactions; or

■	actions or omissions of Millipore taken or not taken with the consent of Merck.

Similarly, certain of the representations and warranties of Merck and Sub in the exchange agreement and the parties’ obligations to complete the exchange are qualified by reference to whether the item in question, individually or in the aggregate, has had or would reasonably be expected to have a “parent material adverse effect” on Merck and Sub. That term, as applied to Merck and Sub, is defined as any change, effect, event, occurrence or state of facts that prevents or materially impedes, interferes with, hinders or delays the consummation by Merck or Sub of the exchange or any of the other transactions contemplated by the exchange agreement.

MILLIPORE PROXY STATEMENT	59

Appraisal Rights

Holders of our common stock who comply with the procedures summarized below will be entitled to appraisal rights if the exchange is completed. Under Part 13 of the MBCA, as a result of the completion of the exchange, holders of our common stock with respect to which appraisal rights have been properly exercised and perfected and not withdrawn or lost are entitled, in lieu of receiving the exchange consideration, to have the “fair value” of their shares upon the completion of the exchange (exclusive of any element of value arising from the expectation or accomplishment of the exchange unless such exclusion would be inequitable) judicially determined and paid to them in cash by complying with the provisions of Part 13 of the MBCA. The following discussion is not a complete statement of the law pertaining to appraisal rights under the MBCA and is qualified in its entirety by the full text of Part 13 of the MBCA, which is attached to this proxy statement as Annex C. Please read Part 13 of the MBCA carefully, because exercising appraisal rights involves several procedural steps, and failure to strictly follow the procedures set forth in Part 13 of the MBCA may result in the loss of your appraisal rights. Shareholders should consult with their advisors, including legal counsel, in connection with any demand for appraisal.

In order to exercise appraisal rights you must:

■	deliver to us, before the shareholder vote to approve the exchange agreement is taken, written notice of your intent to demand payment for your shares if the exchange is effectuated;

■	not vote any of your shares, or permit or cause any of your shares to be voted, in favor of the proposal to approve the exchange agreement; and

■	comply with the other procedures specified in Part 13 of the MBCA.

Because a submitted proxy not marked “against” or “abstain” will be voted “FOR” the approval of the exchange agreement and “FOR” approval of the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the approval of the exchange agreement, the submission of a proxy card not marked “against” or “abstain” will result in the waiver of appraisal rights. If a broker, bank or other nominee holds your shares of Millipore common stock and you want to attempt to assert appraisal rights, you must instruct your nominee to take the steps necessary to enable you to assert appraisal rights. If you or your nominee fail to follow all of the steps required by the statute, you will lose your right of appraisal.

Shareholders who approve the exchange agreement will not be entitled to any appraisal rights.

Under the MBCA, shareholders who perfect their rights to appraisal in accordance with Part 13 of the MBCA and do not thereafter withdraw their demands for appraisal or otherwise lose their appraisal rights, in each case in accordance with the MBCA, will be entitled to demand payment of the “fair value” of their shares of Millipore common stock, together with a fair rate of interest, each as determined under Part 13 of the MBCA. Shareholders should be aware that the fair value of their shares of Millipore common stock as determined by Part 13 of the MBCA could be more than, the same as or less than the consideration they would receive pursuant to the exchange if they did not seek appraisal of their shares. Shareholders who wish to exercise appraisal rights or to preserve their right to do so should review the following discussion and Part 13 of the MBCA carefully. Shareholders who fail to timely and properly comply with the procedures specified could lose their appraisal rights.

Assertion of Rights by Nominees and Beneficial Owners

Only a holder of record of shares of our common stock may exercise appraisal rights. A record shareholder may assert appraisal rights as to fewer than all the shares registered in his, her or its name but owned by a beneficial shareholder only

60	MILLIPORE PROXY STATEMENT

if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies Millipore in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name will be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders. A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if the shareholder submits to Millipore the record shareholder’s written consent to the assertion of such rights with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder no later than the shareholder certification due date.

Notice of Shareholder Intent to Exercise Appraisal Rights

As discussed above, a Millipore shareholder who intends to demand appraisal rights must deliver to Millipore before the vote to approve the exchange agreement is taken, written notice of such shareholder’s intent to demand payment for his, her or its shares of our common stock if the exchange is effectuated. Such written notice must be delivered to Millipore’s principal offices at the following address, either by mail, by hand, messenger or delivery service or by electronic transmission (including fax and e-mail):

Millipore Corporation

290 Concord Road

Billerica, Massachusetts 01821

Fax No.: (978) 715-1382

Attention: General Counsel

Email Address: AppraisalRights@Millipore.com

If Millipore does not receive a shareholder’s written notice of intent to demand appraisal prior to the vote at the special meeting of shareholders, or if such shareholder votes, or causes or permits to be voted, his, her or its shares of our common stock in favor of the exchange agreement, such shareholder will not be entitled to payment for his, her or its shares under the appraisal provisions of the MBCA and will instead only be entitled to receive the exchange consideration upon surrender of such share certificates to the paying agent. The submission of a proxy card voting “against” or “abstaining” will not constitute sufficient notice of your intent to demand appraisal rights to satisfy Part 13 of the MBCA.

Notification of Appraisal Rights Following the Exchange; Shareholder Certification

If the exchange becomes effective, Part 13 of the MBCA requires Millipore to deliver a written appraisal notice to all shareholders who satisfied the requirements described above. The appraisal notice must be sent by Millipore no earlier than the date the exchange becomes effective and no later than 10 days after such date. The appraisal notice must also include a copy of Part 13 of the MBCA and must state certain information, including the following:

■

the date, which Millipore refers to as the shareholder certification due date, by which Millipore must receive the shareholder certification described below, which may not be fewer than 40 or more than 60 days after the date the appraisal notice and shareholder certification are sent to shareholders demanding appraisal, and that the shareholder waives the right to demand appraisal with respect to the shares unless Millipore receives the shareholder certification by the shareholder certification due date;

■

where the shareholder certification must be sent and where certificates for certificated shares must be deposited and the date by which the certificates must be deposited, which date may not be earlier than the shareholder certification due date;

MILLIPORE PROXY STATEMENT	61

■	Millipore’s estimate of the fair value of the shares;

■

notification that, if requested by the shareholder in writing, Millipore will provide, within 10 days after the shareholder certification due date, the number of shareholders who return shareholder certifications by such date and the total number of shares owned by them; and

■

the date by which the notice to withdraw appraisal rights (discussed below) must be received, which must be within 20 days after the shareholder certification due date, which Millipore refers to as the withdrawal deadline.

The appraisal notice must also contain a form to be completed and returned by the shareholder, which Millipore refers to as the shareholder certification, in which the shareholder certifies (1) whether or not beneficial ownership of the shares for which appraisal rights are asserted was acquired before March 1, 2010, the date of the first announcement to shareholders of the principal terms of the exchange, which Millipore refers to as the announcement date, and (2) that the shareholder did not vote in favor of the exchange agreement. If a shareholder fails to certify that beneficial ownership of the shares for which appraisal rights are asserted were acquired before the announcement date, Millipore may elect to treat the shareholder’s shares as after-acquired shares (discussed below and defined below). In addition, a shareholder who wishes to exercise appraisal rights must, if holding certificated shares, deposit the certificates in accordance with the terms of the appraisal notice. Once a shareholder returns the executed certifications and, if holding certificated shares, deposits his, her or its certificates or, in the case of uncertificated shares, the shareholder loses all rights as a shareholder unless the shareholder withdraws from the appraisal process by notifying Millipore in writing by the withdrawal deadline. A shareholder who does not withdraw from the appraisal process in this manner may not later withdraw without Millipore’s written consent. A shareholder who does not execute and return the shareholder certification and deposit such shareholder’s share certificates by the applicable dates set forth in the appraisal notice is not entitled to an appraisal rights payment under Part 13 of the MBCA.

Payment for Shares Acquired Before Announcement Date

Except with respect to after-acquired shares, within 30 days after the shareholder certification due date, Millipore must pay in cash to those shareholders who have complied with the procedural requirements of Part 13 of the MBCA the amount Millipore estimates to be the fair value of their shares, plus interest. The fair value of the shares is the value of the shares immediately before the exchange, excluding any element of value arising from the expectation or accomplishment of the exchange, unless exclusion would be inequitable. Interest accrues from the completion of the exchange until the date of payment, at the average rate currently paid by Millipore on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances. The foregoing payment to each shareholder must be accompanied by (1) recent financial statements of Millipore, (2) a statement of Millipore’s estimate of the fair value of the shares, which estimate must equal or exceed Millipore’s estimate given in the appraisal notice, and (3) a statement that shareholders who complied with the procedural requirements have the right, if dissatisfied with such payment, to demand further payment as described below.

A shareholder who has been paid Millipore’s estimated fair value and is dissatisfied with the amount of the payment must notify Millipore in writing of his, her or its estimate of the fair value of the shares and demand payment of that estimate plus interest, less the payment already made. A shareholder who fails to notify Millipore in writing of his, her or its demand to be paid such shareholder’s stated estimate of the fair value plus interest within 30 days after receiving Millipore’s payment waives the right to demand payment and will be entitled only to the payment made by Millipore based on Millipore’s estimate of the fair value of the shares.

62	MILLIPORE PROXY STATEMENT

Offer to Pay for After-Acquired Shares

Millipore may withhold payment from any shareholder who did not certify that beneficial ownership of all of such shareholder’s shares for which appraisal rights are asserted was acquired before the announcement date, which Millipore refers to as the after-acquired shares. If Millipore elects to withhold payment, within 30 days after the shareholder certification due date, it must provide such shareholders notice of certain information, including its estimate of fair value and their right to accept its estimate of fair value, plus interest, in full satisfaction of their demands. Those shareholders who wish to accept the offer must notify Millipore of their acceptance within 30 days after receiving the offer. Within 10 days after receiving a shareholder’s acceptance, Millipore must pay in cash the amount it offered in full satisfaction of the accepting shareholder’s demand. A shareholder offered payment who is dissatisfied with that offer must reject the offer and demand payment of his, her or its stated estimate of the fair value of such shareholder’s shares plus interest. A shareholder who fails to notify Millipore in writing of his, her or its demand to be paid his, her or its stated estimate of the fair value plus interest within 30 days after receiving Millipore’s offer of payment waives the right to demand payment and will be entitled only to the payment offered by Millipore based on Millipore’s estimate of the fair value of the shares. Those shareholders who do not reject Millipore’s offer in a timely manner will be deemed to have accepted Millipore’s offer, and Millipore must pay to them in cash the amount it offered to pay within 40 days after sending the payment offer. Please see “Procedures if a Shareholder is Dissatisfied with Payment or Offer” below for more information regarding rejection of Millipore’s offer.

Procedures if Shareholder is Dissatisfied with Payment or Offer

If a shareholder makes a demand for payment which remains unsettled, Millipore must commence an equitable proceeding in Middlesex Superior Court, Commonwealth of Massachusetts, within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If Millipore does not commence the proceeding within the 60-day period, it must pay in cash to each shareholder the amount such shareholder demanded plus interest. Millipore must make all shareholders whose demands remain unsettled parties to the proceeding as an action against their shares, and all parties must be served with a copy of the petition. Each shareholder made a party to the proceeding is entitled to judgment (1) for the amount, if any, by which the court finds the fair value of the shareholder’s shares, plus interest, exceeds the amount paid by Millipore to the shareholder for such shares or (2) for the fair value, plus interest, of the shareholder’s shares for which Millipore elected to withhold payment.

The jurisdiction of the court in which the proceeding is commenced is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it, and the shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings.

Court Costs and Counsel Fees

The court in an appraisal proceeding must determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court must assess any costs against Millipore, except that the court may assess cost against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Part 13 of the MBCA.

MILLIPORE PROXY STATEMENT	63

The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

■	against Millipore and in favor of any or all shareholders demanding appraisal if the court finds Millipore did not substantially comply with its requirements under Part 13 of the MBCA; or

■

against either Millipore or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Part 13 of the MBCA.

If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against Millipore, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited. To the extent Millipore fails to make a required payment pursuant to Part 13 of the MBCA, the shareholder may sue directly for the amount owed and, to the extent successful, will be entitled to recover from Millipore all costs and expenses of the suit, including counsel fees.

64	MILLIPORE PROXY STATEMENT

Market Price and Dividend Data

Our common stock is listed on the NYSE under the symbol “MIL.” As of the close of business on April 29, 2010, the latest practicable trading day before the printing of this proxy statement, there were approximately 1,994 holders of record of our common stock. The following table sets forth the high and low closing prices of our common stock for the period indicated as reported on NYSE:

Quarter Ended	High	Low
2008
March 29, 2008	$72.99	$64.62
June 28, 2008	$74.19	$64.77
September 27, 2008	$76.11	$66.41
December 31, 2008	$68.80	$44.61

2009
April 4, 2009	$60.38	$50.65
July 4, 2009	$71.71	$56.05
October 3, 2009	$72.43	$65.24
December 31, 2009	$72.81	$67.01

The following table sets forth the closing per share sales price of our common stock, as reported on the NYSE on February 19, 2010, the last full trading day before rumors of a possible offer or transaction to acquire Millipore were publicly reported, on February 26, 2010, the last full trading day before the public announcement of the exchange, and on April 29, 2010, the latest practicable trading day before the printing of this proxy statement:

Date	Closing per Share Sales Price for common stock
February 19, 2010	$71.34
February 26, 2010	$94.41
April 29, 2010	$106.24

Following the exchange, there will be no further market for our common stock and, upon application by Millipore, our common stock will be delisted from the NYSE and deregistered under the Exchange Act.

Since February 28, 2002, Millipore has not paid any dividends on our common stock. Pursuant to the exchange agreement, Millipore agreed not to pay any dividends on our common stock following the date of the exchange agreement. In the event that the exchange agreement is terminated, the declaration and amount of any future dividends on our common stock will be subject to the discretion of our Board of Directors and will depend upon various factors, including our net income, financial condition, financial covenants, cash requirements, future prospects and other factors deemed relevant by our Board of Directors.

MILLIPORE PROXY STATEMENT	65

Stock Ownership

Principal Shareholders

The following table lists any person (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) who, to our knowledge, was the beneficial owner, as of April 29, 2010, of more than 5% of the outstanding voting shares of our common stock, based upon information received from the below-listed beneficial owners and Schedules 13G and 13G/A filed with the SEC.

Name and Address	Amount and Nature of Beneficial Ownership		Percent of Class
Primecap Management Company, 225 South Lake Avenue, Ste. 400, Pasadena, CA 91101	4,913,081	[3]	8.83%
BlackRock, Inc., 40 East 52nd Street, New York, NY 10022	4,430,373	[4]	7.94%
GAMCO Investors, Inc., One Corporate Center, Rye, NY 10580-1435	3,511,080	[5]	6.25%
Blue Ridge Limited Partnership, 660 Madison Avenue, 20th Floor, New York, NY 10021	3,024,000	[5]	5.44%
The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355	2,786,987	[6]	5.01%

[1]

Based on a Schedule 13G/A dated February 11, 2010 and filed with the SEC, of the shares reported as beneficially owned by Primecap Management Company, a registered investment company, it has sole power to vote or direct the vote of 889,931 of such shares and sole power to dispose of or to direct the disposition of all of such shares. Based on a Schedule 13G/A dated February 4, 2010, of the total number of shares reported by Primecap Management, Vanguard Chester Funds—Vanguard Primecap Fund of Malvern, PA reports as beneficially owned, includes 2,820,000 shares over which it has sole power to vote or direct the vote of such shares (5.07% of class).

[2]

Based on a Schedule 13G dated January 20, 2010 and filed with the SEC, of the shares reported as beneficially owned by BlackRock, Inc., it has the sole power to vote or direct the vote of 4,430,373 shares of our common stock.

[3]

Based on a Schedule 13D/A dated April 27, 2010 and filed with the SEC by Mario J. Gabelli (“Mario Gabelli”) and various entities which he directly or indirectly controls or for which he acts as chief investment officer, the aggregate number of shares reported above are beneficially owned by one or more of the following: GGCP, Inc. (“GGCP”), GAMCO Investors, Inc. (“GBL”), Gabelli Funds, LLC (“Gabelli Funds”), GAMCO Asset Management Inc. (“GAMCO”), Teton Advisors, Inc. (“Teton Advisors”), Gabelli Securities, Inc. (“GSI”), Gabelli & Company, Inc. (“Gabelli & Company”), MJG Associates, Inc. (“MJG Associates”), Gabelli Foundation, Inc. (“Foundation”), MJG-IV Limited Partnership (“MJG-IV”), and Mario Gabelli (together referred to herein as the “Reporting Persons”).

Each of the Reporting Persons has the sole power to vote or direct the vote and sole power to dispose or to direct the disposition of the Securities reported for it in the Schedule 13D/A, either for its own benefit or for the benefit of its investment clients or its partners, as the case may be, except that (i) GAMCO does not have authority to vote 178,100 of the reported shares, (ii) Gabelli Funds has sole dispositive and voting power with respect to the shares of our common stock held by the Funds so long as the aggregate voting interest of all joint filers does not exceed 25% of their total voting interest in Millipore and, in that event, the Proxy Voting Committee of each Fund shall respectively vote that Fund’s shares, (iii) at any time, the Proxy Voting Committee of each such Fund may take and exercise in its sole discretion the entire voting power with respect to the shares held by such fund under special circumstances such as regulatory considerations, and (iv) the power of Mario Gabelli, GBL, and GGCP is indirect with respect to Securities beneficially owned directly by other Reporting Persons.
[4]

Based on a Schedule 13G/A dated February 16, 2010 and filed with the SEC, Blue Ridge Limited Partnership and Blue Ridge Capital Holdings LLC each has shared voting and dispositive power over 1,851,900 shares of our common stock. Blue Ridge Capital Offshore Holdings LLC and Blue Ridge Offshore Master Limited Partnership each has shared voting and dispositive power over 1,172,100 shares of our common stock. John A. Griffin has shared voting and dispositive power over 3,024,000 shares of our common stock. Blue Ridge Capital Holdings LLC is the general partner of Blue Ridge Limited Partnership. Mr. Griffin is the sole managing member of Blue Ridge Capital Holdings LLC. Mr. Griffin and Blue Ridge Capital Holdings LLC share investment and voting control over shares held by Blue Ridge Limited Partnership. Blue Ridge Capital Offshore Holdings LLC is the general partner of Blue Ridge Offshore Master Limited Partnership. Mr. Griffin is the sole managing member of Blue Ridge Capital Offshore Holdings LLC. Mr. Griffin and Blue Ridge Capital Offshore Holdings LLC share investment and voting control over shares held by Blue Ridge Offshore Master Limited Partnership.

[5]

Based on a Schedule 13G dated February 11, 2010 and filed with the SEC, of the shares reported as beneficially owned by The Vanguard Group, it has the sole power to vote or direct the vote of 88,876 of such shares and sole power to dispose of or to direct the disposition of 2,707,411 of such shares.

66	MILLIPORE PROXY STATEMENT

Directors and Executive Officers

The following table lists, as of April 29, 2010, information concerning the number of shares of our common stock beneficially owned, directly or indirectly, by each Director, our chief executive officer, our chief financial officer, and each of the three most highly compensated executive officers (excluding our chief executive officer and our chief financial officer) and all Directors and executive officers as a group on April 29, 2010. Unless otherwise indicated by footnote, the Director or officer held sole voting and investment power over such shares.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership[7]		Percent of Class
Robert C. Bishop	32,505		*
Melvin D. Booth	16,943		*
Rolf A. Classon	16,943		*
Maureen A. Hendricks	36,466		*
Mark Hoffman	50,407		*
Peter C. Kershaw	66,328		*
Robert S. Langer	0		*
Martin D. Madaus	356,977		*
Jean-Paul Mangeolle	100,322		*
John F. Reno	28,935		*
Jeffrey Rudin	193,685		*
Edward M. Scolnick	24,353		*
Charles F. Wagner, Jr.	130,601		*
Karen E. Welke	21,343		*
All Directors and Executive Officers as a Group (18 persons including those listed above)	1,164,075	[8]	2.1%

*	None of these officers or directors owns as much as 1.0% of our Common Stock.
[7]

Included in the shares listed as beneficially owned are (i) shares subject to stock options under the Millipore Corporation 2008 Stock Incentive Plan, the Millipore Corporation 1999 Stock Incentive Plan, and the predecessor 1989 and 1999 Stock Option Plans for Non-Employee Directors, which the following non-employee directors have the right to acquire within 60 days of April 29, 2010: Mr. Booth, 14,739 shares; Dr. Bishop, Messrs. Hoffman and Reno, 19,001 shares, respectively; Mr. Classon, 12,239 shares; Mrs. Hendricks, 9,739 shares; Dr. Scolnick, 21,263 shares; and Ms. Welke, 18,739 shares; and the vesting of 718 shares subject to restricted stock unit awards held by each of the non-employee directors; (ii) shares subject to stock options under the Millipore Corporation 2008 Stock Incentive Plan and the Millipore Corporation 1999 Stock Incentive Plan, which the following executive officers have the right to acquire within 60 days of April 29, 2010: Dr. Madaus, 326,743 shares; Mr. Wagner, 123,605 shares; Mr. Mangeolle, 93,635 shares; Mr. Kershaw, 59,273 shares and Mr. Rudin, 178,942 shares.

Also, included in the shares listed as beneficially owned are deferred compensation phantom stock units (“Purchased Units”) credited to the accounts of the following non-employee directors: Dr. Bishop, 4,677.17 units; Mrs. Hendricks, 6,376.46 units; Mr. Hoffman, 2,887.8 units; Mr. Reno, 9,010.11 units and Dr. Scolnick, 885.67 units. Prior to June 2002, non-employee directors could elect to defer all or any portion of their fees into Purchased Units (based upon 100% of the fair market value of our common stock on the conversion dates specified in the agreements as well as purchased units equivalent to dividends declared on our common stock prior to June 2002). Purchased Units are payable only in cash upon the director’s retirement or earlier termination of service from our Board of Directors of non-employee directors or in the event of a merger, consolidation, statutory share exchange, sale of assets or other corporate transaction, subject to 409A as applicable. Our Board of Directors voted to discontinue the deferral of non-employee directors’ fees into Purchased Units in June 2002.
[8]

Includes 1,002,953 shares subject to acquisition by officers and non-employee directors within 60 days of April 29, 2010 through the exercise of stock options and the vesting of shares subject to restricted stock unit awards. The foregoing aggregate figure represents approximately 2.1% of the issued and outstanding stock as of April 29, 2010 (approximately 56,226,020 shares), adjusted to include the number of options exercisable and vesting of shares subject to restricted stock unit awards within 60 days of April 29, 2010 for each beneficial owner whose ownership is being reported. On February 28, 2010, Merck and Millipore announced that they have entered into a definitive agreement under which Merck will acquire all outstanding shares of common stock of Millipore for $107.00 per share in cash, without interest. If this transaction is completed, it will result in a change in control of Millipore.

MILLIPORE PROXY STATEMENT	67

Other Matters

Millipore is not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement. Under our bylaws, business transacted at the special meeting is limited to matters specified in the notice to such meeting or other matters properly brought before the meeting. If other matters do properly come before the special meeting, or at any adjournment or postponement of the special meeting, Millipore intends that our common stock represented by properly submitted proxies will be voted by and at the discretion of the persons named as proxies on the proxy card. In addition, the grant of a proxy will confer discretionary authority on the persons named as proxies on the proxy card to vote in accordance with their best judgment on procedural matters incident to the conduct of the special meeting.

Multiple Shareholders Sharing One Address

In order to reduce printing costs and postage fees, Millipore has adopted the process called “householding” for mailing this proxy statement to “street name holders,” which refers to shareholders whose shares are held in a brokerage account or by a bank or other nominee. This means that street name holders who share the same last name and address will receive only one copy of this proxy statement, unless Millipore receives contrary instructions from a street name holder at that address. Millipore will continue to mail a proxy card to each shareholder of record.

If you prefer to receive multiple copies of this proxy statement at the same address, or would like to receive multiple copies of other documents mailed by Millipore to our shareholders, you may obtain additional copies by writing to D.F. King & Co., Inc., 48 Wall Street, 22nd Floor, New York, NY 10005 or calling toll-free at 1-800-628-8532 or collect at 1-212-269-5550. Eligible shareholders of record receiving multiple copies of this proxy statement can request householding by contacting D.F. King & Co., Inc. in the same manner.

68	MILLIPORE PROXY STATEMENT

Future Shareholder Proposals

If the exchange is completed, Sub will become Millipore’s sole shareholder, Millipore will no longer be a publicly held company and there will be no public participation in future meetings of our shareholders held after the exchange is completed. However, if the exchange is not completed, our shareholders will continue to be entitled to attend and participate in our meetings of shareholders. Millipore’s 2010 annual meeting of shareholders, previously scheduled for May 11, 2010, has been postponed and will be rescheduled for a time and place later this year to be determined by our Board of Directors.

The deadline for receipt of shareholder proposals for inclusion in our Proxy Statement for fiscal year 2009 was November 27, 2009 and the deadline for receipt of timely notice of shareholder proposals for submission to the 2010 Annual Meeting of Shareholders without inclusion in our Proxy Statement was February 10, 2010. Assuming that our annual meeting of shareholders is postponed by more than 30 days from the anniversary date of last year’s annual meeting of shareholders, Millipore will inform our shareholders, by press release or other means determined reasonable, of the form requirements and date by which shareholder proposals must be received both for inclusion in the proxy materials relating to our 2010 annual meeting or otherwise presented at the meeting, which proposals must comply with the rules and regulations of the SEC then in effect. In addition, our bylaws provide that only such business will be conducted as has been properly brought before the meeting. To be brought properly, business must be (a) specified in the written notice stating the place, date and hour and purposes of the meeting which is given no fewer than seven nor more than sixty days prior to the meeting to each shareholder entitled to vote at or receive notice of such meeting or (b) otherwise properly brought before the meeting by or at the direction of the board of directors.

Under our bylaws, director nominations may be made by shareholders if notice is timely given. To be timely with respect to nominations for election at an annual meeting, a shareholder’s notice must be delivered to or mailed and received at our principal executive offices at the earlier of: (a) not less than 90 days nor more than 120 days prior to the anniversary date of the prior year’s annual meeting; provided, however, that subsection (a) will not apply if (i) there was no annual meeting in the prior year or (ii) the date of the current year’s annual meeting is more than 30 days from the anniversary date of the prior year’s annual meeting; or (b) 60 days prior to the annual meeting; provided, however, that (except as to an annual meeting held on the same date as the last annual meeting or within 7 days of that date), if less than 65 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 15th day following the day on which such notice of the date of the meeting was deposited in the United States mail or sent by electronic transmission or such public disclosure was made.

The requirements found in our bylaws are separate from and in addition to the requirements of the SEC that a shareholder must meet to have a proposal included in our proxy statement, other than director nominations. Any shareholder desiring a copy of our bylaws will be furnished one without charge upon written request to: Millipore Corporation, 290 Concord Road, Billerica, MA 01821, Attention: Joshua Young, Director, Investor Relations.

MILLIPORE PROXY STATEMENT	69

Where You Can Find More Information

Millipore files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that Millipore files with the SEC at its Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Our public filings are also available to the public from document retrieval services and the internet site maintained by the SEC at www.sec.gov.

Reports, proxy statements or other information concerning us may also be inspected at the offices of the NYSE at 20 Broad Street, New York, NY 10005.

Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC.

The SEC allows us to “incorporate by reference” into this proxy statement documents Millipore files with the SEC. This means that Millipore can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that Millipore files with the SEC will update and supersede that information. Millipore incorporates by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting:

Millipore Filings:	Periods:
Annual Report on Form 10-K for the fiscal year ended December 31, 2009	January 1, 2009-December 31, 2009, filed February 26, 2010.

Annual Report on Form 10-K/A for the fiscal year ended December 31, 2009	January 1, 2009-December 31, 2009, filed March 23, 2010

Current Reports filed on Form 8-K	Dated March 8, 2010 (filed March 11, 2010), dated February 28, 2010 (filed March 1, 2010), dated February 26, 2010 (filed March 1, 2010), dated February 23, 2010 (filed February 24, 2010), dated February 9, 2010 (filed February 12, 2010), dated February 2, 2010 (filed February 2, 2010).

You may request a copy, free of charge, of the documents incorporated by reference into this proxy statement by writing to or telephoning us. Requests for documents should be directed to:

Millipore Corporation

290 Concord Road

Billerica, MA 01821

Attention: Joshua Young, Director, Investor Relations

70	MILLIPORE PROXY STATEMENT

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. THIS PROXY STATEMENT IS DATED April 30, 2010. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Millipore has not authorized anyone to give any information or make any representation about the exchange or Millipore that differs from or adds to the information in this proxy statement or in our documents that are publicly filed with the SEC. Therefore, if anyone does give you different or additional information, you should not rely on it.

MILLIPORE PROXY STATEMENT	71

Annex A

EXECUTION COPY

AGREEMENT AND PLAN OF SHARE EXCHANGE

dated as of February 28, 2010,

among

MERCK KGaA,

CONCORD INVESTMENTS CORP.

and

MILLIPORE CORPORATION

MILLIPORE PROXY STATEMENT	A-i

A-ii	MILLIPORE PROXY STATEMENT

AGREEMENT AND PLAN OF SHARE EXCHANGE (this “Agreement”) dated as of February 28, 2010, among MERCK KGaA, a German corporation with general partners (“Parent”), Concord Investments Corp., a Massachusetts corporation and a wholly owned Subsidiary of Parent (“Sub”), and MILLIPORE CORPORATION, a Massachusetts corporation (the “Company”).

WHEREAS, the Board of Directors of each of the Company and Sub has adopted and declared advisable, and in the best interests of the Company and Sub, as applicable, and the Executive Board of Parent has approved, this Agreement and the acquisition by Sub of each issued and outstanding share of common stock, par value $1.00 per share, of the Company (“Company Common Stock”), other than the Appraisal Shares, in exchange for the right to receive $107.00 in cash, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of the Massachusetts Business Corporation Act (the “MBCA”), as a result of which exchange (the “Share Exchange”) the Company will become a wholly owned Subsidiary of Sub; and

WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Share Exchange and also to prescribe various conditions to the Share Exchange.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I

The Share Exchange

SECTION 1.01. The Share Exchange. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the MBCA, at the Effective Time, (i) Sub and the Company shall effect the Share Exchange and (ii) the Company shall continue its corporate existence under the laws of the Commonwealth of Massachusetts as a wholly owned Subsidiary of Sub. The Company following the Effective Time is sometimes hereinafter referred to as the “Acquired Corporation.”

SECTION 1.02. Closing. The closing of the Share Exchange (the “Closing”) will take place at 10:00 a.m., New York City time, on the fifth business day after satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), at the offices of Cravath, Swaine & Moore LLP, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019, unless another time, date or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

SECTION 1.03. Effective Time. Subject to the provisions of this Agreement, as promptly as practicable on the Closing Date, the parties shall file articles of share exchange (the “Articles of Share Exchange”) with the Secretary of the Commonwealth of Massachusetts in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the MBCA. The Share Exchange shall become effective upon the filing of the Articles of Share Exchange with the Secretary of the Commonwealth of Massachusetts or at such subsequent date and time as Parent and the Company shall agree and specify in the Articles of Share Exchange. The date and time at which the Share Exchange becomes effective is referred to in this Agreement as the “Effective Time”.

SECTION 1.04. Effects of the Share Exchange. The Share Exchange shall have the effects set forth herein and in the applicable provisions of the MBCA.

SECTION 1.05. Articles of Organization and Bylaws. (a) The Restated Articles of Organization of the Company (the “Company Articles of Organization”) as in effect immediately prior to the Effective Time shall continue to be the articles of

MILLIPORE PROXY STATEMENT	A-1

organization of the Acquired Corporation from and after the Effective Time until thereafter changed or amended as provided therein or by applicable Law.

(b) The Amended and Restated Bylaws of the Company (the “Company Bylaws”) as in effect immediately prior to the Effective Time shall continue to be the Bylaws of the Acquired Corporation from and after the Effective Time until thereafter changed or amended as provided therein or by applicable Law.

SECTION 1.06. Directors. The Company shall take all actions necessary to cause all of the directors of the Company as of immediately prior to the Effective Time to resign effective as of the Effective Time and to have the persons nominated by Parent before the Effective Time appointed to the vacancies created thereby in accordance with the Company Articles of Organization and the Company Bylaws.

SECTION 1.07. Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Acquired Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE II

Effect of the Share Exchange on the Capital Stock of the

Exchanging Corporations; Exchange Fund;

Company Equity Awards

SECTION 2.01. Effect on Capital Stock. At the Effective Time, by virtue of the Share Exchange and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Parent or Sub:

(a) Capital Stock of Sub. Each share of capital stock of Sub issued and outstanding immediately prior to the Effective Time shall be unaffected by the Share Exchange and shall remain the issued and outstanding shares of common stock of Sub following the Effective Time.

(b) Exchange of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than the Appraisal Shares) shall be exchanged for the right to receive $107.00 in cash, without interest (the “Share Exchange Consideration”). At the Effective Time, Sub shall acquire and become the sole holder and owner of each issued and outstanding share of Company Common Stock so exchanged, and each holder of a certificate (or evidence of shares in book-entry form) that immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Share Exchange Consideration.

(c) Appraisal Rights. In the event the Share Exchange entitles holders of Company Common Stock to appraisal rights under Part 13 of the MBCA and notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a shareholder who did not vote in favor of the Share Exchange (or consent thereto in writing) and who is entitled to demand and properly demands appraisal of such shares (the “Appraisal Shares”) pursuant to, and who complies in all respects with, the provisions of Part 13 of the MBCA (the “Dissenting Shareholders”), shall not be exchanged or be exchangeable for the right to receive the Share Exchange Consideration as provided in Section 2.01(b), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Part 13 of the MBCA (and at the Effective Time, such holders shall cease to have any rights with respect to any shares of Company Common Stock held by such holders, except the right to receive the fair value of such Appraisal Shares in accordance with the provisions of Part 13 of the MBCA), unless and until such holder shall have failed to perfect or shall have withdrawn or lost rights to appraisal under the MBCA. If any

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Dissenting Shareholder shall have failed to perfect or shall have withdrawn or lost such right, such holder’s shares of Company Common Stock shall thereupon be treated as if they had been exchanged for the right to receive, as of the Effective Time, the Share Exchange Consideration for each such share of Company Common Stock, in accordance with Section 2.01, without any interest thereon. The Company shall give Parent (i) prompt notice of any notices of intent to seek appraisal and written demands for appraisal of any shares of Company Common Stock, withdrawals of such demands and any other instruments served pursuant to the MBCA and received by the Company relating to shareholders’ rights of appraisal and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal under the MBCA.

SECTION 2.02. Exchange Fund. (a) Paying Agent. Prior to the Closing Date, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Share Exchange Consideration, the Equity Award Amounts and the Director Stock Equivalent Amounts in accordance with this Article II and, in connection therewith, shall enter into an agreement with the Paying Agent in the form reasonably acceptable to the Company (the “Paying Agency Agreement”). On the Closing Date and prior to the Effective Time, Parent shall deposit with the Paying Agent cash in an amount sufficient to pay the sum of (A) the aggregate Share Exchange Consideration, (B) the Equity Award Amounts and (C) the Director Stock Equivalent Amounts, in each case as required to be paid pursuant to this Agreement (such cash being hereinafter referred to as the “Exchange Fund”).

(b) Certificate Exchange Procedures. As promptly as practicable after the Effective Time, but in any event within two business days thereafter, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and which shall otherwise be in customary form (including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form)) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Share Exchange Consideration. Each holder of record of a Certificate shall, upon surrender to the Paying Agent of such Certificate, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, be entitled to receive in exchange therefor the amount of cash which the number of shares of Company Common Stock previously represented by such Certificate shall have been converted into the right to receive pursuant to Section 2.01(b), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, payment of the Share Exchange Consideration may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any fiduciary or surety bonds or any transfer or other similar taxes required by reason of the payment of the Share Exchange Consideration to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Share Exchange Consideration which the holder thereof has the right to receive in respect of such Certificate pursuant to this Article II. No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

(c) No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates. At the close of business on the day on which the Effective Time occurs, there shall be no further registration of transfers on the stock transfer books of the Acquired Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time (other

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than any registration in respect of the Share Exchange or any subsequent transfer of Company Common Stock by Parent or its affiliates). If, after the Effective Time, any Certificate is presented to the Acquired Corporation for transfer, it shall be canceled against delivery of cash to the holder thereof as provided in this Article II.

(d) Termination of the Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for nine months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for, and Parent shall remain liable for, payment of their claims for the Share Exchange Consideration pursuant to the provisions of this Article II.

(e) No Liability. None of Parent, Sub, the Company, the Acquired Corporation or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official in compliance with any applicable state, Federal or other abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered prior to the date on which the related Share Exchange Consideration would escheat to or become the property of any Governmental Entity, any such Share Exchange Consideration shall, to the extent permitted by applicable Law, immediately prior to such time become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

(f) Investment of Exchange Fund. The Paying Agent shall invest the cash in the Exchange Fund as directed by Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1.0 billion (based on the most recent financial statements of such bank that are then publicly available). Any interest and other income resulting from such investments shall be paid solely to Parent. Nothing contained herein and no investment losses resulting from investment of the Exchange Fund shall diminish the rights of any holder of Certificates to receive the Share Exchange Consideration, any holder of a Company Equity Award to receive the holder’s Equity Award Amount or any holder of a Director Stock Equivalent to receive the holder’s Director Stock Equivalent Amount, in each case as provided herein.

(g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond or surety in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Share Exchange Consideration with respect thereto.

(h) Withholding Rights. Parent, the Acquired Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock, any holder of a Company Equity Award or any holder of a Director Stock Equivalent such amounts as Parent, the Acquired Corporation or the Paying Agent are required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Acquired Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock, the holder of the Company Equity Award or the holder of the Director Stock Equivalent, as the case may be, in respect of which such deduction and withholding was made by Parent, the Acquired Corporation or the Paying Agent.

SECTION 2.03. Company Equity Awards. (a) As soon as reasonably practicable following the date of this Agreement, and in any event prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee adminis-

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tering the Company Stock Plan or a Specified Deferred Compensation Plan) shall adopt such resolutions and take such other actions (including, with respect to Company Stock Options, providing the holder of each such Company Stock Option with advance notice of the cancellation of such Company Stock Option and an opportunity to exercise such Company Stock Option prior to the Effective Time, in each case to the extent required by the terms of the applicable Company Stock Plan), as may be required to provide that:

(i) at the Effective Time, each unexercised Company Stock Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall be canceled, with the holder thereof becoming entitled to receive an amount in cash equal to (A) the excess, if any, of (1) the Share Exchange Consideration over (2) the exercise price per share of Company Common Stock subject to such Company Stock Option multiplied by (B) the number of shares of Company Common Stock subject to such Company Stock Option (such amount, the “Option Amount”);

(ii) immediately prior to the Effective Time, each Company Performance RSU Award that is outstanding immediately prior to the Effective Time and is held by any individual who has not entered into an Executive Termination Agreement with the Company shall vest as to the number of shares of Company Common Stock issuable pursuant to such Company Performance RSU Award upon attainment of the target level of performance applicable to such Company Performance RSU Award (the “Non-Executive Vested Performance RSU Shares”), and, at the Effective Time, the Non-Executive Vested Performance RSU Shares shall be shares of Company Common Stock for purposes of Section 2.01(b), with the holder of such Company Performance RSU Award becoming entitled to receive an amount in cash equal to (A) the Share Exchange Consideration multiplied by (B) the number of Non-Executive Vested Performance RSU Shares attributable to such Company Performance RSU Award (such amount, the “Non-Executive Performance RSU Amount”); and

(iii) immediately prior to the Effective Time, each Company Performance RSU Award that is outstanding immediately prior to the Effective Time and is held by any individual who has entered into an Executive Termination Agreement with the Company shall vest as to the number of shares of Company Common Stock specified as vesting upon a “Change of Control” in the applicable agreement for such Company Performance RSU Award (the “Executive Vested Performance RSU Shares”), and any remaining portion of such Company Performance RSU Award shall be cancelled at such time and without consideration therefor, and, at the Effective Time, the Executive Vested Performance RSU Shares shall be shares of Company Common Stock for purposes of Section 2.01(b), with the holder of such Company Performance RSU Award becoming entitled to receive an amount in cash equal to (A) the Share Exchange Consideration multiplied by (B) the number of Executive Vested Performance RSU Shares attributable to such Company Performance RSU Award (such amount, the “Executive Performance RSU Amount”);

(iv) immediately prior to the Effective Time, each Company RSU Award that is outstanding immediately prior to the Effective Time shall be fully vested, and, at the Effective Time, the vested shares of Company Common Stock subject to such Company RSU Award shall be shares of Company Common Stock for purposes of Section 2.01(b), with the holder of a Company RSU Award becoming entitled to receive an amount in cash equal to (A) the Share Exchange Consideration multiplied by (B) the number of shares of Company Common Stock subject to such Company RSU Award at the Effective Time (such amount, the “RSU Amount”).

The term “Equity Award Amounts” means the sum of the aggregate Option Amounts, aggregate Non-Executive Performance RSU Amounts, aggregate Executive Performance RSU Amounts and aggregate RSU Amounts, and the term “Equity Award Amount” means the portion of the aggregate Option Amounts, Non-Executive Performance RSU Amounts, Executive Performance RSU Amounts or RSU Amounts (as applicable) payable to any holder of a Company Equity Award. Except as otherwise required under the terms of the applicable award or as necessary to avoid the imposition of any additional taxes

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or penalties on any Equity Award Amount pursuant to Section 409A of the Code, all amounts payable pursuant to this Section 2.03(a) shall be paid as promptly as practicable following the Effective Time, without interest.

(b) The Company shall take all actions necessary to ensure that from and after the Effective Time neither Parent nor the Acquired Corporation will be required to deliver Company Common Stock or other capital stock of the Company to any person pursuant to or in settlement of Company Equity Awards, the Convertible Notes or otherwise. As of the Effective Time, each Company Stock Equivalent issued under a Specified Deferred Compensation Plan that is outstanding immediately prior to the Effective Time shall cease to represent the right to the equivalent in value and rate of return to a share of Company Common Stock and shall instead be converted into the right to receive an amount in cash equal to the Share Exchange Consideration (such amount, the “Stock Equivalent Amount”). Stock Equivalent Amounts payable in respect of Company Stock Equivalents outstanding under (i) the Director Deferral Agreements (such stock equivalents, the “Director Stock Equivalents” and, the amounts in cash payable in respect thereof, the “Director Stock Equivalent Amounts”) shall be paid as soon as practicable following the Effective Time, without interest (except as otherwise required under the terms of the applicable Director Stock Equivalent) and (ii) the Supplemental Plan (such stock equivalents, the “Supplemental Plan Stock Equivalents” and, the amounts in cash payable in respect thereof, the “Supplemental Plan Stock Equivalent Amounts”) shall be reinvested in accordance with the terms of the Supplemental Plan and payments in respect thereof shall be paid after the Effective Time in accordance with the terms of the Supplemental Plan. Unless otherwise directed in writing by Parent, the Board of Directors of the Company or any duly authorized persons shall authorize the termination of and the Company shall terminate the Company’s Ireland employee share participation scheme (the “Irish Share Scheme”), effective no later than the Effective Time. The Company shall provide Parent evidence of such authorization to terminate the Irish Share Scheme.

ARTICLE III

Representations and Warranties

SECTION 3.01. Representations and Warranties of the Company. Except as disclosed in any report, schedule, form, statement or other document filed with, or furnished to, the Securities and Exchange Commission (the “SEC”) by the Company after January 1, 2007 and publicly available prior to the date of this Agreement (collectively, the “Filed SEC Documents”) or as set forth in the Company Disclosure Letter (it being understood that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it corresponds in number and each other Section or subsection of this Agreement to the extent that it is reasonably apparent that such information is relevant to such other Section or subsection), the Company represents and warrants to Parent and Sub as follows:

(a) Organization, Standing and Corporate Power. Each of the Company and its Subsidiaries is duly organized and validly existing under the Laws of its jurisdiction of organization and has all requisite corporate, company or partnership power and authority to carry on its business as presently conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. A true and complete copy of the Company Articles of Organization and the Company Bylaws, in each case as in effect on the date of this Agreement, are included in the Filed SEC Documents.

(b) Subsidiaries. Section 3.01(b) of the Company Disclosure Letter lists, as of the date of this Agreement, each Subsidiary of the Company and the jurisdiction of organization thereof and its place of management and control to the extent such

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place differs from the jurisdiction of organization. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been validly issued and are fully paid and nonassessable and are owned, directly or indirectly, by the Company free and clear of all pledges, liens, charges, mortgages, encumbrances or security interests of any kind or nature whatsoever (collectively, “Liens”), other than Liens described in clause (ii) of the definition of Permitted Liens. Except for its interests in its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity interests in, any corporation, partnership, joint venture, association or other entity.

(c) Capital Structure. The authorized capital stock of the Company consists of 120,000,000 shares  of Company Common Stock. At the close of business on February 25, 2010, (i) 56,070,028  shares of Company Common Stock were issued and outstanding (which number includes no shares of Company Common Stock subject to vesting or other forfeiture conditions or repurchase by the Company), (ii)  7,660,238  shares of Company Common Stock were reserved and available for issuance pursuant to the Company’s 2008 Stock Incentive Plan (the “Company Stock Plan”), of which (A) 2,750,730 shares of Company Common Stock were subject to outstanding options to acquire shares of Company Common Stock from the Company with a weighted-average exercise price of $59.39 (such options, together with any similar options granted after February 25, 2010, the “Company Stock Options”), (B) 203,209  shares of Company Common Stock were subject to restricted stock unit awards that were subject to performance-based vesting or delivery requirements, assuming settlement of such awards based on the attainment of performance goals at maximum levels (such restricted stock unit awards, together with any similar restricted stock unit awards granted after February 25, 2010, the “Company Performance RSU Awards”) and (C) 754,230 shares of Company Common Stock were subject to a restricted stock unit awards granted by the Company that were subject to service-based vesting or delivery requirements (such restricted stock unit awards, together with any similar restricted stock unit awards granted after February 25, 2010, the “Company RSU Awards” and, together with the Company Stock Options and Company Performance RSU Awards, the “Company Equity Awards”), (iii) 30,394 stock equivalents with respect to a share of Company Common Stock were outstanding under the Company’s Supplemental Savings and Retirement Plan for Key Salaried Employees (“Supplemental Plan”) and agreements between the Company and its directors to defer certain director fees (“Director Deferral Agreements”) (such plans, collectively, the “Specified Deferred Compensation Plans”, and such stock equivalents, together with similar stock equivalents issued after February 25, 2010, the “Company Stock Equivalents”) and (iv) $565,000,000 aggregate principal amount of 3.75% convertible senior notes due 2026, issued pursuant to the Indenture between the Company and Wilmington Trust Company dated as of June 13, 2006 (the “Convertible Notes”), were outstanding. Except as set forth above, at the close of business on February 25, 2010, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. Since February 25, 2010 to the date of this Agreement, (x) there have been no issuances by the Company of shares of capital stock or other voting securities of the Company, other than issuances of shares of Company Common Stock pursuant to the Company Stock Plan and (y) there have been no issuances by the Company of options, warrants, other rights to acquire shares of capital stock of the Company or other rights that give the holder thereof any economic interest of a nature accruing to the holders of Company Common Stock, except for rights under the Company Stock Plan, the Specified Deferred Compensation Plans, the Company Employees’ Participation and Savings Plan (the “Company 401(k) Plan”) and the Irish Share Scheme; notwithstanding anything to the contrary in this Section 3.01(c), between February 25, 2010 and the date of this Agreement, (i) the Company has not purchased, redeemed or otherwise acquired, directly or indirectly, any Company Common Stock or any rights, warrants or options with respect to the Company Common Stock (in particular Company Equity Awards and Company Stock Equivalents) other than as would be permitted without consent of Parent after the date of this Agreement pursuant to Section 4.01(a)(iii) or (ii) issued, delivered, transferred or sold any shares of Company Common Stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such Company Common stock, voting securities or convertible securities, or

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any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units (in particular Company Equity Awards and Company Stock Equivalents) other than as would be permitted without consent of Parent after the date of this Agreement pursuant to Section 4.01(a)(iv). All outstanding shares of Company Common Stock are, and all such shares that may be issued prior to the Effective Time will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote (“Voting Company Debt”), except for the Convertible Notes. Except for any obligations pursuant to this Agreement, the Company Stock Plan, the Specified Deferred Compensation Plans, the Company 401(k) Plan, the Irish Share Scheme or as otherwise set forth above, as of February 25, 2010, there are no shares of Company Common Stock, any other shares of capital stock, voting securities, options, warrants, rights, convertible or exchangeable securities, “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units with respect to the Company, Contracts or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound (1) obligating the Company or any such Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exchangeable for any capital stock of or other equity interest in, the Company or of any of its Subsidiaries or any Voting Company Debt, (2) obligating the Company or any such Subsidiary to issue, grant or enter into any such option, warrant, right, security, unit, Contract or undertaking or (3) that give any person the right to receive any economic interest of a nature accruing to the holders of Company Common Stock. As of the date of this Agreement, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or options, warrants or other rights to acquire shares of capital stock of the Company or any such Subsidiary, other than pursuant to the Company Stock Plan, the Company 401(k) Plan, the Irish Share Scheme and the Specified Deferred Compensation Plans. Section 3.01(c) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of all Indebtedness for borrowed money of the Company and its Subsidiaries (other than any such Indebtedness owed to the Company or any of its Subsidiaries, letters of credit issued in the ordinary course of business and any other such Indebtedness with an aggregate principal amount not in excess of $10.0 million individually outstanding on the date of this Agreement. From and after the Effective Time, neither Parent nor the Company will be required to deliver Company Common Stock or other capital stock of the Company to any person pursuant to or in settlement of any Company Equity Awards, the Convertible Notes, the Irish Share Scheme or otherwise.

(d) Authority; Noncontravention. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, subject, in the case of the Share Exchange, to receipt of the Stockholder Approval. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Share Exchange, to receipt of the Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The Board of Directors of the Company, at a meeting duly called and held at which all directors of the Company (other than one) were present, duly adopted resolutions (i) adopting and declaring advisable this Agreement, the Share Exchange and the other transactions contemplated by this Agreement, (ii) declaring that it is in the best interests of the stockholders of the Company that the Company enter into this Agreement and consummate the Share Exchange and the other transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein, (iii) directing that the

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approval of this Agreement be submitted to a vote at a meeting of the stockholders of the Company and (iv) recommending that the stockholders of the Company approve this Agreement, which resolutions, as of the date of this Agreement, have not been rescinded, modified or withdrawn in any way. The execution and delivery by the Company of this Agreement do not, and the consummation of the Share Exchange and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, create or affect any rights under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, any requirement to provide notice to, or require consent or approval from, the other party thereto, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under (other than any such Lien created in connection with the Financing or otherwise from any action taken by Parent or Sub), any provision of (A) the Company Articles of Organization, the Company Bylaws or the comparable organizational documents of any of its Subsidiaries or (B) subject to the filings and other matters involving Governmental Entities referred to in the immediately following sentence, (1) any contract, lease, license, indenture, note, bond or other agreement that is in force and effect (a “Contract”) to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound and that is material for the Company and its Subsidiaries taken as a whole, or (2) any statute, law, ordinance, rule or regulation of any Governmental Entity (“Law”) or any judgment, order, award, injunction or decree of any Governmental Entity or any arbitral tribunal (“Judgment”) or related settlement, in each case applicable to the Company or any of its Subsidiaries or their respective properties or assets and that is material for the Company and its Subsidiaries taken as a whole. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Federal, state, local or foreign government, any court of competent jurisdiction or any administrative, regulatory (including any stock exchange) or other governmental agency, commission or authority (each, a “Governmental Entity”) is required to be obtained or made by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Share Exchange or the other transactions contemplated by this Agreement, except for (I) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods as may be required under any other applicable competition, merger control, antitrust or similar Law of any jurisdiction (“Merger Control Laws”), (II) the filing with the SEC of (x) a proxy statement relating to the approval by the stockholders of the Company of this Agreement (as amended or supplemented from time to time, the “Proxy Statement”) and (y) such reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (III) the filing of the Articles of Share Exchange with the Secretary of the Commonwealth of Massachusetts and of appropriate documents with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, (IV) any filings required under the rules and regulations of the New York Stock Exchange and (V) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Immediately before the Effective Time, there will be no event of default (however defined) under any Contract of the Company or any of its Subsidiaries with respect to (A) Indebtedness or (B) any other indebtedness for or in respect of (i) any obligation or financial liability pursuant to a debt instrument, (ii) any guarantee or (counter-)indemnity in respect of any financial liability or loss of another person, (iii) any agreement treated as a finance or capital lease, (iv) any receivable sold or discounted on a recourse basis, (v) any treasury transaction (including derivative transactions) or (vi) any finance bills, except, in the case of clause (A) and (B) above, for events of default that, individually or in the aggregate, are in respect of obligations described in clauses (A) and (B) above in an aggregate amount not in excess of $20.0 million.

MILLIPORE PROXY STATEMENT	A-9

(e) SEC Documents. The Company has filed all reports, schedules, forms, statements and other documents with the SEC required to be filed by the Company since January 1, 2007 (the “SEC Documents”). As of their respective dates of filing, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act or the Sarbanes Oxley Act of 2002, as the case may be, and in each case the rules and regulations promulgated thereunder applicable thereto, and as of their respective dates (or if amended by a subsequent filing with the SEC prior to the date hereof, as of the date of such amendment) none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and the unaudited quarterly financial statements (including, in each case, the notes thereto) of the Company included in the SEC Documents when filed complied in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in all material respects in accordance with generally accepted accounting principles (“GAAP”) (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments). Except for matters reflected or reserved against in the consolidated balance sheet of the Company as of December 31, 2009 (or the notes thereto) included in the Filed SEC Documents, neither the Company nor any of its Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise) of any nature that would be required under GAAP, as in effect on the date of this Agreement, to be reflected on a consolidated balance sheet of the Company (including the notes thereto), except liabilities and obligations that (i) were incurred since December 31, 2009 in the ordinary course of business in accordance with past practice, (ii) are incurred in connection with the transactions contemplated by this Agreement, or (iii) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company in filings with the SEC is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements. The Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company’s board of directors (A) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s auditors and audit committee of the Company’s Board of Directors any material weaknesses in internal control over financial reporting and (B) any fraud,

A-10	MILLIPORE PROXY STATEMENT

whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(g) Information Supplied. The Proxy Statement will not, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub for inclusion or incorporation by reference in the Proxy Statement.

(h) Absence of Certain Changes or Events. (A) Since December 31, 2009, there has not been any change, effect, event, occurrence or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect or prevent or materially impair the consummation of the transactions contemplated by this Agreement, and (B) from such date through the date of this Agreement, the Company and its Subsidiaries have conducted their businesses only in the ordinary course of business. During such period there has not been:

(i) any declaration, setting aside or payment of any dividend on, or making of any other distribution (whether in cash, stock or property) with respect to, any capital stock of the Company;

(ii) any split, combination or reclassification of any capital stock of the Company or any issuance or the authorization of any issuance of any other securities in lieu of or in substitution for shares of capital stock of the Company;

(iii) any purchase, redemption or other acquisition by the Company or any of its Subsidiaries of any shares of capital stock of the Company or any of its Subsidiaries or any rights, warrants or options to acquire any such shares, other than (A) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of options to acquire such stock in order to pay the exercise price thereof, (B) the withholding of shares of Company Common Stock to satisfy tax obligations with respect to awards granted pursuant to the Company Stock Plan, (C) the acquisition by the Company of Company Stock Options, Company Performance RSU Awards and Company RSU Awards in connection with the forfeiture of such awards, (D) the acquisition by the trustee of the Company 401(k) Plan of shares of Company Common Stock in order to satisfy participant investment elections under the Company 401(k) Plan, (E) the acquisition by the administrator of the Irish Share Scheme of shares of Company Common Stock in order to satisfy participant elections under the Irish Share Scheme and (F) the extinguishment of rights pursuant to Company Stock Equivalents in connection with the change in a participant’s investment election under a Specified Deferred Compensation Plan;

(iv) except (A) in the ordinary course of business consistent with past practice, (B) as required pursuant to the terms of any Company Benefit Plan or other written agreement, in each case, in effect as of December 31, 2009, or (C) as set forth in Section 3.01(h)(iv) of the Company Disclosure Letter, (1) any granting to any director or executive officer of the Company of any material increase in compensation, (2) any granting to any director or executive officer of the Company of any new or increase in severance or termination pay or (3) any entry by the Company into any employment, consulting, severance or termination agreement with any director or executive officer of the Company pursuant to which the total annual compensation or the aggregate severance benefits or any benefits resulting from the execution of this Agreement or the consummation of the transactions contemplated hereby exceed $250,000 for the respective director or officer;

(v) any material change in accounting methods, principles or practices by the Company or any of its Subsidiaries affecting the consolidated assets, liabilities or results of operations of the Company, except as required (A) by GAAP (or any

MILLIPORE PROXY STATEMENT	A-11

interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or (B) by Law, including Regulation S-X under the Securities Act;

(vi) any material tax election, any amendment to a tax return with respect to any material tax, any settlement of any controversy with respect to any material tax, any material change in any tax accounting period, any surrender of any claim for a material refund of taxes, in each case, by the Company or any of its Subsidiaries, other than in the ordinary course of business;

(vii) any transfer, sale, exclusive licensing or abandonment of any Intellectual Property used in the conduct of the business of the Company or any of its Subsidiaries and that is material to the Company and its Subsidiaries taken as a whole (“Material Intellectual Property”); or

(viii) any agreement to do any of the foregoing.

(i) Litigation. There is no suit, action or claim, dispute, litigation, hearing, arbitration, mediation or other proceeding (including proceedings brought before a governmental agency, tribunal or authority) (each, an “Action”) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. There is no Judgment outstanding against the Company or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or prevent or materially impair the consummation of the transactions contemplated by this Agreement, nor is the Company or any of its Subsidiaries subject to any settlement to this effect. This Section 3.01(i) does not relate to environmental matters, which are the subject of Section 3.01(p), and tax matters, which are the subject of Section 3.01(n).

(j) Contracts. Except for this Agreement and for the Contracts filed as exhibits to the Filed SEC Documents, Section 3.01(j) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, and the Company has made available to Parent true and complete copies, of:

(i) each Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii) each loan and credit agreement, note, debenture, bond, indenture and other similar Contract pursuant to which any Indebtedness of the Company or any of its Subsidiaries, in each case in excess of $20.0 million, is outstanding or may be incurred, other than any such Contract between or among any of the Company and any of its Subsidiaries and any letters of credit entered in the ordinary course of business, as well any Contract relating to any Lien (other than Permitted Liens) on any of the assets of the Company or its Subsidiaries, restricting the payment of dividends or other distributions of assets by any of the Company or its Subsidiaries or providing for the guaranty (including letters of credit) of Indebtedness of any Person (including the Company and its Subsidiaries) in excess of $20.0 million;

(iii) each Contract to which the Company or any of its Subsidiaries is a party that by its terms calls for aggregate payments by the Company or any of its Subsidiaries of more than $20.0 million over the remaining term of such Contract, except for any such Contract entered into in the ordinary course of business or that may be canceled by the Company or any of its Subsidiaries, without any material penalty or other liability to the Company or any of its Subsidiaries, upon notice of 90 days or less; and

(iv) each Contract to which the Company or any of its Subsidiaries is a party for the direct or indirect acquisition or disposition by the Company or any of its Subsidiaries of properties, assets, capital stock or businesses (including by way of a put, call, right of first refusal or similar right pursuant to which the Company could be required to purchase or sell) for, in each case, aggregate consideration of more than $20.0 million, which has not yet been consummated or

A-12	MILLIPORE PROXY STATEMENT

pursuant to which the Company or any of its Subsidiaries has continuing material warranty, indemnity or “earn-out” obligations (or other current, future or contingent material obligations), except in each case for acquisitions and dispositions of properties and assets in the ordinary course of business (including acquisitions of supplies and acquisitions and dispositions of inventory).

Each such Contract described in clauses (i) through (iv) above is referred to herein as a “Specified Contract”. Each of the Specified Contracts is valid and binding on the Company or the Subsidiary of the Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no default under any Specified Contract by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries, or would give rise to a right of termination by any other party thereto or would otherwise result in the acceleration or creation of rights to any such other party, or, to the Knowledge of the Company, would constitute a default by any other party thereto, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(k) Compliance with Laws. Each of the Company and its Subsidiaries is in compliance in all material respects with all Laws applicable to its business or operations and that are material to the Company and its Subsidiaries taken as a whole, including any such Laws enforced by the United States Food and Drug Administration and comparable foreign Governmental Entities and by the United States Department of Agriculture and any such Laws relating to Company Employees and Union Employees. Each of the Company and its Subsidiaries has in effect all material approvals, authorizations, registrations, licenses, exemptions, permits and consents of Governmental Entities (collectively, “Authorizations”) necessary for it to conduct its business as presently conducted and that are material to the Company and its Subsidiaries taken as a whole, and all such Authorizations are in full force and effect. This Section 3.01(k) does not relate to environmental matters, which are the subject of Section 3.01(p) (except to the extent that Section 3.01(p) employs the term “Authorizations” as defined in this Section 3.01(k), employee benefit matters, which are the subject of Section 3.01(m), and taxes, which are the subject of Section 3.01(n).

(l) Labor and Employment Matters. Neither the Company nor any of its Subsidiaries is a party to any material collective bargaining agreement or any other material contract or agreement with any labor organization (other than any such agreement with a works council or other employee organization that applies on a regional, nationwide or industry-wide basis by virtue of applicable Law or by virtue of the membership of the Company in any employer federation or comparable organization) (collectively, the “Company Labor Agreements”), nor is any such contract or agreement, as of the date hereof, being negotiated. To the Knowledge of the Company, as of the date of this Agreement, there are not any pending or threatened union organizing activities concerning any employees of the Company or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. As of the date of this Agreement, there are no labor strikes, slowdowns, work stoppages, lockouts, material grievances or material arbitrations pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(m) Employee Benefit Matters. (i) Section 3.01(m)(i) of the Company Disclosure Letter contains a true and complete list, as of the date of this Agreement, of (A) each material Company Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (a “Company Pension Plan”), (B) each material Company Benefit Plan that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), (C) each material Company Benefit Plan maintained primarily for the benefit of individuals regularly

MILLIPORE PROXY STATEMENT	A-13

employed outside the United States (“Company Foreign Benefit Plan”), and (D) all other material Company Benefit Plans and all material Company Benefit Agreements. Each Company Benefit Plan, Company Foreign Benefit Plan and Company Benefit Agreement has been administered in compliance with its terms and with applicable Law (including ERISA and the Code), other than instances of noncompliance that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(ii) The Company has made available to Parent true and complete copies of (to the extent applicable) (A) each material Company Benefit Plan and each material Company Benefit Agreement or, at the Company’s option in the case of a material Company Foreign Benefit Plan, a summary thereof (or, in either case, with respect to any unwritten material Company Benefit Plan or material Company Benefit Agreement, a written description thereof), other than any Company Benefit Plan or Company Benefit Agreement that the Company or any of its Subsidiaries is prohibited from making available to Parent as the result of applicable Law relating to the safeguarding of data privacy, (B) the most recent annual report on Form 5500 filed with the Internal Revenue Service or similar report required to be filed with any Government Entity, in each case with respect to each material Company Benefit Plan (if any such report was required by applicable Law), and (C) each trust agreement and group annuity contract relating to any material Company Benefit Plan.

(iii) Each Company Benefit Plan intended to be “qualified” or registered within the meaning of Section 401(a) of the Code (or any comparable provision under applicable non-U.S. laws) has received a favorable determination letter as to such qualification or registration from the Internal Revenue Service (or any comparable Governmental Entity), and no event has occurred, either by reason of any action or failure to act, that would reasonably be expected to cause the loss of any such qualification, registration or tax-exempt status, except where such loss of qualification, registration or tax-exempt status, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(iv) Except as individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect, none of the Company, any of its Subsidiaries, any officer of the Company or any such Subsidiary or any Company Benefit Plan that is subject to ERISA, including any Company Pension Plan, or, to the Knowledge of the Company, any trust created thereunder or any trustee or administrator thereof, has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that would reasonably be expected to subject the Company, any of its Subsidiaries or any officer of the Company or any such Subsidiary to the tax or penalty on prohibited transactions imposed by such Section 4975 of the Code or to any liability under Section 502(i) or 502(1) of ERISA.

(v) Section 3.01(m)(v) of the Company Disclosure Letter sets forth, as of the date of this Agreement, each Company Benefit Plan that provides health benefits (whether or not insured) with respect to employees or former employees (or any of their beneficiaries) of the Company or any of its Subsidiaries after retirement or other termination of service (other than coverage or benefits (A) required to be provided under Part 6 of Title I of ERISA or any other applicable Law or (B) the full cost of which is borne by the employee or former employee (or any of their beneficiaries)).

(vi) During the immediately preceding six years, no liability under Title IV or Section 302 of ERISA has been incurred by the Company or any trade or business, whether or not incorporated, that together with the Company would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA (“ERISA Affiliate”) that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (“PBGC”) (which premiums have been paid when due). No Company Benefit Plan subject to Title IV of ERISA (“Title IV Plan”) or any

A-14	MILLIPORE PROXY STATEMENT

trust established thereunder has incurred any “accumulated funding deficiency” (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each Title IV Plan ended prior to the date hereof. The PBGC has not instituted proceedings pursuant to Section 4042 of ERISA to terminate any of the Title IV Plans and no condition exists that presents a material risk that such proceedings will be instituted by the PBGC.

(vii) At no time during the immediately preceding six years has the Company, any Subsidiary thereof or any ERISA Affiliate maintained, sponsored or contributed to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(viii) Except as expressly provided in this Agreement, neither the execution of this Agreement, shareholder approval of this Agreement, nor the consummation of the transactions contemplated hereby will, either alone or in combination with another event, (A) entitle any current or former employee, officer or director of the Company or any ERISA Affiliate to any material severance pay, unemployment compensation or any other material payment or (B) accelerate the time of payment or vesting, or materially increase the amount, of compensation due any such employee, officer or director. Neither the Company nor any ERISA Affiliate is party to any contract or arrangement that could result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of section 280G of the Code.

(ix) The term “Company Benefit Agreement” means each employment, consulting, indemnification, severance or termination agreement or arrangement between the Company or any of its Subsidiaries, on the one hand, and any current or former employee, officer or director of the Company or any of its Subsidiaries, on the other hand (but excluding any Company Benefit Plans), other than any agreement or arrangement mandated by applicable Law. The term “Company Benefit Plan” means each bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock or other equity-based compensation, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other employee benefits plan, policy, program, arrangement or understanding, (but excluding any Company Benefit Agreement), in each case sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by the Company or any of its Subsidiaries or any ERISA Affiliate, in each case for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries, other than (A) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or (B) any plan, policy, program, arrangement or understanding mandated by applicable Law.

(n) Taxes. (i) Each of the Company and its Subsidiaries has filed or has caused to be filed all material tax returns required to be filed by it (or requests for extensions, which requests have been granted and have not expired), and all such returns are complete and accurate in all material respects. Each of the Company and its Subsidiaries has either paid or caused to be paid all material taxes due and owing by the Company and its Subsidiaries to any Governmental Entity, or the most recent financial statements contained in the Filed SEC Documents reflect an adequate reserve (excluding any reserves for deferred taxes), if such a reserve is required by GAAP, for all material taxes payable by the Company and its Subsidiaries, for all taxable periods and portions thereof ending on or before the date of such financial statements.

(ii) No deficiencies, audit examinations, refund litigation, proposed adjustments or matters in controversy for any material taxes (other than taxes that are not yet due and payable or for amounts being contested in good faith and for which adequate reserves have been established in the financial statements contained in the Filed SEC Documents) have been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries which have not been settled and paid. All assessments for material taxes due and owing by the Company or any of its Subsidiaries with respect to completed and settled examinations or concluded litigation have been paid. There is no currently effective agreement or other document with respect to the Company or any of its Subsidiaries extending the period of

MILLIPORE PROXY STATEMENT	A-15

assessment or collection of any material taxes. There are no Liens for material taxes upon the assets of the Company or any of its Subsidiaries, other than Permitted Liens.

(iii) Neither the Company nor any of its Subsidiaries (1) has any liability for material taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor by contract or otherwise, (2) is a party to or bound by any material tax sharing agreement or tax indemnity agreement, arrangement or practice (other than such an agreement, arrangement or practice exclusively among the Company and its Subsidiaries) or (3) has participated in any “tax amnesty” or similar program offered by any taxing authority to avoid the assessment of penalties or other additions to tax.

(iv) Within the last five years, no written claim has been made by any authority in a jurisdiction where any of the Company or any of its Subsidiaries does not file a tax return that the Company or any of its Subsidiaries is, or may be, subject to a material amount of tax by that jurisdiction.

(v) None of the Company or any of its Subsidiaries will be required to include in income after the Effective Time a material amount of taxable income attributable to gain or income that was realized before the Effective Time as a result of any provision of federal, state, local or foreign tax law or by agreement with any taxing authority.

(vi) No “ownership change” (as described in Section 382(g) of the Code) has occurred, or is expected to occur prior to the Effective Time, that would have the effect of limiting the use of “pre-change losses”, “excess credit”, foreign tax credit carryovers or net capital losses, in each case, of the Company and its Subsidiaries, following the Effective Time.

(vii) The Convertible Notes were not treated as “corporate acquisition indebtedness” described in Section 279(b) of the Code at the time they were issued. To the Company’s Knowledge, the comparable yield of 6.94% on the Convertible Notes is correct. No material adjustments have been made or shall be made for any differences between payments that were projected to have been made and payments that were actually made or shall be made by the Company.

(viii) The term “taxes” means all income, profits, capital gains, goods and services, branch, payroll, unemployment, customs duties, premium, compensation, windfall profits, franchise, gross receipts, capital, net worth, sales, use, withholding, turnover, value added, ad valorem, registration, general business, employment, social security, disability, occupation, real property, personal property (tangible and intangible), stamp, transfer (including real property transfer or gains), conveyance, severance, production, excise, duties, levies, imposts, license, registration and other taxes (including any and all fines, penalties and additions attributable to or otherwise imposed on or with respect to any such taxes and interest thereon) imposed by or on behalf of any Governmental Entity. The term “tax return” means any return, statement, report, form, filing, customs entry, customs reconciliation and any other entry or reconciliation, including in each case any amendments, schedules or attachments thereto, required to be filed with any Governmental Entity or with respect to taxes of the Company or its Subsidiaries.

(o) Intellectual Property. (i) Section 3.01(o) of the Company Disclosure Letter sets forth a complete and correct list, as of the date of this Agreement, of all registered Intellectual Property owned by or licensed to the Company or its Subsidiaries and necessary to conduct any material portion of its business. Section 3.01(o) of the Company Disclosure Letter sets forth a list, as of the date of this Agreement, of all jurisdictions in which such registered Intellectual Property is registered or registrations have been applied for and all registration and application numbers. The Company or one of its Subsidiaries is (and will be immediately after Closing) the sole and exclusive owner of, or has (and will have immediately after Closing) the right to use, all Intellectual Property used in the business of the Company and its Subsidiaries, except for such failures to own or to have the right to use that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

A-16	MILLIPORE PROXY STATEMENT

(ii) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no claims are pending or, to the Knowledge of the Company, threatened, nor are there any outstanding judgments, injunctions, orders or decrees as of the date of this Agreement, against the Company or one of its Subsidiaries by any person with respect to the ownership, validity or enforceability of any Intellectual Property and, since January 1, 2008 (or its date of formation, if later) through (and including) the date of this Agreement, none of the Company or any of its Subsidiaries has received any written communication alleging that the Company or one of its Subsidiaries has violated, infringed upon, or misappropriated in any material respect any rights relating to Intellectual Property of any person. Neither the Company nor any of its Subsidiaries is violating, infringing or misappropriating, or has violated, infringed or misappropriated in the past, in any material respect any material rights relating to Intellectual Property of any person, except for any such violation, infringement or misappropriation that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, no other person has violated, infringed upon or misappropriated any Intellectual Property rights of the Company or any of its Subsidiaries, except for any such violation, infringement or misappropriation that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(iii) In each case in which an employee of the Company or any of its Subsidiaries has developed or created Intellectual Property for the Company or any of its Subsidiaries, the Company and its Subsidiaries have obtained a valid and enforceable assignment sufficient to irrevocably transfer all such Intellectual Property to the Company or any of its Subsidiaries, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(iv) The term “Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction, whether registered or unregistered, including such rights in and to: any patent (including all reissues, divisions, continuations, continuations-in-part and extensions thereof), patent application, patent right; any trademark, trademark registration, trademark application, servicemark, trade name, business name, brand name; any copyright, copyright registration, design, design registration, database rights; any software; Technology; any internet domain names; or any right to any of the foregoing.

(v) The term “Technology” means all trade secrets, confidential information, inventions whether patentable or not, formulae, processes, procedures, research records, records of inventions, test information, data, technology and know-how; data exclusivity; product and regulatory files; and market surveys and marketing information.

(p) Environmental Matters. (i) Except for those matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (A) each of the Company and its Subsidiaries is in compliance with all applicable Environmental Laws, and neither the Company nor any of its Subsidiaries has received any written communication alleging that the Company is in violation of, or has any liability under, any Environmental Law, (B) each of the Company and its Subsidiaries possesses and is in compliance with all Authorizations required under applicable Environmental Laws to conduct its business as presently conducted, (C) there are no Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries and there is no Judgment with respect to Environmental Claims outstanding against the Company or any of its Subsidiaries and (D) there is no presence of any Hazardous Materials at, and there has been no Release or threatened Release of any Hazardous Materials at, on, under or from, any of the real property owned or leased by the Company or any of its Subsidiaries or any other property in a manner that would reasonably be expected to result in an Environmental Claim against the Company or any of its Subsidiaries, or against any person or entity whose liability for any Environmental Claim the Company or any of its Subsidiaries may have retained or assumed either contractually or by operation of law.

MILLIPORE PROXY STATEMENT	A-17

(ii) The term “Environmental Claims” means any administrative or judicial actions, suits, orders, claims, proceedings or written notices of noncompliance by or from any Governmental Entity or any other person alleging liability arising out of the Release, threatened Release, or presence of any Hazardous Material or the failure to comply with any Environmental Law or any Authorization issued thereunder. The term “Environmental Law” means any Law relating to pollution or protection of the environment or natural resources or human exposure to Hazardous Materials. The term “Hazardous Materials” means any materials or wastes that are listed or defined in relevant form, quantity, concentration or condition as hazardous substances, hazardous wastes, hazardous materials, extremely hazardous substances, toxic substances, pollutants, contaminants or terms of similar import under any applicable Environmental Law. The term “Release” means any release, spill, emission, leaking, pumping, emitting, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the environment.

(q) Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Company and its Subsidiaries maintain insurance in such amounts and against such risks as is sufficient to comply with applicable Law, (ii) all insurance policies of the Company and its Subsidiaries are in full force and effect, except for any expiration thereof in accordance with the terms thereof, (iii) neither the Company nor any of its Subsidiaries is in breach of, or default under, any such insurance policy and (iv) no written notice of cancellation or termination has been received with respect to any such insurance policy, other than in connection with ordinary renewals.

(r) Voting Requirements. Assuming the accuracy of the representations and warranties set forth in Section 3.02(f), the affirmative vote of holders of two-thirds of all the outstanding shares of Company Common Stock entitled to vote thereon at the Stockholders’ Meeting or any adjournment or postponement thereof to approve this Agreement (the “Stockholder Approval”) is the only vote of the holders of any class or series of capital stock of the Company necessary for the Company to adopt this Agreement and approve the transactions contemplated hereby.

(s) State Takeover Statutes. Assuming the accuracy of the representations and warranties set forth in Section 3.02(f), the provisions of Chapters 110C, 110D and 110F of the General Laws of Massachusetts are inapplicable to this Agreement, the Share Exchange and the Transactions, and no other state takeover statute applies to this Agreement, the Share Exchange or the other transactions contemplated by this Agreement.

(t) Brokers and Other Advisors. No broker, investment banker, financial advisor or other person, other than Goldman, Sachs & Co., the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the Share Exchange and the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

(u) Opinions of Financial Advisors. The Board of Directors of the Company has received the opinion of Goldman, Sachs & Co. dated the date of this Agreement, to the effect that, as of such date, the Share Exchange Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock. A copy of the written opinion of Goldman, Sachs & Co. will be delivered to Parent promptly following receipt by the Company.

(v) No Other Representations or Warranties. Except for the representations and warranties contained in this Section 3.01, Parent and Sub acknowledge that neither the Company nor any person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided to Parent or Sub in connection with the transactions contemplated by this Agreement. Neither the Company nor any other person will have or be subject to any liability or indemnification obligation to Parent, Sub or any other person resulting from the distribution to Parent or Sub, or Parent’s or Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Sub in certain “data rooms” or

A-18	MILLIPORE PROXY STATEMENT

management presentations in expectation of the transactions contemplated by this Agreement, unless and then only to the extent that any such information is expressly included in a representation or warranty contained in this Section 3.01.

SECTION 3.02. Representations and Warranties of Parent and Sub.    Parent and Sub represent and warrant to the Company as follows:

(a) Organization, Standing and Corporate Power. Each of Parent and Sub is duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to carry on its business as presently conducted.

(b) Authority; Noncontravention. Each of Parent and Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions, have been duly authorized by all necessary corporate action on the part of Parent and Sub, and no other corporate proceedings (including any shareholder action) on the part of Parent or Sub are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly executed and delivered by Parent and Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Sub, enforceable against Parent and Sub in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The execution and delivery of this Agreement do not, and the consummation of the Transactions, and compliance with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, create or affect any rights under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, any requirement to provide notice to, or require consent or approval from, the other party thereto, or result in the creation of any Lien upon any of the properties or assets of Parent or Sub under, any provision of (A) the certificate of incorporation or bylaws of Parent or the articles of organization or bylaws of Sub or (B) subject to the filings and other matters involving Governmental Entities referred to in the immediately following sentence, (i) any Contract to which Parent or Sub or any of their respective Subsidiaries is a party or by which any of their respective properties or assets are bound and that is material for Parent, Sub and their Subsidiaries taken as a whole, or (ii) any Law or Judgment or related settlement, in each case applicable to Parent or Sub or any of their respective Subsidiaries or any of their respective properties or assets, and that is material for Parent, Sub and their Subsidiaries taken as a whole. No consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity is required to be obtained or made by or with respect to Parent or Sub or any of their respective Subsidiaries in connection with the execution and delivery of this Agreement by Parent and Sub or the consummation by Parent and Sub of the Transactions, except for (I) the filing of a premerger notification and report form by Parent and Sub under the HSR Act and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods as may be required under any Merger Control Law, (II) the filing of the Articles of Share Exchange with the Secretary of the Commonwealth of Massachusetts and (III) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(c) Information Supplied. None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

MILLIPORE PROXY STATEMENT	A-19

(d) Capital Resources. Parent has cash on hand and committed financing that, together, will at the Effective Time be sufficient to effect the Transactions, including to pay the Share Exchange Consideration, the Equity Award Amounts, the Stock Equivalent Amounts and all associated costs and expenses. Parent has made available to the Company a copy of the Syndicated Dual-Currency Term Loan Facility Agreement dated 28 February 2010, by and among Parent, Merck Financial Services GmbH, a limited liability company incorporated under the laws of Germany, Commerzbank Aktiengesellschaft, Filiale Luxemburg, BNP Paribas, Commerzbank Aktiengesellschaft, Merrill Lynch International and the other financial institutions party thereto (the “Credit Agreement” and, the financing contemplated thereby, the “Financing”), which Credit Agreement is in full force and effect and is a legal, valid and binding obligation of Parent and the other parties thereto. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or any of its Subsidiaries under any term or condition of the Credit Agreement, and Parent has no reason to believe that any portion of the Financing to be made thereunder will not be available to Parent or Sub on a timely basis to consummate the Transactions.

(e) Operation and Ownership of Sub. Sub has been formed solely for the purpose of engaging in the Transactions and, prior to the Effective Time, will not have engaged in any business activities, other than activities pursuant to this Agreement. Parent owns, beneficially and of record, all of the outstanding shares of capital stock of Sub, free and clear of all Liens (other than any Liens created pursuant to the Financing, if any).

(f) Ownership of Company Common Stock. None of Parent, Sub or any of their Subsidiaries beneficially owns (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder), or will prior to the Closing Date beneficially own, any shares of Company Common Stock, or is a party, or will prior to the Closing Date become a party, to any Contract, arrangement or understanding (other than this Agreement) for the purpose of acquiring, holding, voting or disposing of any shares of Company Common Stock.

(g) Litigation. There is no suit, action or proceeding pending or, to the Knowledge of Parent or Sub, threatened against Parent or Sub or any of their respective Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect. There is no Judgment outstanding against Parent or Sub or any of their respective Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

(h) Brokers and Other Advisors. No broker, investment banker, financial advisor or other person, other than Guggenheim Partners, LLC and Perella Weinberg Partners LP, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the Share Exchange and the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

(i) No Other Representations or Warranties. Except for the representations and warranties contained in this Section 3.02, the Company acknowledges that none of Parent, Sub or any other person on behalf of Parent or Sub makes any other express or implied representation or warranty with respect to Parent or Sub or with respect to any other information provided to the Company in connection with the transactions contemplated hereby. Neither Parent, Sub nor any other person will have or be subject to any liability or indemnification obligation to the Company, its Subsidiaries or any other person resulting from the distribution to the Company, or the Company’s use of, any such information, unless and then only to the extent that any such information is expressly included in a representation or warranty contained in this Section 3.02.

ARTICLE IV

Covenants Relating to Conduct of Business

SECTION 4.01. Conduct of Business.    (a) Except as set forth in Section 4.01 of the Company Disclosure Letter, contemplated, required or permitted by this Agreement, required by Law or consented to in writing by Parent (such consent

A-20	MILLIPORE PROXY STATEMENT

not to be unreasonably withheld or delayed to the extent not otherwise stated below), during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course. Without limiting the generality of the foregoing, except as set forth in Section 4.01 of the Company Disclosure Letter, contemplated, required or permitted by this Agreement, required by Law (including, as applicable, Section 409A of the Code) or consented to in writing by Parent (such consent not to be unreasonably withheld or delayed for any item other than those referred to below in clauses (i) – (iv), (v)(A), (vi), (vii), (xii) and (xvii) and, to the extent pertaining to any item covered by such clauses, clause (xviii)), during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to:

(i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent;

(ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in lieu of or in substitution for shares of its capital stock;

(iii) purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or any rights, warrants or options to acquire any such shares, other than (A) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Stock Options in order to pay the exercise price of the Company Stock Options, (B) the withholding of shares of Company Common Stock to satisfy tax obligations with respect to awards granted pursuant to the Company Stock Plan, (C) the acquisition by the Company of Company Stock Options, Company Performance RSU Awards and Company RSU Awards in connection with the forfeiture of such awards, (D) the acquisition by the trustee of the Company 401(k) Plan of shares of Company Common Stock in order to satisfy participant elections under the Company 401(k) Plan, (E) the acquisition by the administrator of the Irish Share Scheme of shares of Company Common Stock in order to satisfy participant elections under the Irish Share Scheme, (F) the extinguishment of rights pursuant to Supplemental Plan Stock Equivalents in connection with the change in a participant’s investment election under the Supplemental Plan and (G) the extinguishment of rights pursuant to Company Stock Equivalents outstanding under the Specified Deferred Compensation Plans in connection with the cash settlement thereof;

(iv) issue, deliver, transfer or sell any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units, other than (A) upon the exercise of Company Stock Options outstanding on the date of this Agreement, in accordance with their present terms, (B) upon the vesting of Company RSU Awards and Performance RSU Awards outstanding on the date of this Agreement, in accordance with their present terms, (C) as required to comply with any Company Benefit Plan, Company Benefit Agreement or other written agreement as in effect on the date of this Agreement, (D) as set forth in Section 4.01(a)(iv) of the Company Disclosure Letter, (E) upon the conversion of the Convertible Notes outstanding on the date of this Agreement, in accordance with their present terms, (F) the issuance of Company Stock Equivalents pursuant to the Specified Deferred Compensation Plans and (G) the issuance of shares of Company Common Stock and rights to acquire such shares under the Irish Share Scheme;

(v) amend or propose any change in (A) the Company Articles of Organization or the Company Bylaws or (B) the comparable organizational documents of any Subsidiary of the Company;

(vi) merge or consolidate with, or purchase, directly or indirectly, whether by purchase, Share Exchange, consolidation or acquisition of stock or assets or otherwise, an equity interest in or a substantial portion of the assets of, any person

MILLIPORE PROXY STATEMENT	A-21

or any division or business thereof, or purchase any other properties or assets, or make any investment, if the aggregate amount of the consideration paid or transferred (in each case, including the value of any assumed liabilities) by the Company and its Subsidiaries in connection with all such transactions would exceed $20.0 million, other than any such action (A) solely between or among the Company and its Subsidiaries or (B) in the ordinary course of business consistent with past practice (it being understood that any Share Exchange or consolidation, or the purchase of an equity interest in or a substantial portion of the assets of, any person or any division or business thereof is not in the ordinary course of business);

(vii) sell, lease, license or otherwise dispose of any of its properties or assets (including capital stock of any Subsidiary of the Company) with a value in excess of $20.0 million (including the value of any assumed liabilities), other than (A) sales or other dispositions of inventory and other assets in the ordinary course of business consistent with past practice and (B) the licensing or sublicensing of Intellectual Property in the ordinary course of business consistent with past practice;

(viii) pledge, encumber or otherwise subject to a Lien (other than a Permitted Lien) any of its properties or assets, other than, except with respect to capital stock of any Subsidiary of the Company, in the ordinary course of business so long as the value of such property or asset does not exceed $10.0 million individually or $20.0 million in the aggregate;

(ix) (A) incur any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any such indebtedness or any debt securities of another person or enter into any “keep well” or other agreement to maintain any financial statement condition of another person (collectively, “Indebtedness”) or materially alter, amend or modify any Contract in respect of Indebtedness, other than (1) Indebtedness incurred, assumed or otherwise entered into in the ordinary course of business (including any borrowings under the Company’s existing credit facilities and in respect of letters of credit, in each case in the ordinary course of business) and (2) Indebtedness incurred in connection with the refinancing of Indebtedness existing on the date of this Agreement (or incurred hereafter in accordance with clause (1) above) in connection with the scheduled expiration or maturity of the Company’s two short-term revolving credit facilities in Japan or (B) make or forgive any loans, guarantees or advances or make capital contributions to, or investments in, any other person, other than (1) to any of the Subsidiaries of the Company, (2) pursuant to clause (vi) above or (3) with respect to an amount not in excess of $20.0 million (in the case of capital contributions and investments) or $5.0 million (in the case of loans, guarantees and advances);

(x) enter into or assume any swap, cap, floor, collar, futures contract, forward contract, option and any other derivative financial instrument, contract or arrangement, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, (including for interest rate and foreign exchange rate hedging), except foreign exchange hedging on customary commercial terms in compliance with the Company’s hedging policies in effect on the date of this Agreement;

(xi) except (A) as required pursuant to the terms of any Company Benefit Plan or Company Benefit Agreement or other written agreement in effect on the date of this Agreement, (B) as otherwise expressly permitted by this Agreement, (C) as may be required to avoid adverse treatment under Section 409A of the Code or (D) as set forth in Section 4.01(a)(xi) of the Company Disclosure Letter, (1) grant to any executive officer or director of the Company any increase in compensation, (2) grant to any officer, director or employee of the Company or any of its Subsidiaries any increase in severance or termination pay, (3) enter into any (x) employment, consulting or severance agreement with any officer, director or employee of the Company or any of its Subsidiaries pursuant to which the total annual compensation or the aggregate severance benefits exceed $250,000 per officer, director or employee or (y) any termi-

A-22	MILLIPORE PROXY STATEMENT

nation agreement or other agreement containing change of control provisions with any officer, director or employee of the Company or any of its Subsidiaries, (4) establish, adopt, enter into or amend in any material respect any Company Labor Agreement to which the Company or any of its Subsidiaries is a party, or other employee organization, or Company Benefit Plan or Company Benefit Agreement, (5) take any action to accelerate any rights or benefits under any Company Benefit Plan or Company Benefit Agreement, (6) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or (7) forgive any loans to directors, officers or employees of the Company or any of its Subsidiaries; provided, however, that the foregoing clauses (1), (2), (3), (4) and (5) shall not restrict the Company or any of its Subsidiaries from entering into or making available to newly hired employees or to employees in the context of promotions based on job performance or workplace requirements, in each case in the ordinary course of business, plans, agreements, benefits and compensation arrangements (including incentive grants) that have a value that is consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions;

(xii) make any material change in accounting methods, principles or practices affecting the consolidated assets, liabilities or results of operations of the Company, other than as required (A) by GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or (B) by Law, including Regulation S-X under the Securities Act;

(xiii) make, change or revoke any material tax election, file any amended tax return with respect to any material tax, settle or finally resolve any controversy with respect to any material tax, surrender any claim for a material refund of taxes or change any annual tax accounting period, in each case, other than in the ordinary course of business consistent with past practice;

(xiv) make any capital expenditures, other than (A) in accordance with the Company’s capital expenditure plan previously provided to Parent, and (B) otherwise in an aggregate amount for all such capital expenditures made pursuant to this clause (B) not to exceed $10.0 million;

(xv) (A) abandon, voluntarily permit to lapse before expiration or otherwise dispose of any Material Intellectual Property, (B) grant a Lien (other than Permitted Liens) over, or permit any such Lien to encumber, any Material Intellectual Property, or (C) sell, transfer or license to any person or otherwise extend any Material Intellectual Property, other than non-exclusive licenses of Intellectual Property rights granted by the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice that do not involve, individually, payments or other obligations of the Company and its Subsidiaries or of any other person with an aggregate value reasonably estimated by the Company to be in excess of $7.0 million in any calendar year;

(xvi) settle any Action before a Governmental Entity for an amount in excess of $10.0 million or for any obligation or liability of the Company or any of its Subsidiaries in excess of such amount or agree to any material limitation or restriction on any aspect of the conduct of the Company’s or its Subsidiaries’ business (or, after giving effect to the Share Exchange, Parent’s or its Subsidiaries’ business);

(xvii) enter into any Contract that would, after giving effect to the Share Exchange, limit or purport to limit in any material respect the type of business in which Parent and its Subsidiaries (other than the Company and its Subsidiaries) may engage, the type of goods or services that Parent and its Subsidiaries (other than the Company and its Subsidiaries) may purchase, manufacture, produce, import, export, offer for sale, sell or distribute or the manner or location in which any of them may so engage in any business; or

(xviii) authorize any of, or commit or agree to take any of, the foregoing actions.

MILLIPORE PROXY STATEMENT	A-23

(b) Advice of Changes. The Company shall promptly give Parent written notice upon becoming aware of any material event, development or occurrence that would reasonably be expected to give rise to a failure of any condition precedent set forth in Sections 6.01 or 6.02. Parent shall promptly give the Company written notice upon becoming aware of any material event, development or occurrence that would reasonably be expected to give rise to a failure of any condition precedent set forth in Sections 6.01 or 6.03. Delivery of notification pursuant to this Section 4.01(b) shall not limit or otherwise affect the remedies available hereunder to any party receiving such notice.

SECTION 4.02. No Solicitation. (a) The Company shall not and shall cause its Subsidiaries and Representatives not to, directly or indirectly, solicit, initiate or knowingly encourage (including by way of providing information) the submission of any inquiries, proposals or offers that constitute or may reasonably be expected to lead to any Takeover Proposal, or engage in, or continue, any discussions or negotiations with respect thereto, or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, discussions or negotiations with respect thereto (including, in each case, with respect to any Person that has previously been invited into a process to make, or participate in any discussions regarding, a Takeover Proposal and signed a confidentiality agreement (any such person, a “Bidder”)).

(b) The Company shall (i) promptly request each Person that has executed a confidentiality agreement prior to the date of this Agreement in connection with such Person’s consideration of a transaction involving the Company or any of its Subsidiaries (or any portion thereof) to return or destroy all confidential information heretofore furnished to such Person or its Representatives by or on behalf of the Company or any of its Subsidiaries and (ii) not amend or waive, and shall enforce, the provisions of each such confidentiality agreement, including any standstill provision contained therein.

(c) Notwithstanding anything to the contrary contained in Section 4.02(a), if at any time prior to obtaining the Stockholder Approval, (i) the Company has received a written Takeover Proposal from a third party that was not solicited after the date hereof, (ii) the Board of Directors of the Company determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Takeover Proposal constitutes or would reasonably be expected to result in a Superior Proposal and (iii) such Takeover Proposal is not a result of the Company’s or its Subsidiaries’ or Representative’s breach of this Section 4.02, then the Company may (A) furnish information with respect to the Company and its Subsidiaries to the person making such Takeover Proposal, and (B) engage in discussions or negotiations with the person making such Takeover Proposal regarding such Takeover Proposal; provided that the Company (x) will not, and will not allow its Subsidiaries or its or their Representatives to, disclose any non-public information to such person without first entering into a customary confidentiality agreement with such person containing confidentiality provisions on terms not more favorable to such other person than those contained in the Confidentiality Agreement, and (y) will provide, in accordance with the terms of the Confidentiality Agreement and on a contemporaneous basis, to Parent any material non-public information concerning the Company or its Subsidiaries provided to such other person which was not previously provided to Parent.

The term “Takeover Proposal” means any bona fide inquiry, proposal or offer from any person or group relating to (a) any direct or indirect acquisition or purchase, in a single transaction or a series of transactions, of (1) 15% or more (based on the fair market value thereof, as determined by the Board of Directors of the Company in good faith) of assets (including capital stock of the Subsidiaries of the Company, and by means of any tender offer for the capital stock of, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving, any Subsidiary of the Company) of the Company and its Subsidiaries, taken as a whole, or (2) 15% or more of the outstanding shares of Company Common Stock, (b) any tender offer or exchange offer that, if consummated, would result in any person or group owning, directly or indirectly, 15% or more of the outstanding shares of Company Common Stock or (c) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving the Company pursuant to which any person or group (or the shareholders of any

A-24	MILLIPORE PROXY STATEMENT

person) would own, directly or indirectly, 15% or more of the equity securities of the Company or of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity, other than, in each case, the transactions contemplated by this Agreement.

The term “Superior Proposal” means any bona fide Takeover Proposal that if consummated would result in a person or group (or the shareholders of any person) owning, directly or indirectly, (a) 50% or more of any class of equity securities of the Company or of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity or (b) 50% or more (based on the fair market value thereof, as determined by the Board of Directors of the Company in good faith) of the assets of the Company and its Subsidiaries (including capital stock of the Subsidiaries of the Company, and by means of any tender offer for the capital stock of, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving, any Subsidiary of the Company), taken as a whole, which the Board of Directors of the Company determines in good faith (after consultation with its financial advisor and outside counsel) would be more favorable to the stockholders of the Company from a financial point of view than the Share Exchange, taking into account all financial, legal, regulatory and other aspects of such proposal and of this Agreement (including the relative risks of non-consummation and any changes to the terms of this Agreement proposed by Parent to the Company, prior to the expiration of the Notice Period referred to below in response to such proposal or otherwise).

(d) From and after the date hereof, in the event that the Company or any of its Subsidiaries or Representatives receives (i) any Takeover Proposal or an expression of interest to make a Takeover Proposal or (ii) a request or attempt to initiate or continue any discussions with respect to a Takeover Proposal or an expression of interest to make a Takeover Proposal, the Company shall promptly (and in any event within 24 hours) after receipt thereof notify Parent of the material terms and conditions of any such Takeover Proposal, such expression of interest or any such request or attempt, and the identity of the person making, seeking or contemplating such Takeover Proposal or such expression of interest or any such request or attempt. The Company shall keep Parent reasonably informed, on a current basis, of the status and terms of any such Takeover Proposal or such expression of interest (including any material amendments or changes thereto) and the status of any related discussions or negotiations, including any change in the Company’s intentions as previously notified.

(e) Neither the Board of Directors of the Company nor any committee thereof shall (i)(A) directly or indirectly withhold or withdraw (or qualify or modify in a manner adverse to Parent), or publicly propose to withhold, withdraw (or qualify or modify in a manner adverse to Parent), the adoption, recommendation or declaration of advisability by such Board of Directors or any such committee of this Agreement or the Share Exchange or (B) recommend the approval or adoption of, or approve or adopt, or publicly propose to recommend, approve or adopt, any Takeover Proposal (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”) or (ii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or cause or permit the Company or any of its Subsidiaries to execute or enter into (and none of the Company or any of its Subsidiaries shall execute or enter into), any letter of intent, memorandum of understanding, agreement in principle, merger agreement, share exchange agreement, acquisition agreement, agreement which requires the Company to abandon or terminate this Agreement or the Share Exchange, or other agreement related to any Takeover Proposal, other than any confidentiality agreement referred to in Section 4.02(c) (an “Acquisition Agreement”). Notwithstanding the foregoing or anything else in this Agreement to the contrary, at any time prior to obtaining the Stockholder Approval and subject to compliance with Section 5.06(b), the Board of Directors of the Company may: (x) if and to the extent the Board of Directors of the Company determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, make an Adverse Recommendation Change and (y) in response to a Superior Proposal that did not result from a breach of this Section 4.02, cause the Company to terminate this Agreement and, concurrently with or after such

MILLIPORE PROXY STATEMENT	A-25

termination, cause the Company to enter into an Acquisition Agreement; provided, however, that (1) no Adverse Recommendation Change may be made, (2) no termination of this Agreement pursuant to this Section 4.02(e) may be made and (3) no Acquisition Agreement may be executed or entered into by the Company, until after the fifth business day (or such subsequent business days as provided for by clause (ii) of this sentence) (the period inclusive of all such days, the “Notice Period”) following Parent’s receipt of written notice from the Company advising Parent that the Board of Directors of the Company intends to (x) in the case of clause (1) above, make an Adverse Recommendation Change (a “Notice of Adverse Recommendation”) or (y) in the case of clauses (2) and (3) above, terminate this Agreement and simultaneously enter into an Acquisition Agreement pursuant to this Section 4.02(e) (a “Notice of Superior Proposal”) and specifying the reasons therefor, including, if the basis of the proposed action by the Board of Directors is a Superior Proposal, the material terms and conditions of any such Superior Proposal (it being understood and agreed that (i) during the Notice Period the Company shall, and shall cause its financial advisors and outside legal counsel to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) and (ii) any amendment to the terms of such Superior Proposal shall require a new Notice of Adverse Recommendation or Notice of Superior Proposal and a two-business day extension of the Notice Period then applicable). In determining whether to make an Adverse Recommendation Change or to cause the Company to so terminate this Agreement pursuant to the terms of this Section 4.02(e), the Board of Directors of the Company shall take into account any changes to the terms of this Agreement proposed by Parent to the Company in response to a Notice of Adverse Recommendation, a Notice of Superior Proposal or otherwise.

(f) Nothing contained in this Section 4.02 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its stockholders if the Board of Directors of the Company determines in good faith (after consultation with its outside counsel) that failure to do so would be inconsistent with its fiduciary duties under applicable Law, it being understood, however, that this clause (ii) shall not be deemed to permit the Board of Directors of the Company to make an Adverse Recommendation Change or take any of the actions referred to in clause (ii) of Section 4.02(e) except, in each case, to the extent permitted by Section 4.02(e).

ARTICLE V

Additional Agreements

SECTION 5.01. Preparation of the Proxy Statement; Stockholders’ Meeting. (a) As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare the Proxy Statement and, as promptly as reasonably practicable after the date hereof, but in any event within twenty (20) business days after the date of this Agreement, file the Proxy Statement with the SEC. Parent shall provide to the Company all information concerning Parent and Sub as may be reasonably requested by the Company in connection with the Proxy Statement and shall otherwise assist and cooperate with the Company in the preparation of the Proxy Statement and resolution of comments referred to below. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement, and shall promptly provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand. The Company shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC or the staff of the SEC with respect to the Proxy Statement and to cause the Proxy Statement to be mailed to the stockholders of the Company as promptly as practicable. Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC or the staff of the SEC with respect thereto, the Company shall provide Parent a reasonable opportunity to review and to propose comments on such document or response.

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(b) The Company shall, as promptly as reasonably practicable after the SEC confirms that it has no further comments on the Proxy Statement or advises the Company that it is not reviewing the Proxy Statement, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholders’ Meeting”) for the purpose of obtaining the Stockholder Approval, and shall not postpone or adjourn such meeting except to the extent required by Law. Subject to the ability of the Board of Directors of the Company to make an Adverse Recommendation Change pursuant to Section 4.02(e), the Company shall, through its Board of Directors, recommend to its stockholders that they approve of this Agreement and shall include such recommendation in the Proxy Statement.

SECTION 5.02. Access to Information; Confidentiality. The Company shall afford to Parent, and to Parent’s officers, employees, accountants, counsel, consultants, financial advisors and other Representatives, reasonable access during normal business hours during the period prior to the earlier of the Effective Time and the termination of this Agreement to all of its and its Subsidiaries’ properties, books and records and to those employees of the Company to whom Parent reasonably requests access, and, during such period, the Company shall furnish, as promptly as practicable, to Parent all information concerning its and its Subsidiaries’ business, properties and personnel as Parent may reasonably request (including the right to conduct Phase I Environmental Site Assessments, it being agreed, however, that the foregoing shall not permit Parent or any such Representatives to conduct any environmental testing or sampling). Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to provide access to or disclose information where the Company reasonably determines that such access or disclosure would jeopardize the attorney-client privilege of the Company or any of its Subsidiaries or contravene any Law or any Contract to which the Company or any of its Subsidiaries is subject. The parties shall make appropriate substitute disclosure arrangements in circumstances where the previous sentence applies. Except for disclosures expressly permitted by the terms of that certain confidentiality letter agreement dated as of February 3, 2010, between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”), Parent shall hold, and shall cause their respective officers, employees, accountants, counsel, financial advisors and other Representatives to hold, all information received from the Company or its Representatives, directly or indirectly, in confidence in accordance with the Confidentiality Agreement.

SECTION 5.03. Reasonable Best Efforts. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including using reasonable best efforts to accomplish the following (provided, however, that this Section 5.03 shall not apply to any actions related to the Financing as to which Section 5.09 shall apply exclusively in determining Parent’s obligations with respect thereto): (i) the  taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (ii) the  obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations, declarations and filings (including filings under the HSR Act and other registrations, declarations and filings with, or notices to, Governmental Entities, including pursuant to Merger Control Laws) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid a claim, action, suit, proceeding or investigation by, any Governmental Entity, (iii) the  obtaining of consents, approvals and waivers from third parties reasonably requested by Parent to be obtained in connection with the Transactions; provided, however, that in no event shall the Company or any of its Subsidiaries be required to make any payment to such third parties or concede anything of value in any case prior to the Effective Time in order to obtain any such consent, approval or waiver, and (iv) the  execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. It is understood and agreed that “reasonable best efforts” of a party with respect to actions or undertakings relating to any person other than a Governmental Entity shall not include any actions or under-

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takings which would reasonably be expected to result in material cost or material harm to such party. In connection with and without limiting the foregoing, the Company and its Board of Directors shall (A) take all action necessary to ensure that no state takeover statute is or becomes applicable to this Agreement, the Share Exchange or any of the other transactions contemplated by this Agreement and (B) if any state takeover statute becomes applicable to this Agreement, the Share Exchange or any of the other transactions contemplated by this Agreement, take all action necessary to ensure that the Share Exchange and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Share Exchange and the other transactions contemplated by this Agreement. No party shall voluntarily extend any waiting period under the HSR Act or any Merger Control Law or enter into any agreement with any Governmental Entity to delay or not to consummate the Transactions except with the prior written consent of the other parties (such consent not to be unreasonably withheld or delayed and which reasonableness shall be determined in light of each party’s obligation to use reasonable best efforts to do all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions).

(b) In connection with and without limiting the foregoing, if any claim, action, suit, proceeding or investigation is instituted (or threatened to be instituted) by any Governmental Entity challenging any of the Transactions as violative of the HSR Act or any Merger Control Law, Parent and the Company shall cooperate and use all reasonable best efforts to vigorously contest and resist any such claim, action, suit, proceeding or investigation, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts the consummation of the Transactions, including by vigorously pursuing all available avenues of administrative and judicial appeal unless, each of Parent and the Company reasonably determine that litigation is not in their respective best interests. The parties shall take all actions necessary to avoid or eliminate each and every impediment under the HSR Act or any Merger Control Law so as to enable the consummation of the Transactions to occur as soon as reasonably possible (and in any event no later than the Outside Date), including (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such businesses, product lines or assets of the Company, Parent and their respective Subsidiaries and (ii) otherwise taking or committing to take actions that after the Closing Date would limit Parent’s or its respective Subsidiaries’ freedom of action with respect to, or its or their ability to retain, one or more of the businesses, product lines or assets of the Company, Parent and their respective Subsidiaries, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any preliminary or permanent injunction which would otherwise have the effect of preventing the consummation of the Transactions, and in that regard Parent and, if requested by Parent, the Company shall agree to divest, sell, dispose of, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or Parent’s or their Subsidiaries’ ability to retain, any of the businesses, product lines or assets of the Company, Parent or any of their respective Subsidiaries; provided, however, that any such action shall be conditioned upon the consummation of the Transaction; provided, however, that nothing in this Agreement, including Section 5.03, shall require, or be construed to require, Parent or the Company or any of their respective Subsidiaries to agree to or take any action that would result in any Burdensome Condition. For purposes of this Agreement, a “Burdensome Condition” shall mean making proposals, executing or carrying out agreements (including consent decrees) or submitting to Laws (a) providing for the license, sale or other disposition or holding separate (through the establishment of trust or otherwise) of any assets or categories of assets of Parent, the Company or any of their respective Subsidiaries or the holding separate of the capital stock of any Subsidiary of the Company or (b) imposing or seeking to impose any limitation on the ability of Parent, the Company or any of their respective Subsidiaries to conduct their respective businesses (including, with respect to, market practices and structure) or to own such assets or to acquire, hold or exercise full rights of ownership of the business of the Company or its Subsidiaries or Parent or its Subsidiaries, that, in the case of clause (a) and (b), individually or in the aggregate,

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would reasonably be expected to have a material adverse effect on the business or results of operations of (i) the Company and its Subsidiaries taken as a whole or (ii) Parent and its Subsidiaries taken as a whole.

(c) Subject to the terms and conditions set forth in this Agreement, and without limiting the generality of the foregoing provisions of this Section 5.03, Parent and the Company agree that (i) unless separate filings are required by applicable Law, all filings to any Governmental Entity with jurisdiction over enforcement of any applicable antitrust or competition Laws (“Governmental Antitrust Authority”) shall be made by Parent on behalf of all parties involved, (ii) the parties shall reasonably cooperate in all respects with each other in the preparation of any filing or notification and in connection with any submission, investigation or inquiry of any Governmental Antitrust Authority, (iii) each party will supply to any competent Governmental Antitrust Authority as promptly as practicable non-privileged information and documents (a) requested by any Governmental Antitrust Authority or (b) that are necessary or advisable (as reasonably determined by the parties) to permit consummation of the transactions contemplated by this Agreement, (iv) the parties will promptly provide each other with copies of any written communication (or written summaries of any non-written communication) in connection with any proceeding with any competent Governmental Antitrust Authority; (v) a party will initiate a substantive discussion with any competent Governmental Antitrust Authority concerning the merits of the antitrust or competition analysis only after consultation with the other party; and (vi) the parties will promptly inform each other in advance of the time and place of any substantive meetings or conferences (including telephone calls) with any Governmental Antitrust Authority concerning the merits of the antitrust or competition analysis and give each other and their respective advisors, to the extent reasonably practicable, the opportunity to participate in all such meetings or conferences.

SECTION 5.04. Benefit Plans.    (a) From the Effective Time through December 31, 2011 (the “Continuation Period”), Parent shall provide, or shall cause the Acquired Corporation (or in the case of a transfer of all or substantially all the assets and business of the Acquired Corporation, its successors and assigns) to provide, each individual who is employed by the Company or any of its Subsidiaries immediately before the Effective Time and who is not covered by any Company Labor Agreement (each, a “Company Employee”) with (i) base compensation that is no less favorable than the base compensation provided to such Company Employee immediately prior to the Effective Time, (ii) bonus or incentive opportunities that are no less favorable in the aggregate than the bonus or incentive opportunities (including the corresponding grant date fair value in respect of any annual equity-based compensation award in 2010) provided to such Company Employee immediately prior to the Effective Time and (iii) employee benefits that are substantially comparable in the aggregate to those provided to such Company Employee immediately prior to the Effective Time. Following the Continuation Period, the Company Employees shall be entitled to participate in the plans of Parent, the Acquired Corporation or their respective affiliates (the “Acquired Corporation Plans”) to the same extent as other similarly situated employees of Parent, the Acquired Corporation and their respective affiliates. In addition, and without limiting the generality of the foregoing, each Company Employee and Union Employee shall be immediately eligible to participate, without any waiting time, in any and all Acquired Corporation Plans to the extent coverage under any such plan replaces coverage under a comparable benefit plan in which such Company Employee or Union Employee participates immediately prior to the Effective Time. Notwithstanding anything herein to the contrary, nothing herein shall prevent Parent or the Acquired Corporation from amending or terminating any specific plan, program, policy, practice or arrangement, or interfere with the Acquired Corporation’s obligation to make such changes as are necessary to comply with applicable Law, or preclude the Acquired Corporation from terminating the employment of any Company Employee for any reason. The terms and conditions of employment for any employee who is covered by a Company Labor Agreement (a “Union Employee”) shall be governed by the applicable Company Labor Agreement and applicable Law.

(b) Without limiting the generality of Section 5.04(a), from and after the Effective Time, Parent shall or shall cause the Acquired Corporation to assume, honor and continue during the Continuation Period or, if later, until all obligations there-

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under have been satisfied, all of the Company’s employment, severance, retention, termination and change in control plans, policies, programs, agreements and arrangements (including any change in control severance agreement or other Company Benefit Agreement between the Company and any Company Employee) maintained by the Company or any of its Subsidiaries and all of the Company Labor Agreements, in each case, as in effect at the Effective Time, including with respect to any payments, benefits or rights arising as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event), without any amendment or modification, other than any amendment or modification required to comply with applicable Law.

(c) Without limiting the generality of Sections 5.04(a) and 5.04(b), during the Continuation Period the Company Employees shall be entitled to participate in the incentive compensation plans maintained by Parent, the Acquired Corporation and their respective affiliates (the “Acquired Corporation Incentive Plans”), in each case to the same extent as similarly situated employees of Parent, the Acquired Corporation or their respective affiliates; provided that in the case of any Company Employee whose employment is terminated by Parent, the Acquired Corporation or their respective affiliates without cause during any annual performance period under the Acquired Corporation Incentive Plans that commences during the Continuation Period, such Company Employee shall be entitled to a payment in cash equal to such Company Employee’s target annual bonus in effect under the applicable Acquired Corporation Incentive Plan for the applicable annual performance period, prorated to reflect the number of days during such annual performance period that elapsed prior to such termination of employment.

(d) With respect to all Acquired Corporation Plans, including but not limited to any “employee benefit plan”, as defined in Section 3(3) of ERISA, maintained by Parent or any of its respective Subsidiaries (including any vacation, paid time-off and severance plans), for all purposes, including determining eligibility to participate, level of benefits and vesting, and, to the extent required by applicable Law or any Company Labor Agreement, benefit accruals and early retirement subsidies, each Company Employee’s and Union Employee’s service with the Company or any of its Subsidiaries (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the predecessor employer is recognized by the Company or such Subsidiary) shall be treated as service with Parent or any of their respective Subsidiaries; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits for the same period of service.

(e) Without limiting the generality of Section 5.04(a), Parent shall waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Parent or any of its affiliates in which Company Employees or Union Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Benefit Plan immediately prior to the Effective Time. Parent shall recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Company Employee and Union Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Effective Time.

(f) Without limiting the generality of Section 5.04(a), during the Continuation Period, if Parent or the Acquired Corporation terminates the employment of any Company Employee, Parent shall pay, or shall cause the Acquired Corporation to pay, to such Company Employee severance in an amount equal to the greatest of (i) the severance benefits due under the applicable severance plan, policy or guidelines of Parent, the Acquired Corporation or their respective affiliates then in effect for similarly situated employees of Parent, the Acquired Corporation or their respective affiliates, (ii) the severance benefits that

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would have been due under the applicable severance plan, policy or guidelines of the Company or its Subsidiaries that was applicable to such Company Employee immediately prior to the Effective Time and (iii) the severance benefits due under any individual agreement between the Company and such Company Employee. Without limiting the generality of Section 5.04(a) or Section 5.04(d), the level of severance benefits a terminated Company Employee is entitled to receive pursuant to clauses (i), (ii) and (iii) of the preceding sentence shall be determined by taking into account such employee’s service with the Company and its Subsidiary (and any predecessor to the extent the service with the predecessor is recognized by the Company or Subsidiary) prior to the Effective Time and such employee’s service with Parent, the Acquired Corporation or their respective affiliates on and after the Effective Time.

SECTION 5.05. Indemnification, Exculpation and Insurance. (a) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any person who is or prior to the Effective Time becomes, or has been at any time prior to the date of this Agreement, a director, officer, employee or agent (including as a fiduciary with respect to an employee benefit plan) of the Company, any of its Subsidiaries or any of their respective predecessors (each, an “Indemnified Party”) as provided in the Company Articles of Organization, the Company Bylaws, the organizational documents of any Subsidiary of the Company or any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries (in each case, as in effect on the date hereof or, with respect to any indemnification agreement entered into after the date hereof, to the extent the terms thereof are no more favorable in any material respect to the Indemnified Party that is the beneficiary thereof than the terms of any indemnification agreement included as an exhibit in the Filed SEC Documents) shall survive the Share Exchange and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

(b) Without limiting Section 5.05(a) or any rights of any Indemnified Party pursuant to any indemnification agreement, from and after the Effective Time, in the event of any threatened or actual claim, action, suit, proceeding or investigation (a “Claim”), whether civil, criminal or administrative, based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that the Indemnified Party is or was a director (including in a capacity as a member of any board committee), officer, employee or agent of the Company, any of its Subsidiaries or any of their respective predecessors or (ii) this Agreement or any of the Transactions, whether in any case asserted or arising before or after the Effective Time, Acquired Corporation shall indemnify and hold harmless, as and to the fullest extent permitted by Law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law upon receipt of any undertaking required by applicable Law), judgments, fines and amounts paid in settlement of or in connection with any such threatened or actual Claim. Parent hereby guarantees and shall be jointly and severally liable for any obligation of Acquired Corporation under this Section 5.05(b) as it were its own obligation. None of Parent or the Acquired Corporation shall settle, compromise or consent to the entry of any judgment in any threatened or actual Claim for which indemnification could be sought by an Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Claim or such Indemnified Party otherwise consents in writing to such settlement, compromise or consent. Parent and the Acquired Corporation shall cooperate with an Indemnified Party in the defense of any matter for which such Indemnified Party could seek indemnification hereunder. Parent’s and the Acquired Corporation’s obligations under this Section 5.05(b) shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim.

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(c) The Company may obtain, at or prior to the Effective Time, prepaid (or “tail”) directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time for six years from the Effective Time, covering each Indemnified Party on terms with respect to such coverage and amounts no less favorable than those of such policies in effect on the date of this Agreement; provided, however, that, without the prior written consent of Parent, the Company may not expend therefor in excess of 300% of the amount (the “Annual Amount”) payable by the Company for 12 months of coverage under its existing directors’ and officers’ liability insurance policies. In the event the Company does not obtain such “tail” insurance policies, then, for a period of six years from the Effective Time, Parent shall maintain in effect the Company’s current directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time, covering each Indemnified Party on terms with respect to such coverage and amounts no less favorable than those of such policies in effect on the date of this Agreement; provided, however, that Parent may substitute therefor policies of a reputable and financially sound insurance company containing terms, including with respect to coverage and amounts, no less favorable to any Indemnified Party; provided further, however, that in satisfying their obligation under this Section 5.05(c), Parent shall not be obligated to pay for coverage for any 12-month period aggregate premiums for insurance in excess of 250% of the Annual Amount, it being understood and agreed that Parent shall nevertheless be obligated to provide such coverage as may be obtained for the Annual Amount.

(d) In the event that Parent or the Acquired Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a substantial portion of its properties and other assets to any person, or if Parent dissolves the Acquired Corporation, then, and in each such case, Parent shall cause proper provision to be made so that the applicable successors and assigns or transferees expressly assume the obligations set forth in this Section 5.05.

(e) The provisions of this Section 5.05 are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

SECTION 5.06. Fees and Expenses. (a) Except as provided in Section 5.06(b), all fees and expenses incurred in connection with this Agreement and the Transactions, including the Financing, shall be paid by the party incurring such fees or expenses, whether or not the Transactions are consummated.

(b) In the event that (i) this Agreement is terminated by the Company pursuant to Section 7.01(f) or (ii) (A) after the date of this Agreement, a Takeover Proposal shall have been publicly made to the Company or shall have been made directly to the stockholders of the Company generally or shall have otherwise become publicly known, (B) thereafter, this Agreement is terminated by Parent pursuant to Section 7.01(e) or by Parent or the Company pursuant to Section 7.01(b)(i) (but only if the Stockholders’ Meeting has not been held by the Outside Date) or Section 7.01(b)(iii) and (C) within nine months after such termination, the Company enters into a definitive agreement to consummate or consummates the transactions contemplated by any Takeover Proposal, then the Company shall pay Parent the Company Termination Fee by wire transfer of same-day funds (1) in the case of a payment required by clause (i) above, prior to or concurrently with the date of termination of this Agreement and (2) in the case of a payment required by clause (ii) above, prior to or concurrently with the earlier of the date of entry into a definitive agreement or the date of consummation referred to in clause (ii)(C). For purposes of this Section 5.06(b), the term “Takeover Proposal” shall have the meaning assigned to such term in Section 4.02(b), except that all references to 15% therein shall be deemed to be references to 50%.

(c) The Company acknowledges and agrees that the agreements contained in Section 5.06(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not have entered into this Agreement; accordingly, if the Company fails promptly to pay the amount due pursuant to Section 5.06(b), and, in order to

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obtain such payment, Parent commence a suit that results in a judgment against the Company for the Company Termination Fee, the Company shall pay to Parent their costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Company Termination Fee from the date such payment was required to be made until the date of payment at the prime rate of JPMorgan Chase Bank, N.A. in effect on the date such payment was required to be made.

SECTION 5.07. Public Announcements. Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements or filing with respect to the Transactions and shall not issue any such press release or make any such public statement or other disclosure prior to such consultation and, with respect to any press release or public statement by the Company with respect to the Financing, only after consent by Parent, except as may be required by applicable Law, court process or the rules and regulations of any national securities exchange or national securities quotation system and except to the extent permitted under Section 4.02. The parties agree that the initial press release to be issued with respect to the Transactions shall be in the form heretofore agreed to by the parties.

SECTION 5.08. Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld or delayed).

SECTION 5.09. Financing. (a) Parent and Sub shall use, and shall cause their controlled Affiliates to use, their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable, and to execute and deliver, or cause to be executed and delivered, such instruments and documents as may be required, to arrange the Financing as promptly as reasonably practicable on the terms and subject only to the conditions contained in the Credit Agreement. For the avoidance of doubt and notwithstanding anything to the contrary, each of Parent and Sub acknowledge and agree that its obligation to consummate the Transactions on the terms and subject to the conditions set forth herein is not conditioned upon the availability or consummation of the Financing, the availability of any replacement financing or receipt of the proceeds therefrom. Parent and Sub shall use, and cause their controlled Affiliates to use, their reasonable best efforts (i) to enforce their rights under the Credit Agreement and (ii) to avoid any event or circumstance that impedes or delays Closing, including, in the event that all conditions to the Credit Agreement have been satisfied (or upon funding will be satisfied), to cause the lenders thereunder to fund on the Closing Date the Financing required to consummate the Transactions. If any portion of the Financing becomes unavailable or Parent becomes aware of any event or circumstance that makes any portion of the Financing unavailable, in each case, on the terms and conditions set forth in the Credit Agreement, and such portion is required to consummate the Transactions, Parent shall, as promptly as practicable, use its reasonable best efforts to arrange and obtain alternative financing from alternative financial institutions in an amount sufficient to consummate the Transactions. Parent shall give the Company prompt written notice of any material breach by any party to the Credit Agreement or any condition to the Financing becoming unable to be satisfied, in each case, of which Parent becomes aware, or of any termination of the Credit Agreement. Parent shall keep the Company informed on a reasonably current basis of the status of the Financing.

(b) The Company shall provide, shall cause its Subsidiaries to provide and shall request that its and its Subsidiaries’ Representatives provide, such cooperation in connection with the arrangement of the Financing or any alternative financing to finance in whole or in part the Transaction (including the issue or registered offering of any debt securities) as may be reasonably requested by Parent; provided that none of the Company or any of its Subsidiaries shall be required to pay any fee or enter into any definitive agreement or incur any other liability in connection with the Financing prior to the Effective

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Time; and provided further that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company, its Subsidiaries or any of their respective Representatives in connection with such cooperation. Parent shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses or damages suffered or incurred by them in connection with the arrangement of the Financing and any information utilized in connection therewith. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Financing; provided that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Company or any of it Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries and its or their marks.

SECTION 5.10. Stock Exchange Delisting. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the New York Stock Exchange to enable the delisting by the Company of the Shares from the New York Stock Exchange and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

SECTION 5.11. Section 16 Matters. Prior to the Effective Time, the Company will take all such steps as may be required to cause to be exempt under Rule 16b-3 under the Exchange Act any disposition of Company Common Stock (including derivative securities with respect to Company Common Stock) that is treated as a disposition under such rule and results from the Transactions by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company.

ARTICLE VI

Conditions Precedent

SECTION 6.01. Conditions to Each Party’s Obligation to Effect the Share Exchange. The respective obligation of each party to effect the Share Exchange is subject to the satisfaction or (to the extent permitted by Law) waiver at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. The Stockholder Approval shall have been obtained.

(b) Regulatory Approvals. (i) The waiting period applicable to the consummation of the Transactions under the HSR Act (or any extension thereof) shall have expired or early termination thereof shall have been granted and (ii) if any Merger Control Law is applicable to the Transactions, then the applicable Governmental Entity shall have given all necessary approvals or consents, except for those approvals or consents the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business or results of operations of (i) the Company and its Subsidiaries taken as a whole or (ii) Parent and its Subsidiaries taken as a whole.

(c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any Governmental Entity (collectively, “Restraints”) shall be in effect enjoining or otherwise prohibiting the consummation of the Transactions.

SECTION 6.02. Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Share Exchange are further subject to the satisfaction or (to the extent permitted by Law) waiver at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in Section 3.01(c) (Capital Structure), in the first three sentences of Section 3.01(d) (Authority; Noncontravention) and in Section 3.01(s)

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(State Takeover Statutes), shall be true and correct in all material respects. The representation and warranty set forth in the last sentence of Section 3.01(d) shall be true and correct in all respects. All other representations and warranties of the Company set forth in Section 3.01 of this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by an executive officer thereof to such effects.

(b) Performance of Obligations of the Company. The Company shall have, in all material respects, performed or complied with all material obligations required to be performed or complied with by it under this Agreement by the time of the Closing, and Parent shall have received a certificate signed on behalf of the Company by an executive officer thereof to such effect.

SECTION 6.03. Conditions to Obligation of the Company. The obligation of the Company to effect the Share Exchange is further subject to the satisfaction or (to the extent permitted by Law) waiver at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Sub set forth in the first three sentences of Section 3.02 (b) (Authority; Noncontravention) shall be true and correct in all material respects. All other representations and warranties of Parent and Sub set forth in Section 3.02 of this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Parent Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent by an executive officer thereof to such effects.

(b) Performance of Obligations of Parent and Sub. Parent and Sub shall have, in all material respects, performed or complied with all material obligations required to be performed or complied with by it under this Agreement by the time of the Closing, and the Company shall have received a certificate signed on behalf of Parent by an executive officer thereof to such effect.

SECTION 6.04. Frustration of Closing Conditions. Neither Parent nor Sub may rely on the failure of any condition set forth in Section 6.01 or 6.02 to be satisfied if such failure was caused by the failure of Parent and/or Sub to perform any of its obligations under this Agreement, to act in good faith or to use its reasonable best efforts to consummate the Transactions and the Financing, as required by and subject to Sections 5.03 and 5.09. The Company may not rely on the failure of any condition set forth in Section 6.01 or 6.03 to be satisfied if such failure was caused by its failure to perform any of its obligations under this Agreement, to act in good faith or to use its reasonable best efforts to consummate the Transactions, as required by and subject to Section 5.03.

ARTICLE VII

Termination, Amendment and Waiver

SECTION 7.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Stockholder Approval:

(a) by mutual written consent of Parent and the Company;

MILLIPORE PROXY STATEMENT	A-35

(b) by either of Parent or the Company:

(i) if the Share Exchange shall not have been consummated on or before October 31, 2010 (the “Outside Date”); provided, however, that if on the Outside Date the condition to Closing set forth in Section 6.01(b) shall not have been satisfied but all other conditions to Closing shall be satisfied or shall be capable of being satisfied, then the Outside Date shall be extended to November 30, 2010 if the Company or Parent notifies the other on or prior to October 31, 2010 of its election to extend the Outside Date to November 30, 2010; provided, however, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party if the failure of such party to perform any of its obligations under this Agreement, the failure to act in good faith or the failure to use its reasonable best efforts to consummate the Transactions, including to the extent required by and subject to Sections 5.03 and 5.09, has been a principal cause of or resulted in the failure of the Share Exchange to be consummated on or before such date (it being understood that Parent and Sub shall be deemed a single party for purposes of the foregoing proviso);

(ii) if any Restraint having any of the effects set forth in Section 6.01(c) shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.01(b)(ii) shall have used its reasonable best efforts to prevent the entry of and to remove such Restraint; or

(iii) if the Stockholder Approval shall not have been obtained at the Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(c) by Parent, if the Company shall have breached any of its representations or warranties, or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.02(a) or 6.02(b) and (ii) is incapable of being cured prior to the Outside Date or, if curable by such date, is not cured within the earlier of (A) thirty (30) days after written notice thereof is given by Parent to the Company and (B) the Outside Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(c) if either Parent or Sub is then in material breach of any of its representations, warranties, covenants or agreements hereunder;

(d) by the Company, if Parent or Sub shall have breached any of its representations or warranties, or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.03(a) or 6.03(b) and (ii) is incapable of being cured prior to the Outside Date or, if curable by such date, is not cured within the earlier of (A) thirty (30) days after written notice thereof is given by the Company to Parent and (B) the Outside Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(d) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder;

(e) by Parent, in the event that (i) an Adverse Recommendation Change shall have occurred or (ii) the Company’s Board of Directors shall have failed to reaffirm its recommendation of this Agreement and the Share Exchange within ten (10) business days after receipt of any written request to do so from Parent (which request may only be made following public disclosure of a Takeover Proposal); or

(f) by the Company, in accordance with Section 4.02(e).

SECTION 7.02. Effect of Termination.    In the event of termination of this Agreement as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the provisions of the last sentence of Section 5.02, Section 5.06, this Section 7.02 and Article VIII, which provisions shall survive such termination; provided, however, that nothing herein shall relieve the Com-

A-36	MILLIPORE PROXY STATEMENT

pany, Parent or Sub from liability for any willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

SECTION 7.03. Amendment.    This Agreement may be amended by the parties hereto at any time before or after receipt of the Stockholder Approval; provided, however, that after such approval has been obtained, there shall be made no amendment that by Law requires further approval by the stockholders of the Company without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

SECTION 7.04. Extension; Waiver.    The conditions to each of the parties’ obligations to consummate the Share Exchange are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws. At any time prior to the Effective Time, (a) the parties may mutually extend the time for the performance of any of the obligations or other acts of the other parties, (b) to the extent permitted by Law, any inaccuracies in any representations and warranties contained herein or in any document delivered pursuant hereto may be waived by the party benefiting from such representation or warranty or (c) subject to the proviso to the first sentence of Section 7.03 and to the extent permitted by Law, compliance with any of the agreements or conditions contained herein may be waived by the party benefiting from such compliance. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE VIII

General Provisions

SECTION 8.01. Nonsurvival of Representations and Warranties.    None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section  8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 8.02. Notices.    Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, faxed (with confirmation) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent or Sub, to:

Merck KGaA

Frankfurter Strasse 250

64293 Darmstadt

Germany

Fax no.: +49 - 615 - 72-91 24 24

Attention: François Naef

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Fax No.: (212)735-2000

Attention: Peter A. Atkins, Esq.

                    Hilary S. Foulkes, Esq.

MILLIPORE PROXY STATEMENT	A-37

if to the Company, to:

Millipore Corporation

290 Concord Road

Billerica, Massachusetts 01821

Fax No.: (978) 715-1382

Attention: General Counsel

with a copy to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, New York 10019

Fax No.: (212) 474-3700

Attention:  Robert I. Townsend, III, Esq.

                     George E. Zobitz, Esq.

and a copy to:

Ropes & Gray LLP

One International Place

Boston, MA 02110

Fax No.: (617) 951-7050

Attention:  David B. Walek, Esq.

                     Craig E. Marcus, Esq.

SECTION 8.03. Definitions.    For purposes of this Agreement:

(a) an “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

(b) “business day” means any day other than a day on which banks are required or authorized to be closed in the City of New York, NY, U.S.A., Frankfurt am Main, Germany, or Luxembourg, Luxembourg, or the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (as launched on 19 November 2007) is not open for the settlement of payments in Euro;

(c) “Company Disclosure Letter” means the letter dated as of the date of this Agreement delivered by the Company to Parent and Sub;

(d) “Company Termination Fee” means $230.0 million;

(e) “Knowledge” means (i) with respect to the Company, the actual knowledge of any of the persons set forth in Section 8.03(e) of the Company Disclosure Letter and (ii) with respect to Parent or Sub, the actual knowledge of any member of the Executive Board of Parent or any of the officers of Sub;

(f) “Material Adverse Effect” means any change, effect, event, occurrence or state of facts that is materially adverse to the business, financial condition, results of operations, properties, assets or liabilities of the Company and its Subsidiaries, taken as a whole, other than any change, effect, event, occurrence or state of facts relating to (i) the economy in general,

A-38	MILLIPORE PROXY STATEMENT

(ii) the economic, business, financial, technological or regulatory environment generally affecting the industries in which the Company operates, including the effects of the current economic environment, (iii) changes in Law or applicable accounting regulations or principles or interpretations thereof, (iv) any change in the Company’s stock price or trading volume or any failure, in and of itself, by the Company to meet published revenue or earnings projections (it being understood that the underlying causes of such failure shall not be excluded by this clause (iv)), (v) an act of terrorism or an outbreak or escalation of hostilities or war (whether or not declared) or any natural disasters or any national or international calamity or crisis, (vi) the announcement or pendency of this Agreement or the Transactions or the consummation of the Transactions or (vii) actions (or omissions) of the Company and its Subsidiaries taken (or not taken) with the consent of Parent; provided, however, that changes, effects, events, occurrences and facts referred to in clauses (i), (ii), (iii) and (v) above shall be considered for purposes of determining whether there has been or would reasonably be expected to be a Material Adverse Effect if and to the extent such change, effect, event, occurrence or fact has had or would reasonably be expected to have a disproportionate adverse effect on the Company and its Subsidiaries, as compared to other companies operating the industries in which the Company and its Subsidiaries operate;

(g) “Parent Material Adverse Effect” means any change, effect, event, occurrence or state of facts that prevents or materially impedes, interferes with, hinders or delays the consummation by Parent or Sub of the Share Exchange or any of the other Transactions;

(h) “Permitted Liens” mean (i) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, (ii) Liens for taxes, assessments and other governmental charges and levies that are not due and payable for which appropriate reserves have been established or which are being contested in good faith by appropriate proceedings, (iii) Liens affecting the interest of the grantor of any easements benefiting real property owned by the Company or any of its Subsidiaries, (iv) Liens (other than liens securing indebtedness for borrowed money), defects or irregularities in title, easements, rights-of-way, covenants, restrictions, and other, similar matters that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets to which they relate in the business of the Company and its Subsidiaries and (v) zoning, building and other similar codes and regulations.

(i) “person” means, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity (each, a “Legal Entity”) or a natural person;

(j) “Representative” means, with respect to any person, the directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives of such person;

(k) a “Subsidiary” of any person means another person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first person; and

(l) “Transactions” means the transactions contemplated by this Agreement, including the Share Exchange but not the Financing.

SECTION 8.04. Interpretation.    When a reference is made in this Agreement to an Article, a Section or Exhibit, such reference shall be to an Article or a Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and

MILLIPORE PROXY STATEMENT	A-39

words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” when used in this Agreement is not exclusive. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein (except with respect to any agreement or instrument disclosed in the Company Disclosure Letter and the Filed SEC Documents) means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

SECTION 8.05. Consents and Approvals.    For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing.

SECTION 8.06. Counterparts.    This Agreement may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 8.07. Entire Agreement; Third-Party Beneficiaries.    This Agreement and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Confidentiality Agreement; provided that the Confidentiality Agreement shall survive the execution and delivery of this Agreement, and (b) except for the provisions of Article II and Section 5.05, are not intended to confer upon any person other than the parties any legal or equitable rights or remedies.

SECTION 8.08. GOVERNING LAW.    THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE COMMONWEALTH OF MASSACHUSETTS, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

SECTION 8.09. Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 8.10. Specific Enforcement; Consent to Jurisdiction.    The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including any obligation to consummate the Share Exchange on the terms and subject to the conditions of this Agreement, in any court of the Commonwealth of Massachusetts or any Federal court sitting in the Commonwealth of Massachusetts, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the courts of the Commonwealth of Massachusetts and any Federal court sitting in the Commonwealth of Massachusetts in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny

A-40	MILLIPORE PROXY STATEMENT

or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the courts of the Commonwealth of Massachusetts or any Federal court sitting in the Commonwealth of Massachusetts.

SECTION 8.11. Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

MERCK KGaA,

by	/s/ Dr. Michael Becker
Name: Dr. Michael Becker
Title: Member of the Executive Board

by	/s/ Uta Kemmerich-Keil
Name: Uta Kemmerich-Keil
Title: Authorized Signatory

CONCORD INVESTMENTS CORP.,

by	/s/ Andreas Stickler
Name: Andreas Stickler
Title: Officer

MILLIPORE CORPORATION

by	/s/ Martin D. Madaus
Name: Martin D. Madaus
Title: President & CEO Millipore

MILLIPORE PROXY STATEMENT	A-41

ANNEX I

Index of Defined Terms

Term

Acquired Corporation	Section 1.01

Acquired Corporation Incentive Plans	Section 5.04(c)

Acquired Corporation Plans	Section 5.04(a)

Acquisition Agreement	Section 4.02(e)

Action	Section 3.01(i)

Adverse Recommendation Change	Section 4.02(e)

Affiliate	Section 8.03(a)

Agreement	Preamble

Annual Amount	Section 5.05(c)

Appraisal Shares	Section 2.01(c)

Articles of Share Exchange	Section 1.03

Authorizations	Section 3.01(k)

Bidder	Section 4.02(a)

Burdensome Condition	Section 5.03(b)

business day	Section 8.03(b)

Certificate	Section 2.01(b)

Claim	Section 5.05(b)

Closing	Section 1.02

Closing Date	Section 1.02

Code	Section 2.02(h)

Company	Preamble

Company Articles of Organization	Section 1.05(a)

Company Benefit Agreement	Section 3.01(m)(ix)

Company Benefit Plan	Section 3.01(m)(ix)

Company Bylaws	Section 1.05(b)

Company Common Stock	Recitals

Company Disclosure Letter	Section 8.03(c)

Company Employee	Section 5.04(a)

Company Equity Awards	Section 3.01(c)

Company Foreign Benefit Plan	Section 3.01(m)(i)

Company 401 (k) Plan	Section 3.01(c)

Company Labor Agreements	Section 3.01(l)

Company Pension Plan	Section 3.01(m)(i)

Company Performance RSU Awards	Section 3.01(c)

Company RSU Awards	Section 3.01(c)

Company Stock Equivalents	Section 3.01(c)

Company Stock Options	Section 3.01(c)

Company Stock Plan	Section 3.01(c)

Company Termination Fee	Section 8.03(d)

Confidentiality Agreement	Section 5.02

Continuation Period	Section 5.04(a)

Contract	Section 3.01(d)

A-42	MILLIPORE PROXY STATEMENT

Term

Convertible Notes	Section 3.01(c)

Credit Agreement	Section 3.02(d)

Director Deferral Agreements	Section 3.01(c)

Director Stock Equivalent Amounts	Section 2.03(b)

Director Stock Equivalents	Section 2.03(b)

Dissenting Shareholders	Section 2.01(c)

Effective Time	Section 1.03

Environmental Claims	Section 3.01(p)(ii)

Environmental Law	Section 3.01(p)(ii)

ERISA	Section 3.01(m)(i)

ERISA Affiliate	Section 3.01(m)(vi)

Equity Award Amount	Section 2.03(a)

Equity Award Amounts	Section 2.03(a)

Exchange Act	Section 3.01(d)

Exchange Fund	Section 2.02(a)

Executive Performance RSU Amount	Section 2.03(a)(iii)

Executive Vested Performance RSU Shares	Section 2.03(a)(iii)

Filed SEC Documents	Section 3.01

Financing	Section 3.02(d)

GAAP	Section 3.01(e)

Governmental Antitrust Authority	Section 5.03(c)

Governmental Entity	Section 3.01(d)

Hazardous Materials	Section 3.01(p)(ii)

HSR Act	Section 3.01(d)

Indebtedness	Section 4.01(a)(ix)

Indemnified Party	Section 5.05(a)

Intellectual Property	Section 3.01(o)(iv)

Irish Share Scheme	Section 2.03(b)

Judgment	Section 3.01(d)

Knowledge	Section 8.03(e)

Law	Section 3.01(d)

Legal Entity	Section 8.03(i)

Liens	Section 3.01(b)

Material Adverse Effect	Section 8.03(f)

Material Intellectual Property	Section 3.01(h)(vii)

MBCA	Recitals

Merger Control Laws	Section 3.01(d)

Non-Executive Performance RSU Amount	Section 2.03(a)(ii)

Non-Executive Vested Performance RSU Shares	Section 2.03(a)(ii)

Notice of Adverse Recommendation	Section 4.02(e)

Notice of Superior Proposal	Section 4.02(e)

Notice Period	Section 4.02(e)

Option Amount	Section 2.03(a)(i)

Outside Date	Section 7.01(b)(i)

Parent	Preamble

Parent Material Adverse Effect	Section 8.03(g)

MILLIPORE PROXY STATEMENT	A-43

Term

Paying Agency Agreement	Section 2.02(a)

Paying Agent	Section 2.02(a)

PBGC	Section 3.01(m)(vi)

Permitted Liens	Section 8.03(h)

person	Section 8.03(i)

Proxy Statement	Section 3.01(d)

Release	Section 3.01(p)(ii)

Representative	Section 8.03(j)

Restraints	Section 6.01(c)

RSU Amount	Section 2.03(a)(ii)

SEC	Section 3.01

SEC Documents	Section 3.01(e)

Securities Act	Section 3.01(e)

Share Exchange	Recitals

Share Exchange Consideration	Section 2.01(b)

Specified Contract	Section 3.01(j)

Specified Deferred Compensation Plans	Section 3.01(c)

Stock Equivalent Amount	Section 2.03(b)

Stockholder Approval	Section 3.01(r)

Stockholders’ Meeting	Section 5.01(b)

Sub	Preamble

Subsidiary	Section 8.03(k)

Superior Proposal	Section 4.02(c)

Supplemental Plan	Section 3.01(c)

Supplemental Plan Stock Equivalent Amounts	Section 2.03(b)

Supplemental Plan Stock Equivalents	Section 2.03(b)

Takeover Proposal	Section 4.02(c)

tax return	Section 3.01(n)(viii)

taxes	Section 3.01(n)(viii)

Technology	Section 3.01(o)(v)

Title IV Plan	Section 3.01(m)(vi)

Transactions	Section 8.03(l)

Union Employee	Section 5.04(a)

Vested Executive Performance RSU Shares	Section 2.03(a)(iii)

Vested Non-Executive Performance RSU Shares	Section 2.03(a)(ii)

Voting Company Debt	Section 3.01(c)

A-44	MILLIPORE PROXY STATEMENT

Annex B

PERSONAL AND CONFIDENTIAL

February 28, 2010

Board of Directors

Millipore Corporation

290 Concord Road

Billerica, MA 01821

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $1.00 per share (the “Shares”), of Millipore Corporation (the “Company”) of the $107.00 per Share in cash to be paid to such holders pursuant to the Agreement and Plan of Share Exchange, dated as of February 28, 2010 (the “Agreement”), by and among Merck KGaA (“Merck”), Concord Investments Corp., a wholly owned subsidiary of Merck, and the Company.

Goldman, Sachs & Co. and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman, Sachs & Co. and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of third parties, the Company, Merck and any of their respective affiliates or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”) for their own account and for the accounts of their customers. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive a fee for our services in connection with the Transaction, all of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. In addition, we have provided certain investment banking and other financial services to the Company and its affiliates from time to time for which our investment banking division has received, and may receive, compensation. We also have provided certain investment banking and other financial services to Merck and its affiliates from time to time for which our investment banking division has received, and may receive, compensation. We also may provide investment banking and other financial services to the Company and Merck and their respective affiliates in the future for which our investment banking division may receive compensation.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended December 31, 2009; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Company (the “Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar

MILLIPORE PROXY STATEMENT	B-1

information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the life sciences industry specifically and in other industries generally; and performed such other studies and analyses and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by us, and we do not assume any responsibility for any such information. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We also have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company. This opinion only addresses the fairness from a financial point of view, as of the date hereof, of the $107.00 per Share in cash to be paid to the holders of Shares pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction including, without limitation, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons in connection with the Transaction, whether relative to the $107.00 per Share in cash to be paid to the holders of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or Merck or the ability of the Company or Merck to pay its obligations when they come due. Our opinion does not address any legal, regulatory, tax or accounting matters. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $107.00 per Share in cash to be paid to the holders of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ Goldman, Sachs & Co.

B-2	MILLIPORE PROXY STATEMENT

Annex C

ANNOTATED LAWS OF MASSACHUSETTS

MASSACHUSETTS BUSINESS CORPORATION ACT

Part 13

SUBDIVISION A. RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

Section 13.01. Definitions.

In this PART the following words shall have the following meanings unless the context requires otherwise:

“Affiliate”, any person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control of or with another person.

“Beneficial shareholder”, the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

“Corporation”, the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in sections 13.22 to 13.31, inclusive, includes the surviving entity in a merger.

“Fair value”, with respect to shares being appraised, the value of the shares immediately before the effective date of the corporate action to which the shareholder demanding appraisal objects, excluding any element of value arising from the expectation or accomplishment of the proposed corporate action unless exclusion would be inequitable.

“Interest”, interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

“Marketable securities”, securities held of record by, or by financial intermediaries or depositories on behalf of, at least 1,000 persons and which were

(a)	listed on a national securities exchange,

(b)	designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers, Inc., or

(c)	listed on a regional securities exchange or traded in an interdealer quotation system or other trading system and had at least 250,000 outstanding shares, exclusive of shares held by officers, directors and affiliates, which have a market value of at least $5,000,000.

“Officer”, the chief executive officer, president, chief operating officer, chief financial officer, and any vice president in charge of a principal business unit or function of the issuer.

“Person”, any individual, corporation, partnership, unincorporated association or other entity.

“Record shareholder”, the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

“Shareholder”, the record shareholder or the beneficial shareholder.

Section 13.02. Right to Appraisal.

(a)	A shareholder is entitled to appraisal rights, and obtain payment of the fair value of his shares in the event of, any of the following corporate or other actions:

(1)

consummation of a plan of merger to which the corporation is a party if shareholder approval is required for the merger by section 11.04 or the articles of organization or if the corporation is a subsidiary that is merged

MILLIPORE PROXY STATEMENT	C-1

with its parent under section 11.05, unless, in either case, (A) all shareholders are to receive only cash for their shares in amounts equal to what they would receive upon a dissolution of the corporation or, in the case of shareholders already holding marketable securities in the merging corporation, only marketable securities of the surviving corporation and/or cash and (B) no director, officer or controlling shareholder has a direct or indirect material financial interest in the merger other than in his capacity as (i) a shareholder of the corporation, (ii) a director, officer, employee or consultant of either the merging or the surviving corporation or of any affiliate of the surviving corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation in the aggregate;

(2)	consummation of a plan of share exchange in which his shares are included unless: (A) both his existing shares and the shares, obligations or other securities to be acquired are marketable securities; and (B) no director, officer or controlling shareholder has a direct or indirect material financial interest in the share exchange other than in his capacity as (i) a shareholder of the corporation whose shares are to be exchanged, (ii) a director, officer, employee or consultant of either the corporation whose shares are to be exchanged or the acquiring corporation or of any affiliate of the acquiring corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation whose shares are to be exchanged in the aggregate;

(3)	consummation of a sale or exchange of all, or substantially all, of the property of the corporation if the sale or exchange is subject to section 12.02, or a sale or exchange of all, or substantially all, of the property of a corporation in dissolution, unless:

(i)	his shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for his shares; or

(ii)	the sale or exchange is pursuant to court order; or

(iii)	in the case of a sale or exchange of all or substantially all the property of the corporation subject to section 12.02, approval of shareholders for the sale or exchange is conditioned upon the dissolution of the corporation and the distribution in cash or, if his shares are marketable securities, in marketable securities and/or cash, of substantially all of its net assets, in excess of a reasonable amount reserved to meet unknown claims under section 14.07, to the shareholders in accordance with their respective interests within one year after the sale or exchange and no director, officer or controlling shareholder has a direct or indirect material financial interest in the sale or exchange other than in his capacity as (i) a shareholder of the corporation, (ii) a director, officer, employee or consultant of either the corporation or the acquiring corporation or of any affiliate of the acquiring corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation in the aggregate;

(4)	an amendment of the articles of organization that materially and adversely affects rights in respect of a shareholder’s shares because it:

(i)	creates, alters or abolishes the stated rights or preferences of the shares with respect to distributions or to dissolution, including making non-cumulative in whole or in part a dividend theretofore stated as cumulative;

C-2	MILLIPORE PROXY STATEMENT

(ii)	creates, alters or abolishes a stated right in respect of conversion or redemption, including any provision relating to any. sinking fund or purchase, of the shares;

(iii)	alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(iv)	excludes or limits the right of the holder of the shares to vote on any matter, or to cumulate votes, except as such right may be limited by voting rights given to new shares then being authorized of an existing or new class; or

(v)	reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under section 6.04;

(5)	an amendment of the articles of organization or of the bylaws or the entering into by the corporation of any agreement to which the shareholder is not a party that adds restrictions on the transfer or registration or any outstanding shares held by the shareholder or amends any pre-existing restrictions on the transfer or registration of his shares in a manner which is materially adverse to the ability of the shareholder to transfer his shares;

(6)	any corporate action taken pursuant to a shareholder vote to the extent the articles of organization, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to appraisal;

(7)	consummation of a conversion of the corporation to nonprofit status pursuant to subdivision B of PART 9; or

(8)	consummation of a conversion of the corporation into a form of other entity pursuant to subdivision D of PART 9.

(b)	Except as otherwise provided in subsection (a) of section 13.03, in the event of corporate action specified in clauses (1), (2), (3), (7) or (8) of subsection (a), a shareholder may assert appraisal rights only if he seeks them with respect to all of his shares of whatever class or series.

(c)	Except as otherwise provided in subsection (a) of section 13.03, in the event of an amendment to the articles of organization specified in clause (4) of subsection (a) or in the event of an amendment of the articles of organization or the bylaws or an agreement to which the shareholder is not a party specified in clause (5) of subsection (a), a shareholder may assert appraisal rights with respect to those shares adversely affected by the amendment or agreement only if he seeks them as to all of such shares and, in the case of an amendment to the articles of organization or the bylaws, has not voted any of his shares of any class or series in favor of the proposed amendment.

(d)	The shareholder’s right to obtain payment of the fair value of his shares shall terminate upon the occurrence of any of the following events:

(i)	the proposed action is abandoned or rescinded; or

(ii)	a court having jurisdiction permanently enjoins or sets aside the action; or

(iii)	the shareholder’s demand for payment is withdrawn with the written consent of the corporation.

(e)	A shareholder entitled to appraisal rights under this chapter may not challenge the action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

MILLIPORE PROXY STATEMENT	C-3

Section 13.03. Assertion of Rights by Nominees and Beneficial Owners.

(a)	A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

(b)	A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

(1)	submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in subclause (ii) of clause (2) of subsection (b) of section 13.22; and

(2)	does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

SUBDIVISION B. PROCEDURE FOR EXERCISE OF APPRAISAL RIGHTS

Section 13.20. Notice of Appraisal Rights.

(a)	If proposed corporate action described in subsection (a) of section 13.02 is to be submitted to a vote at a shareholders’ meeting or through the solicitation of written consents, the meeting notice or solicitation of consents shall state that the corporation has concluded that shareholders are, are not or may be entitled to assert appraisal rights under this chapter and refer to the necessity of the shareholder delivering, before the vote is taken, written notice of his intent to demand payment and to the requirement that he not vote his shares in favor of the proposed action. If the corporation concludes that appraisal rights are or may be available, a copy of this chapter shall accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(b)	In a merger pursuant to section 11.05, the parent corporation shall notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice shall be sent within 10 days after the corporate action became effective and include the materials described in section 13.22.

Section 13.21. Notice of Intent to Demand Payment.

(a)	If proposed corporate action requiring appraisal rights under section 13.09 is submitted to vote at a shareholders’ meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(1)	shall deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment if the proposed action is effectuated; and

(2)	shall not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

(b)	A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment under this chapter.

C-4	MILLIPORE PROXY STATEMENT

Section 13.22. Appraisal Notice and Form.

(a)	If proposed corporate action requiring appraisal rights under subsection (a) of section 13.02 becomes effective, the corporation shall deliver a written appraisal notice and form required by clause (1) of subsection (b) to all shareholders who satisfied the requirements of section 13.21 or, if the action was taken by written consent, did not consent. In the case of a merger under section 11.05, the parent shall deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(b)	The appraisal notice shall be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:

(1)	supply a form that specifies the date of the first announcement to shareholders of the principal terms of the proposed corporate action and requires the shareholder asserting appraisal rights to certify (A) whether or not beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date and (B) that the shareholder did not vote for the transaction;

(2)	state:

(i)	where the form shall be sent and where certificates for certificated shares shall be deposited and the date by which those certificates shall be deposited, which date may not be earlier than the date for receiving the required form under subclause (ii);

(ii)	a date by which the corporation shall receive the form which date may not be fewer than 40 nor more than 60 days after the date the subsection (a) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date;

(iii)	the corporation’s estimate of the fair value of the shares;

(iv)	that, if requested in writing, the corporation will provide, to the shareholder so requesting, within 10 days after the date specified in clause (ii) the number of shareholders who return the forms by the specified date and the total number of shares owned by them; and

(v)	the date by which the notice to withdraw under section 13.23 shall be received, which date shall be within 20 days after the date specified in subclause (ii) of this subsection; and

(3)	be accompanied by a copy of this chapter.

Section 13.23. Perfection of Rights; Right to Withdraw.

(a)	A shareholder who receives notice pursuant to section 13.22 and who wishes to exercise appraisal rights shall certify on the form sent by the corporation whether the beneficial owner of the shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to clause (1) of subsection (b) of section 13.22. If a shareholder fails to make this certification, the corporation may elect to treat the shareholder’s shares as after–acquired shares under section 13.25. In addition, a shareholder who wishes to exercise appraisal rights shall execute and return the form and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to subclause (ii) of clause (2) of subsection (b) of section 13.22. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to said subsection (b).

MILLIPORE PROXY STATEMENT	C-5

(b)	A shareholder who has complied with subsection (a) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to subclause (v) of clause (2) of subsection (b) of section 13.22. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

(c)	A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates where required, each by the date set forth in the notice described in subsection (b) of section 13.22, shall not be entitled to under this chapter.

Section 13.24. Payment.

(a)	Except as provided in section 13.25, within 30 days after the form required by subclause (ii) of clause (2) of subsection (b) of section 13.22 is due, the corporation shall pay in cash to those shareholders who complied with subsection (a) of section 13.23 the amount the corporation estimates to be the fair value of their shares, plus interest.

(b)	The payment to each shareholder pursuant to subsection (a) shall be accompanied by:

(1)	financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2)	a statement of the corporation’s estimate of the fair value of the shares, which estimate shall equal or exceed the corporation’s estimate given pursuant to subclause (iii) of clause (2) of subsection (b) of section 13.22; and

(3)	a statement that shareholders described in subsection (a) have the right to demand further payment under section 13.26 and that if any such shareholder does not do so within the time period specified therein, such shareholder shall be deemed to have accepted the payment in full satisfaction of the corporation’s obligations under this chapter.

Section 13.25. After-Acquired Shares.

(a)	A corporation may elect to withhold payment required by section 13.24 from any shareholder who did not certify that beneficial ownership of all of the shareholder’s shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to clause (1) subsection (b) of section 13.22.

(b)	If the corporation elected to withhold payment under subsection (a) it must, within 30 days after the form required by subclause (ii) of clause (2) of subsection (b) of section 13.22 is due, notify all shareholders who are described in subsection (a):

(1)	of the information required by clause (1) of subsection (b) of section 13.24:

(2)	of the corporation’s estimate of fair value pursuant to clause (2) of subsection (b) of said section 13.24;

(3)	that they may accept the corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under section 13.26;

(4)	that those shareholders who wish to accept the offer shall so notify the corporation of their acceptance of the corporation’s offer within 30 days after receiving the offer; and

C-6	MILLIPORE PROXY STATEMENT

(5)	that those shareholders who do not satisfy the requirements for demanding appraisal under section 13.26 shall be deemed to have accepted the corporation’s offer.

(c)	Within 10 days after receiving the shareholder’s acceptance pursuant to subsection (b), the corporation shall pay in cash the amount it offered under clause (2) of subsection (b) to each shareholder who agreed to accept the corporation’s offer in full satisfaction of the shareholder’s demand.

(d)	Within 40 days after sending the notice described in subsection (b), the corporation must pay in cash the amount if offered to pay under clause (2) of subsection (b) to each shareholder deserved in clause (5) of subsection (b).

Section 13.26. Procedure if Shareholder Dissatisfied With Payment or Offer.

(a)	A shareholder paid pursuant to section 13.24 who is dissatisfied with the amount of the payment shall notify the corporation in writing of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest, less any payment under section 13.24. A shareholder offered payment under section 13.25 who is dissatisfied with that offer shall reject the offer and demand payment of the shareholder’s stated estimate of the fair value of the shares plus interest.

(b)	A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (a) within 30 days after receiving the corporation’s payment or offer of payment under section 13.24 or section 13.25, respectively, waives the right to demand payment under this section and shall be entitled only to the payment made or offered pursuant to those respective sections.

SUBDIVISION C. JUDICIAL APPRAISAL OF SHARES

Section 13.27. Court Action.

(a)	If a shareholder makes demand for payment under section 13.26 which remains unsettled, the corporation shall commence an equitable proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to section 13.26 plus interest.

(b)	The corporation shall commence the proceeding in the appropriate court of the county where the corporation’s principal office, or, if none, its registered office, in the commonwealth is located. If the corporation is a foreign corporation without a registered office in the commonwealth, it shall commence the proceeding in the county in the commonwealth where the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

(c)	The corporation shall make all shareholders, whether or not residents of the commonwealth, whose demands remain unsettled parties to the proceeding as an action against their shares, and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law or otherwise as ordered by the court.

(d)	The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint 1 or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings.

MILLIPORE PROXY STATEMENT	C-7

(e)	Each shareholder made a party to the proceeding is entitled to judgment (i) for the amount, if any, by which the court finds the fair value of the shareholder’s shares, plus interest, exceeds the amount paid by the corporation to the shareholder for such shares or (ii) for the fair value, plus interest, of the shareholder’s shares for which the corporation elected to withhold payment under section 13.25.

Section 13.28. Court Costs and Counsel Fees.

(a)	The court in an appraisal proceeding commenced under section 13.30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess cost against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(b)	The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1)	against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of sections 13.20, 13.22, 13.24 or 13.25; or

(2)	against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c)	If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

(d)	To the extent the corporation fails to make a required payment pursuant to sections 13.24, 13.25, or 13.26, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

C-8	MILLIPORE PROXY STATEMENT

Annex D

FORM OF PROXY CARD MILLIPORE CORPORATION SPECIAL MEETING OF SHAREHOLDERS - JUNE 3, 2010 This proxy card is solicited on behalf of the Board of Directors

The undersigned, revoking any proxy previously given, hereby appoints MARTIN D. MADAUS, CHARLES F. WAGNER, JR. AND JEFFREY RUDIN, and each of them, proxies for the undersigned, with full power of substitution, to vote as specified on the reverse side, all shares of common stock of Millipore Corporation (the “Company”) held by the undersigned, with the same force and effect as the undersigned would be entitled to vote if personally present at the special meeting of shareholders of the Company, to be held at 290 Concord Road, Billerica, Massachusetts 01821 on Thursday, June 3, 2010, at 10:00 a.m. local time, and at any adjournment or postponement thereof. In their discretion, the proxies are authorized to vote upon such other business as is properly brought before the meeting.

If you are a participant in the Company’s 401(k) plan, known as the Millipore Corporation Employees’ Participation and Savings Plan, you may receive more than one proxy card as a result of your participation in such plan. The proxy card will serve as the voting instruction form to the plan trustees. If you receive more than one proxy card as a result of your participation in such plan, please execute all proxy cards you receive (or vote by telephone or via the Internet) as directed herein to provide voting instructions for all of your shares, including those allocated to your account in such plan. The trustees of the Company’s 401(k) plan will not be able to vote shares for which they have not received instructions by 11:59 p.m. Eastern Time on June 1, 2010. Shares held through the Company’s 401(k) plan may not be voted in person at the special meeting.

This proxy card, when properly executed, will be voted in the manner directed herein and in the discretion of the proxies as to any other business that may properly come before the meeting. If no voting directions are made, this proxy card will be voted FOR Proposal 1 and FOR Proposal 2.

(Continued and to be signed on reverse side)

MILLIPORE CORPORATION 290 CONCORD ROAD BILLERICA, MA 01821-7037

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 2, 2010. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via

e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 2, 2010. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # g
NAME

THE COMPANY NAME INC. - COMMON

THE COMPANY NAME INC. - CLASS A

THE COMPANY NAME INC. - CLASS B

THE COMPANY NAME INC. - CLASS C

THE COMPANY NAME INC. - CLASS D

THE COMPANY NAME INC. - CLASS E

THE COMPANY NAME INC. - CLASS F

THE COMPANY NAME INC. - 401 K

	SHARES	123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	PAGE 1 OF 2

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following proposal(s):		For	Against	Abstain
1.

Approve the Agreement and Plan of Share Exchange, dated as of February 28, 2010 (the “exchange agreement”), by and among Millipore Corporation, Merck KGaA and Concord Investments Corp., pursuant to which each outstanding share of Millipore Corporation’s common stock will be transferred by operation of law to Concord Investments Corp. in exchange for the right to receive $107.00 per share in cash, without interest.

		☐	☐	☐
2.	Approve the adjournment or postponement of the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in favor of the approval of the exchange agreement.	☐	☐	☐
NOTE: To consider and vote, in accordance with their discretion, such other matters as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1

SHARES CUSIP # SEQUENCE #
Signature [PLEASE SIGN WITHIN BOX]	Date	JOB # Signature (Joint Owners)	Date